    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 1997


                                                      REGISTRATION NO. 333-14027
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                                AMENDMENT NO. 4

                                       TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------

                                   SEEC, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

         PENNSYLVANIA                       7372                        55-0686906
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)

                              5001 BAUM BOULEVARD
                         PITTSBURGH, PENNSYLVANIA 15213
                                 (412) 682-4991
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------

                                 RAVINDRA KOKA
                                   PRESIDENT
                                   SEEC, INC.
                              5001 BAUM BOULEVARD
                         PITTSBURGH, PENNSYLVANIA 15213
                                 (412) 682-4991
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ------------------

                                   Copies to:

           DANIEL L. WESSELS, ESQ.                       JEFFREY P. SOMERS, ESQ.
            COHEN & GRIGSBY, P.C.                 MORSE, BARNES-BROWN & PENDLETON, P.C.
                2900 CNG TOWER                               RESERVOIR PLACE
              625 LIBERTY AVENUE                            1601 TRAPELO ROAD
        PITTSBURGH, PENNSYLVANIA 15222                 WALTHAM, MASSACHUSETTS 02154
                (412) 394-4900                                (617) 622-5930

                               ------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                               ------------------


                        CALCULATION OF REGISTRATION FEE

================================================================================================
                                   AMOUNT       PROPOSED MAXIMUM  PROPOSED MAXIMUM   AMOUNT OF
   TITLE OF EACH CLASS OF          TO BE         OFFERING PRICE      AGGREGATE     REGISTRATION
 SECURITIES TO BE REGISTERED   REGISTERED(1)      PER SHARE(2)   OFFERING PRICE(2)      FEE
------------------------------------------------------------------------------------------------
Common stock, par value
  $.01 per share.............  2,070,000 shares       $7.50         $15,525,000    $4,704.55(3)
================================================================================================




(1) Includes 270,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any.



(2) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(a).



(3) $3,920.45 was previously paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                                1,800,000 SHARES


                                      LOGO

                                  COMMON STOCK


     The 1,800,000 shares of common stock, par value $.01 per share (the "Common Stock"), offered hereby are being issued and sold by SEEC, Inc. (the "Company" or "SEEC"). Prior to the offering contemplated hereby (the "Offering"), there has been no public market for the Common Stock of SEEC. For a discussion of the factors considered in determining the initial public offering price for the Common Stock, see "Underwriting." The Common Stock has been approved for quotation on the Nasdaq Small-Cap Market under the symbol "SEEC."


   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                         FACTORS" BEGINNING ON PAGE 6.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                                    PRICE          UNDERWRITING      PROCEEDS TO
                                                  TO PUBLIC        DISCOUNT(1)        COMPANY(2)
---------------------------------------------------------------------------------------------------
Per Share....................................       $7.25              $.54             $6.71
---------------------------------------------------------------------------------------------------
Total(3).....................................    $13,050,000         $972,000        $12,078,000
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------



(1) Excludes a non-accountable expense allowance equal to two and one-half percent (2.5%) of the total proceeds from the sale of the common stock ($.18 per share) payable to H.C. Wainwright & Co., Inc., and Cruttenden Roth Incorporated, the representatives of the Underwriters (the "Representatives"), and the value of warrants to be issued to the Representatives to purchase the number of shares of Common Stock equal to ten percent (10%) of the number of shares being offered hereby at an exercise price of $8.70 per share (the "Representatives' Warrants"). The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."



(2) Before deducting expenses of the Offering estimated to be $780,000, including the Representatives' non-accountable expense allowance.



(3) The Company has granted the Underwriters a 30-day option to purchase up to 270,000 additional shares of its Common Stock at the Price to Public, less the Underwriting Discount shown above, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $15,007,500, $1,117,800 and $13,889,700, respectively. See "Underwriting."


                            ------------------------


     The shares of Common Stock are offered severally by the Underwriters named herein, when, as and if received and accepted by them, subject to their right to reject orders in whole or in part and subject to other conditions. It is expected that delivery of the certificates for the shares of Common Stock will be made against payment therefor at the offices of H.C. Wainwright & Co., Inc. in Boston, Massachusetts on or about January 27, 1997.


                            ------------------------

H.C. WAINWRIGHT & CO., INC.                                      CRUTTENDEN ROTH
                                                           INCORPORATED


                THE DATE OF THIS PROSPECTUS IS JANUARY 22, 1997.

                 SEEC PROVIDES PC-BASED SOFTWARE ANALYSIS TOOLS
              TO ENABLE CUSTOMERS TO MAINTAIN AND REDEVELOP LEGACY
                   COBOL APPLICATIONS AND RELATED DATABASES.


A diagram describing SEEC's products and illustrating their use on a PC/LAN to maintain and redevelop COBOL applications which are downloaded from a mainframe to a LAN Server.


     SEEC, COBOL ANALYST(TM), COBOL ANALYST 2000(TM), SMART CHANGE FACTORY(TM), COBOL SLICER(TM), AND DATE ANALYZER(TM) ARE TRADEMARKS, SERVICE MARKS OR REGISTERED TRADEMARKS OF SEEC. THIS PROSPECTUS ALSO INCLUDES TRADEMARKS, TRADE NAMES AND REFERENCES TO INTELLECTUAL PROPERTY OWNED BY OTHER COMPANIES.

                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Prospective investors should consider carefully the information discussed under "Risk Factors." Except as otherwise indicated, all information in this Prospectus assumes that (i) prior to the effectiveness of the Registration Statement of which this Prospectus is a part the Company's charter will be amended to increase its authorized Common Stock to 20,000,000 shares and to authorize 10,000,000 shares of preferred stock and the Company will effect a 1-for-2.2094 reverse split of the Company's Common Stock and (ii) the Underwriters' over-allotment option is not exercised. See "Description of Capital Stock" and "Underwriting." The Company was incorporated under the name Software Engineering and Enhancement Center, Inc., as a West Virginia corporation, in 1988. In 1989, the Company changed its name to SEEC, Inc. and in 1992 reincorporated in Pennsylvania. References herein to fiscal years are references to the fiscal year of SEEC ended March 31 of the year specified (e.g., "fiscal 1996" refers to the fiscal year ended March 31, 1996).

                                  THE COMPANY

     SEEC provides a suite of software products and business solutions for maintaining and redeveloping legacy COBOL software applications and related databases, including solutions for year 2000 compliance. SEEC also provides solutions for the migration of existing COBOL applications from mainframe to client/ server environments. The Company's software products and solutions are designed to minimize the time and cost of maintenance and redevelopment by automating various functions and utilizing well-defined and repeatable processes.

     COBOL applications require continual maintenance and redevelopment in order to satisfy constantly changing information requirements and to incorporate advances in technology. The installed base of software applications written in the COBOL programming language is enormous. Industry sources estimate that more than 150 billion lines of COBOL code are in use worldwide. Industry sources indicate that a substantial portion of COBOL application resources are dedicated to maintenance and redevelopment. An immediate maintenance requirement is caused by the inability of most legacy applications to process accurately calculations and logic involving the year 2000 and beyond. Date dependent programs are ubiquitous in many existing COBOL applications. SEEC anticipates that demand for year 2000 compliance products and solutions, such as those provided by SEEC, will increase rapidly over the next few years. Industry sources estimate that total costs to industry and government to address year 2000 compliance could total $300 billion to $600 billion worldwide.

     The Company's software products, which are based on the Company's core COBOL analysis technology, automate many of the procedures required for COBOL application maintenance and redevelopment, including year 2000 compliance. The Company's products analyze and modify COBOL source code, which is downloaded from a mainframe to a PC/LAN Microsoft Windows environment where it is stored in application dictionaries for performance of maintenance and redevelopment functions. SEEC has also developed software tools that enable customers to extract business rules and functions from legacy COBOL applications for reuse in object-oriented client/server environments.

     SEEC provides year 2000 solutions through its Smart Change Factory, a repeatable process that combines the Company's proprietary software tools and third-party software tools with well-defined procedures to efficiently utilize customer information resources. The Smart Change Factory provides an end-to-end solution, including impact assessment, planning, source code correction and testing. The Company's products and solutions may be integrated with the customer's existing organization, allowing the customer to retain control of critical software applications. The Company's products and solutions may also be used for complete application outsourcing by the customer to SEEC or to licensed third-party solution providers.

     The Company's primary objective is to become a leading provider of software products and business solutions for the maintenance and redevelopment of legacy software applications and related databases. The key elements of the Company's strategy to achieve its objective are (i) pursuing a broad-based distribution strategy, (ii) efficiently utilizing customer information resources and maximizing customer options and flexibility with the Smart Change Factory approach, and (iii) providing PC/LAN-based software tools with a graphical user interface that are easier to use and learn than mainframe-based tools and conserve valuable mainframe resources. SEEC anticipates that the knowledge and close working relationship developed with customers in providing year 2000 solutions will provide additional opportunities for SEEC to provide ongoing solutions for COBOL maintenance and redevelopment and for migration from mainframe to client/server environments.

     SEEC sells and licenses its products and solutions predominantly to Fortune 1000 or similarly-sized companies, government organizations, and third-party service providers worldwide. Representative customers for the Company's year 2000 solutions include Wheeling Pittsburgh Corporation, Mack Trucks, Rockwell International Corporation, Northern Illinois Gas, Foremost Insurance Company (through IBM's Integrated Systems and Solutions Corp.), and Aluminum Company of America (ALCOA). Representative customers for which SEEC has provided general COBOL maintenance and redevelopment products and solutions include Sallie Mae, American Savings Bank, Mellon Bank, N.A., Securities Industry Automation Corporation, Pershing Division of Donaldson, Lufkin & Jenrette Securities Corporation, Deere & Co., Illinois Department of Employment Security and Columbia Gas. SEEC has licensed its software products to several service providers, including Complete Business Solutions, Inc., IBM's Integrated Systems and Solutions Corp. and Coopers & Lybrand.

     The Company's executive offices are located at 5001 Baum Boulevard, Pittsburgh, Pennsylvania 15213 and its telephone number is (412) 682-4991.

                                  THE OFFERING


Common Stock being offered by SEEC........   1,800,000 shares
Common Stock outstanding prior to the
  Offering................................   2,806,373(1)
Common Stock to be outstanding after the
  Offering................................   4,606,373 shares (1)(2)
Use of proceeds...........................   To expand sales and marketing, hire new
                                             personnel, increase capital expenditures and for
                                             working capital and other general corporate
                                             purposes.
Proposed Nasdaq Small-Cap Market Symbol...   SEEC


---------

(1) Excludes (i) 85,763 shares of Common Stock issuable upon exercise of outstanding stock options granted under the SEEC, Inc. 1994 Stock Option Plan (the "Stock Option Plan") at a weighted average exercise price of $1.77 per share, (ii) 167,458 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.02 per share, (iii) 9,052 shares of Common Stock issuable upon exercise of options granted to non-employee directors, and (iv) 137,148 shares of Common Stock reserved for the grant of additional options under the Stock Option Plan. See "Management-- Stock Option Plan," "Management--Compensation of Directors" and "Description of Capital Stock-- Warrants and Conversion Rights."


(2) Excludes 180,000 shares (207,000 shares if the Underwriters' over-allotment option is exercised) of Common Stock issuable upon exercise of the Representatives' Warrants at an exercise price of $8.70 per share.


                             SUMMARY FINANCIAL DATA

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                        SIX MONTHS ENDED
                                              FISCAL YEAR ENDED MARCH 31,                SEPTEMBER 30,
                                      --------------------------------------------      ----------------
                                      1992     1993      1994      1995      1996        1995      1996
                                      -----    -----    ------    ------    ------      ------    ------
STATEMENT OF OPERATIONS DATA:
  Total revenues...................   $ 363    $ 456    $  864    $  785    $1,029      $  412    $1,089
  Costs and expenses...............     544      831     1,037     1,124     1,316         600     1,033
  Income (loss) from operations....    (181)    (375)     (173)     (339)     (287)       (188)       56
  Other expense, net...............     (13)     (41)      (49)      (57)      (55)        (24)      (24)
  Net income (loss)................    (194)    (416)     (222)     (396)     (342)       (212)       32
  Net income (loss) per common and
     common share equivalent.......   $(.08)   $(.16)   $ (.08)   $ (.15)   $ (.13)     $ (.08)   $  .01
  Weighted average number of common
     and common equivalent shares
     outstanding...................   2,352    2,529     2,623     2,624     2,630       2,627     2,912



                                                                            SEPTEMBER 30, 1996
                                                                         ------------------------
                                                                                          AS
                                                                         ACTUAL      ADJUSTED(1)
                                                                         -------     ------------
BALANCE SHEET DATA:
  Cash and cash equivalents...........................................   $   822       $ 12,113
  Working capital.....................................................       843         12,134
  Total assets........................................................     1,485         12,643
  Total long-term obligations.........................................       213            213
  Total shareholders' equity (deficit)................................      (112)        11,179


---------


(1) Adjusted to give effect to the sale of 1,800,000 shares of Common Stock offered by SEEC hereby at the public offering price of $7.25 per share, after deducting the underwriting discount and estimated offering expenses. See "Use of Proceeds."

                                  RISK FACTORS

     In evaluating the Company and the Offering, potential investors should carefully consider the following factors, among other things, before purchasing the Common Stock offered by this Prospectus.

HISTORY OF NET OPERATING LOSSES; ACCUMULATED DEFICIT; ANTICIPATED LOSSES

     The Company has incurred a net loss in each of the last three fiscal years equal to $222,000 in fiscal 1994, $396,000 in fiscal 1995 and $342,000 in fiscal 1996. The Company had an accumulated deficit of approximately $1.7 million as of March 31, 1996 and September 30, 1996. While the Company had net income for the first six months of fiscal 1997, the Company anticipates that it will incur a net loss for the current fiscal year as the Company substantially increases expenditures for sales and marketing and hiring new personnel. There can be no assurance that the Company will be profitable in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements.

POSSIBLE FLUCTUATION OF OPERATING RESULTS; FUTURE OPERATING RESULTS UNCERTAIN

     The Company has experienced fluctuations in revenue and operating results. These fluctuations are due, in part, to the budgeting and purchasing practices of the Company's customers, which affect the volume and timing of product orders and solution engagements received by the Company. The Company's solutions business may be characterized by significant customer concentration and relatively large projects. The timing of product shipments or completion of customer solution engagements, especially at or near the end of any accounting period, could cause variations in operating results from period to period and could result in quarterly losses. In addition, variations in the Company's revenue and operating results may occur as a result of a number of other factors, such as employee hiring and utilization rates and the number of working days in a quarter, demand for the Company's products and solutions, and competitive conditions in the industry. Many of these factors are not within the Company's control. Fluctuations in operating results may also adversely affect and cause volatility in the market price of the Company's Common Stock. The Company believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements.

INTENSE COMPETITION

     The market for the Company's software products and solutions, including its solutions for the year 2000 problem and client/server migration, is intensely competitive and is characterized by rapid change in technology and user needs and the frequent introduction of new products. The Company's principal competitors in the software tools market include VIASOFT, Inc., Micro-Focus Group Public Limited Company and Computer Associates International, Inc. The Company also competes with large service providers such as IBM's Integrated Systems and Solutions Corp., Cap Gemini America, Computer Horizons Corp. and the Big Six accounting firms. Certain of these service providers have developed or acquired proprietary software tools. Many of the Company's competitors are more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than the Company. The Company believes that the principal factors affecting competition in its markets include product performance and reliability, product functionality, ability to respond to changing customer needs, ease of use, training, quality of support and price. Other than technical expertise and, with respect to the year 2000 compliance market, the limited time available to enter the market, there are no significant proprietary or other barriers to entry that could keep potential competitors from developing or acquiring similar tools or providing competing solutions in the Company's market.

     The Company's ability to compete successfully in the sale of products and solutions will depend in large part upon its ability to attract new customers, sell products and services, deliver and support product enhancements to its existing and new customers and respond effectively to continuing technological change by developing new products and solutions. There can be no assurance that the Company will be able to compete successfully in the future, or that future competition for product sales and solutions will not have a material adverse effect on the business, results of operations and financial condition of the Company. See "Business-- Competition."

UNCERTAINTY OF CURRENT AND FUTURE DEMAND FOR YEAR 2000 SOLUTIONS

     The Company is currently focusing significantly on the marketing and sale of products and solutions for year 2000 assessment, planning, correction and testing. Although the Company believes that the market for solutions to the year 2000 problem will grow significantly as the year 2000 approaches, there can be no assurance that this market will develop to the extent anticipated by the Company. In addition, organizations affected by the year 2000 problem may not be willing or able to allocate the financial or other resources required to address the problem in a timely manner. Many organizations may attempt to resolve the problem internally rather than purchase tools and solutions from outside firms such as the Company. Due to these factors, development of the market for solutions to the year 2000 problem is uncertain and unpredictable. If the market fails to increase, or increases more slowly than anticipated, the Company's business, operating results and financial condition could be materially and adversely affected. Furthermore, the demand for year 2000 products and solutions is likely to diminish rapidly after the year 2000. As a result, the Company could experience a significant decline in revenues unless it is able to offset declines in year 2000 related revenues with increased sales of products and solutions for general legacy system maintenance and redevelopment or for migration of COBOL applications from mainframe systems to client/server systems. There can be no assurance that the Company will be able to replace revenues related to year 2000 products and solutions after the year 2000. See "Business."

UNCERTAINTY OF MARKET ACCEPTANCE OF SEEC'S PRODUCTS AND SOLUTIONS

     Failure of the Company to achieve market acceptance of its products and solutions will have a material adverse effect on the Company's business, results of operations and financial condition. Future revenues from sales of products and solutions are dependent on the use of PCs by large organizations as a solution platform for COBOL maintenance and redevelopment. Currently most maintenance and redevelopment software tools are designed for use on mainframe platforms. The Company believes that PC-based tools and solutions have certain advantages over mainframe-based solutions but are relatively new and not widely used. A large number of decision-makers who might evaluate the Company's products and solutions are experienced in mainframe operating environments and may not readily accept PC-based products and solutions. Additional marketing and educational activities will be necessary to convince the COBOL maintenance and redevelopment market of the advantages of PC-based solutions. Failure to achieve wider market acceptance of PC-based solutions could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company's year 2000 products and solutions provide automated solutions for many year 2000 assessment, planning, correction and testing tasks and procedures. There can be no assurance that potential customers will perceive the benefits of automation of various year 2000 compliance tasks, and therefore they may determine to perform manually all aspects of the year 2000 compliance process.

     The Company has developed products for the migration of existing COBOL software applications from mainframe to client/server architectures. The Company has not attempted to market and sell such products to date and there can be no assurance that they will achieve market acceptance. The Company anticipates that migration from mainframe systems to client/server systems will be gradual, particularly for customized applications. Many organizations perceive a high degree of risk and expense in migrating entire applications from a mainframe to a client/server. As a result, the market for client/server migration tools and solutions may not develop to the extent or in the time periods anticipated by the Company. See "Business."

DEPENDENCE ON MAJOR CUSTOMERS AND LARGE CONTRACTS

     Historically, a large portion of the Company's annual revenues have been derived from a relatively small number of customers. During fiscal 1994, 1995 and 1996, and the six months ended September 30, 1996, revenues from Complete Business Solutions, Inc. were $181,000, $319,000, $330,000 and $256,000, which accounted for 21%, 41%, 32% and 24%, respectively, of the Company's total revenues in each of these periods.

Additionally, two other customers in fiscal 1995 and three other customers in fiscal 1996 and the six months ended September 30, 1996 accounted for 15%, 32% and 15% of the Company's total revenues, respectively. If the Company is unable to broaden its customer base and reduce its dependence on large orders from relatively few customers, the loss of, or significant reduction in orders from, any of such customers could materially and adversely affect the Company's business, operating results and financial condition. See "Business--Customers" and Notes 3 and 6 to Financial Statements.

DEPENDENCE ON KEY PERSONNEL

     The Company's success will depend in part upon its ability to hire and retain key senior management and skilled technical, professional services and marketing personnel. Although the Company believes it will be able to hire qualified personnel for such purposes, an inability to do so could materially adversely affect the Company's ability to market, sell and enhance its products and solutions. The market for qualified personnel has historically been, and the Company expects that it will continue to be, intensely competitive. The demand for experienced COBOL project managers and programmers is expected to continue to increase significantly over the next several years, particularly as a result of the year 2000 problem. The Company has recently hired a Chief Financial Officer and intends to hire other senior management personnel in the near future. The Company's success will depend in part on the successful assimilation and performance of these individuals. The loss of one or more of its key employees or the Company's inability to hire and retain other qualified employees could have a material adverse effect on the Company's business. The Company has employment agreements with certain key employees, but does not maintain key man life insurance on any of these persons. See "Management--Employment Agreements."

ABILITY TO MANAGE CHANGE AND RAPID GROWTH

     The Company expects its business and the industry in which it competes to continue to undergo rapid change. The Company plans to expand significantly distribution and marketing capabilities, solutions capabilities, the number of Smart Change Factories and management and personnel infrastructure. In light of the business opportunities presented by the year 2000 problem, the Company's business strategy contemplates rapid growth. If the Company experiences rapid growth, its ability to be profitable may depend, among other things, on its ability to manage a large number of personnel, a number of Smart Change Factories and other maintenance and redevelopment projects concurrently on a worldwide basis. The failure of the Company's management to respond effectively to and manage changing technological and business conditions could have a material adverse impact on the Company's business, results of operations and financial condition. See "Business."

ABILITY TO ADDRESS TECHNOLOGICAL CHANGES AND CUSTOMER REQUIREMENTS

     The Company's future success will depend significantly on its ability to enhance its current products and develop or acquire new products to satisfy evolving industry standards, technological developments and changing customer needs. There can be no assurance that the Company will be successful in developing or acquiring product enhancements or new products, that it can introduce such products or enhancements on a timely basis, or that any such products or enhancements will be successful in the marketplace. The Company's delay or failure to develop or acquire technological improvements or to adapt its products to technological change would have a material adverse effect on its business, results of operations and financial condition. There can also be no assurance that new technologies will not be developed by one or more third parties that render the Company's tools and solutions for COBOL maintenance and redevelopment or client/server migration technologically obsolete.

POSSIBLE VOLATILITY OF STOCK PRICE

     The Company believes factors such as general conditions in the computer hardware and software industries and announcements of new products by the Company or by its competitors may cause the market price of the Common Stock to fluctuate, perhaps substantially. In addition, in recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations.

These broad market and industry fluctuations, over which the Company has no control, may adversely affect the market price of the Common Stock.

INABILITY TO PROTECT PROPRIETARY RIGHTS

     The Company regards its software products and solutions as proprietary and attempts to protect them under a combination of copyright, trade secret and trademark laws as well as by contractual restrictions on employees and third parties. Despite these precautions, it may be possible for unauthorized parties to copy the Company's software or to reverse engineer or otherwise obtain and use information the Company regards as proprietary. The Company has no patents, and existing trade secret and copyright laws provide only limited protection. Certain provisions of the license and distribution agreements generally used by the Company, including provisions protecting against unauthorized use, copying, transfer and disclosure, may be unenforceable under the laws of certain jurisdictions, and the Company is required to negotiate limits on these provisions from time to time. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the steps taken by the Company will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights.

     Significant and protracted litigation may be necessary to protect the Company's intellectual property rights, to determine the scope of the proprietary rights of others or to defend against claims for infringement. Although the Company is not currently involved in any litigation with respect to intellectual property rights, infringement claims against software developers are likely to increase as the number of functionally similar products in the market increases. There can be no assurance that third-party claims, with or without merit, alleging infringement will not be asserted against the Company in the future. Such assertions can be time consuming and expensive to defend and could require the Company to cease the manufacture, use and sale of infringing products and services, to incur significant litigation costs and expenses and to develop or acquire non-infringing technology or to obtain licenses to the alleged infringing technology. There can be no assurance that the Company would be able to develop or acquire alternative technologies or to obtain such licenses on commercially acceptable terms. See "Business--Product Protection."

POTENTIAL FOR PRODUCT LIABILITY

     The Company's products and solutions relate to key aspects of its customers' information systems. The Company has never been the subject of a damages claim related to its products. However, any failure in a customer's system could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. In connection with the sale of its products and services, the Company attempts to limit contractually its liability for damages arising from negligent acts, errors, mistakes or omissions. Despite this precaution, there can be no assurance that the limitations of liability set forth in its customer contracts would be enforceable or would otherwise protect the Company from liability for damages. Additionally, the Company maintains general liability insurance coverage with limits of $1 million. However, there can be no assurance that such coverage will continue to be available on acceptable terms, or will be sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against the Company that exceed available insurance coverages or changes in the Company's insurance policies, such as premium increases or the imposition of large deductible or co-insurance requirements, could materially and adversely affect the Company's business, operating results and financial condition.

CERTAIN TRANSACTIONS; POTENTIAL CONFLICTS OF INTEREST

     The Company has engaged in certain material transactions with certain of its management and shareholders and maintains certain material business relationships with ERA Software Systems Private Limited ("ERA"), a significant shareholder of the Company. Ravindra Koka, the President, a director and a principal shareholder of the Company, and Shankar Krish, an employee of the Company, are directors and significant shareholders of ERA. See "Business--Research and Development," "Certain Transactions--ERA Relationship" and Notes 5 and 6 to Financial Statements.

SIGNIFICANT UNALLOCATED NET PROCEEDS; DISCRETION OF MANAGEMENT

     The Company intends to use the net proceeds of this Offering to expand sales and marketing efforts, hire management, sales and technical personnel, increase capital expenditures and for working capital and other general corporate purposes. In addition, the Company may use a portion of the net proceeds of this Offering to acquire businesses, products or technologies complementary to its business. Although the Company has from time to time engaged in discussions with respect to possible acquisitions, it has no present plans, intentions, understandings, commitments or agreements, nor is it currently engaged in any negotiations, with respect to any such transaction. Pending such uses, the Company intends to invest the net proceeds from this Offering in short-term, investment-grade, interest-bearing securities. The Company has no other specific uses for the proceeds of this Offering, and the exact use of the proceeds will be subject to the discretion of management. See "Use of Proceeds."

INFLUENCE BY EXISTING SHAREHOLDERS


     After the sale of shares of Common Stock offered hereby, the Company's officers, directors and principal shareholders with whom certain directors are affiliated will own beneficially an aggregate of approximately 43% of the outstanding shares of Common Stock (approximately 41% if the Underwriters' over-allotment option is exercised in full). As a result, these shareholders, if they act together, will be able to elect all of the Company's directors and generally to direct its affairs. This concentration of ownership by existing shareholders may also have the effect of delaying or preventing a change in control of the Company. See "Principal Shareholders and Holdings of Management."


PRIOR DEFAULTS

     The Company is a party to a Term Loan Agreement with the Industrial Credit and Investment Corporation of India Limited ("ICICI") dated May 3, 1994 (the "ICICI Loan Agreement") and a Cooperation and Project Financing Agreement with ICICI and ERA Software Systems Private Limited ("ERA") dated June 1, 1990 (the "Cooperation Agreement"). During fiscal 1996, the Company defaulted on certain covenants and obligations under the ICICI Loan Agreement. At March 31, 1996, the Company was in arrears on interest payments totaling $20,250 and at June 30, 1996 on interest payments totalling $27,000. Pursuant to a letter dated September 25, 1996 (the "ICICI Waiver Letter") ICICI agreed that it would not declare an event of default if the unpaid interest was paid on or before September 30, 1996. All such payments were brought current prior to September 30, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     The ICICI Loan Agreement also contains covenants (a) prohibiting the Company from issuing any equity securities or changing its capital structure,
(b) requiring the Company to submit annual audited financial statements to ICICI, (c) requiring the Company to submit an auditor's certificate for the utilization of certain funds, (d) prohibiting the Company from prepaying any loan from any other party, and (e) requiring the Company to notify ICICI of any event or condition that would constitute an event of default under the ICICI Loan Agreement. At March 31, 1996 the Company was in default of one or more of these covenants. Pursuant to the ICICI Waiver Letter, ICICI waived compliance with the foregoing covenants or consented to modifications of the relevant provisions of the ICICI Loan Agreement in order to permit noncompliance.

     Pursuant to the Cooperation Agreement, the Company is required to make royalty payments to ICICI on January 15 and July 15 of each year. ICICI agreed to defer these payments until January 1997 and waived any previous defaults for nonpayment of royalties. ICICI also provided a written waiver of the Company's noncompliance for all years through March 31, 1996 with the requirement that the Company provide ICICI with certain financial statements.

     The Company does not anticipate that it will default in the future in the performance or observance of any of the covenants of the ICICI Loan Agreement or in the Cooperation Agreement, each as modified pursuant to the ICICI Waiver Letter.

UNLIKELY TO DECLARE DIVIDENDS

     The Company has never declared or paid cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently anticipates that it will retain future earnings, if any, to fund the development and growth of its business. In addition, the ICICI Loan Agreement prohibits the Company from declaring dividends on its capital stock at any time when it is in default of its payment obligations under the ICICI Loan Agreement. In 1996, the Company was in default of certain payment and other obligations under the ICICI Loan Agreement, but as of September 30, 1996 brought such payment obligations current and received a written waiver from ICICI of all existing and prior defaults. See "Risk Factors--Prior Defaults" and "Dividend Policy."

DILUTION OF NEW INVESTORS; BENEFITS TO CURRENT SHAREHOLDERS


     New investors purchasing Common Stock in the Offering will experience immediate and substantial dilution in the net tangible book value of each share of the Common Stock purchased by them. The Company's current shareholders will benefit from an immediate increase in the net tangible book value per share of their Common Stock and will also benefit from the development of any public market for their Common Stock as a result of the Offering. The holders of outstanding stock options and warrants to purchase shares of the Common Stock will similarly benefit upon the exercise thereof. The Company's existing shareholders paid an aggregate of $1,587,000 for the outstanding Common Stock, or an average of $.57 per share. The Company's existing shareholders will have an unrealized average gain of $6.68 per share, based upon the initial public offering price of $7.25 per share, for an aggregate unrealized gain of $18,758,000. Dilution to new investors will be 66.5% or $4.82 per share. Assuming the exercise of all outstanding options and warrants, the average price per share paid by the Company's shareholders would be $.58, resulting in average unrealized appreciation of $6.67 per share and aggregate unrealized appreciation of $20,472,000, based upon the initial public offering price. See "Dilution" and "Shares Eligible for Future Sale."


ABSENCE OF PRIOR MARKET FOR COMMON STOCK


     There has been no public market for the Common Stock prior to the Offering and there can be no assurance that a public market will develop or, if developed, will be sustained following the Offering. The Common Stock has been approved for quotation on the Nasdaq Small-Cap Market under the symbol "SEEC." The price of the Common Stock offered hereby was determined through negotiation between the Company and the Representatives and may not be indicative of the market price for the Common Stock after the Offering. The factors to be considered in determining the Offering price were the preliminary demand for the Common Stock, prevailing market and economic conditions, the Company's revenue and earnings, estimates of its business potential and prospects, the present state of its business operations, an assessment of its management, the consideration of these factors in relation to the market valuation of comparable companies in related businesses and the current condition of the markets in which it operates. Certain factors, such as subsequent sales of Common Stock into the market by existing shareholders and market conditions generally, could cause the market price of the Common Stock to vary substantially. Certain existing shareholders and the Representatives have registration rights for the Common Stock they own or may acquire and accordingly will have the ability to exercise such rights and sell such shares free of securities law restrictions. See "Certain Transactions," "Shares Eligible for Future Sale" and "Underwriting."


SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON FUTURE MARKET PRICES


     Sales of a substantial number of shares of the Common Stock in the public market following this Offering could adversely affect the market price for the Common Stock. Of the 2,806,373 shares of Common Stock that will be held by the Company's current shareholders immediately after the completion of the Offering, (representing approximately 61% of the Common Stock outstanding after the Offering, or approximately 58% if the Underwriters' over-allotment option is exercised in full), 2,040,144 shares will be eligible for sale in the public market after the expiration of the 270-day lock-up period described below, subject to certain volume and other limitations, pursuant to Rule 144 promulgated under the Securities Act ("Rule 144"). Certain of the existing shareholders of the Company and the Representatives have registration rights for the Common Stock they own and accordingly will have the ability to exercise such rights and sell their Common Stock free of such volume and other limitations after the 270-day lock-up period expires. Except for the exercise of stock options pursuant to the Stock Option Plan and the exercise of certain outstanding warrants, the Company and its directors, executive officers, and holders of substantially all of its outstanding shares of Common Stock, stock options and warrants, have agreed with the Underwriters not to sell any Common Stock for 270 days from the date of this Prospectus without the prior written consent of the Representatives. In addition, the Company's directors and executive officers and certain of its principal shareholders have agreed to place a portion of their shares of Common Stock, stock options and warrants into escrow to satisfy the requirements of certain state securities laws. Such securities will be held in escrow for at least one year and will be released upon the occurrence of certain specified events. See "Shares Eligible for Future Sale" and "Underwriting."

ANTITAKEOVER MEASURES

     The Company's Bylaws divide the Board of Directors into three classes, with each class to be as equal in number of directors as possible. At each annual meeting of shareholders, directors will be elected for three-year terms to succeed the directors of the class whose terms are expiring. In accordance with the Pennsylvania Business Corporation Law, directors serving on classified boards of directors may only be removed from office for cause. In addition, under the Company's Articles of Incorporation, the Board of Directors has the authority to fix the rights and preferences of, and issue shares of, Preferred Stock without further action of the shareholders. Therefore, Preferred Stock could be issued, without shareholder approval, that could have voting, liquidation and dividend rights superior to that of the Common Stock. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders of Common Stock would receive dividend payments and payments on liquidation. The Company has no present plan to issue any shares of Preferred Stock. One or all of these provisions could, under certain circumstances, operate to delay, deter or prevent a change in control of the Company or limit the price that potential acquirors or investors may be willing to pay in the future for the Company or shares of its Common Stock.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This Prospectus contains certain forward-looking statements, including (i) the potential size of and anticipated growth in the year 2000 compliance market;
(ii) anticipated trends in the Company's financial condition and results of operations (including expected changes in the Company's gross margin and general, administrative and selling expenses); (iii) the Company's business strategy for growth in the market for year 2000 compliance, other COBOL maintenance and redevelopment and client/server migration; and (iv) the Company's ability to distinguish itself from its current and future competitors. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. In addition to the other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include (i) the shortage of reliable market data regarding the market for year 2000 solutions, other COBOL maintenance and redevelopment and client/ server migration; (ii) changes in external competitive market factors which might impact trends in the Company's results of operations; (iii) unanticipated working capital or other cash requirements; (iv) changes in the computer hardware and software industries and the year 2000 solutions market; and (v) various competitive factors that may prevent the Company from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" discussion, actual results could differ materially from the forward-looking statements contained in this Prospectus.

                                  THE COMPANY

     The Company was incorporated under the name Software Engineering and Enhancement Center, Inc., as a West Virginia corporation, in 1988. In 1989, the Company changed its name to SEEC, Inc. and in 1992 reincorporated in Pennsylvania. When used in this Prospectus, unless the context requires otherwise, the terms "Company" and "SEEC" refer to SEEC, Inc. and its predecessor. The Company's executive offices are located at 5001 Baum Boulevard, Pittsburgh, Pennsylvania 15213 and its telephone number is
(412) 682-4991.

                                USE OF PROCEEDS


     The net proceeds to SEEC from the sale of the Common Stock offered hereby (after deducting the underwriting discount and estimated expenses of the Offering) will be approximately $11,291,000 (approximately $13,053,000 if the Underwriters' over-allotment option is exercised in full). Such proceeds are anticipated to be used as follows:



                                                                                     PERCENTAGE
                                                                     APPROXIMATE         OF
                                                                       AMOUNTS      NET PROCEEDS
                                                                     -----------    ------------
Sales and Marketing
  Compensation and related expenses...............................   $ 2,500,000
  Trade shows, advertising and other marketing expenses...........     2,000,000
  Establish and maintain domestic and international sales
     offices......................................................       500,000
                                                                     -----------
                                                                     $ 5,000,000          44%
                                                                     -----------
Capital Expenditures
  Facility expansion/relocation...................................   $   400,000
  Equipment.......................................................       600,000
                                                                     -----------
                                                                     $ 1,000,000           9%
                                                                     -----------
Hiring Personnel (advertising, recruiting, training and other
  associated costs)...............................................   $ 1,000,000           9%
Working Capital...................................................     4,291,000          38%
                                                                     -----------         ---
     Total........................................................   $11,291,000         100%
                                                                     ===========         ===


     None of the net proceeds of the Offering are specifically designated for payments to officers or directors. Although SEEC has no current understandings, commitments or agreements, and is not currently engaged in any negotiations, with respect to any acquisition transaction, a portion of the proceeds may be used for the acquisition of complementary businesses, products or technologies. Pending such uses, SEEC intends to invest the net proceeds from this Offering in short-term, investment-grade, interest-bearing securities. Management believes that cash flow from operations and the net proceeds of the Offering will be sufficient to meet the Company's future cash flow needs for at least one year following the Offering.

                                DIVIDEND POLICY

     SEEC has never declared or paid any cash dividends on its Common Stock. SEEC intends to continue to retain its earnings, if any, to finance the development and growth of its business. Consequently, SEEC does not expect to pay cash dividends in the foreseeable future. The Company's Loan Agreement with ICICI prohibits it from declaring any dividends on its capital stock at any time when it is in default of its payment obligations under such Loan Agreement. In 1996, the Company was in default of certain payment and other obligations under the ICICI Loan Agreement, but as of September 30, 1996 brought such payment obligations current and received a written waiver from ICICI of all existing and prior defaults. See "Risk Factors--Prior Defaults," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Note 9 to Financial Statements.

                                    DILUTION


     The net tangible book value of SEEC as of September 30, 1996 was approximately ($.04) per share of Common Stock. Net tangible book value per share of the Common Stock is equal to the book value of SEEC's total assets less the book value of its total liabilities, divided by the total number of shares of Common Stock outstanding as of September 30, 1996. After giving effect to the sale by SEEC of the 1,800,000 shares of Common Stock offered hereby and after deducting the underwriting discount and the estimated offering expenses payable by SEEC, and taking into account the 1-for-2.2094 reverse split of the Company's Common Stock, the pro forma net tangible book value of SEEC at September 30, 1996 would have been $11,179,000, or $2.43 per share. This represents an immediate increase in the net tangible book value of $2.47 per share to existing holders of Common Stock and an immediate dilution of $4.82 per share to the persons purchasing shares of Common Stock at the assumed public offering price. If the 1-for-2.2094 reverse split had not occurred, the Company's net tangible book value per share would be substantially lower. The following table illustrates this per share dilution:



Public offering price.........................................................            $7.25
  Net tangible book value before the Offering.................................   ($.04)
  Increase attributable to new investors......................................    2.47
                                                                                 -----
Pro forma net tangible book value after the Offering..........................             2.43
                                                                                          -----
Dilution to new investors (66.5%).............................................            $4.82
                                                                                          =====



     The following table compares, as of September 30, 1996, the number of shares of Common Stock purchased from SEEC by its existing shareholders prior to the Offering and to be purchased by new investors in the Offering, the total consideration paid or to be paid to SEEC and the average price per share paid or to be paid to SEEC by SEEC's current shareholders and by new investors purchasing shares in the Offering, assuming no exercise of the Underwriters' over-allotment option:



                                                   SHARES PURCHASED       TOTAL CONSIDERATION
                                                 --------------------    ----------------------    AVERAGE PRICE
                                                  NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                                                 ---------    -------    -----------    -------    -------------
Existing shareholders.........................   2,806,373       61%     $ 1,587,000       11%         $ .57
New investors.................................   1,800,000       39       13,050,000       89          $7.25
                                                 ---------      ---      -----------      ---
Total.........................................   4,606,373      100%     $14,637,000      100%
                                                 =========      ===      ===========      ===


     The foregoing table assumes no exercise of outstanding options or warrants. As of September 30, 1996, there were (i) 54,081 shares of Common Stock reserved for issuance upon exercise of outstanding options granted under the Stock Option Plan, (ii) 167,458 shares of Common Stock reserved for issuance upon exercise of outstanding warrants, (iii) 168,830 shares of Common Stock reserved for issuance upon the grant of additional options under the Stock Option Plan, and (iv) 9,052 shares of Common Stock reserved for issuance upon exercise of outstanding options granted to non-employee directors. Subsequent to September 30, 1996, SEEC granted options to purchase 31,682 shares of Common Stock under the Stock Option Plan. In addition, SEEC will issue to the Representatives, effective upon consummation of this Offering, the Representatives' Warrants. See "Management--Stock Option Plan," "Principal Shareholders and Holdings of Management" and "Underwriting."

                                 CAPITALIZATION


     The following table presents the capitalization of SEEC as of September 30, 1996, as adjusted to give effect to the sale by SEEC of the 1,800,000 shares of Common Stock offered hereby at the public offering price of $7.25 per share, after deducting the underwriting discount and the estimated offering expenses payable by SEEC.



                                                                          AS OF SEPTEMBER 30,
                                                                                 1996
                                                                        -----------------------
                                                                        ACTUAL     AS ADJUSTED
                                                                        -------    ------------
                                                                        (DOLLARS IN THOUSANDS)
Long-term obligations:
  Long-term debt, less current maturities............................   $   180      $    180
  Accrued royalties..................................................        33            33
                                                                        -------      --------
     Total...........................................................       213           213
                                                                        -------      --------
Shareholders' Equity (Deficit):
  Preferred Stock, $.01 par value, 10,000,000 shares authorized, no
     shares issued and outstanding...................................        --            --
  Common Stock, $.01 par value, 20,000,000 shares authorized,
     2,806,373 shares issued and outstanding; as adjusted, 4,606,373
     shares issued and outstanding (1)...............................        28            46
  Additional paid-in capital.........................................     1,559        12,832
  Accumulated deficit................................................    (1,699)       (1,699)
                                                                        -------      --------
     Total shareholders' equity (deficit)............................      (112)       11,179
                                                                        -------      --------
     Total capitalization............................................   $   101      $ 11,392
                                                                        =======      ========


---------

(1) Does not include 85,763 shares of Common Stock issuable upon exercise of outstanding options granted under the Stock Option Plan, 9,052 shares of Common Stock issuable upon exercise of options granted to non-employee directors, 167,458 shares of Common Stock issuable upon exercise of outstanding warrants, 137,148 shares of Common Stock reserved for issuance upon the grant of additional options under the Stock Option Plan, and the shares of Common Stock issuable upon exercise of the Representatives' Warrants. See "Management--Stock Option Plan" and "Principal Shareholders and Holdings of Management."

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with the Company's Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. Portions of the selected financial data presented below have been derived from the Company's financial statements which have been audited by BDO Seidman, LLP, independent certified public accountants, whose report covering the balance sheets as of March 31, 1995 and 1996 and the statements of operations, changes in shareholders' deficit and cash flows for each of the three years in the period ended March 31, 1996 is included elsewhere herein. The statement of operations data for the year ended March 31, 1993 and September 30, 1995 and the balance sheet data as of March 31, 1993 and September 30, 1995 are derived from unaudited financial statements of the Company not included herein. The statement of operations data for the year ended March 31, 1992 and the balance sheet data as of March 31, 1992 are derived from audited financial statements of the Company not included herein. The statement of operations data for the six months ended September 30, 1995 and 1996 and the balance sheet data as of September 30, 1996 are derived from unaudited financial statements of the Company which are included herein. Management believes that the unaudited financial statements of the Company include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations of the Company for the periods presented. The results for the six months ended September 30, 1996 are not necessarily indicative of results that may be realized for any other interim period or for the full year.


                                                                                                               SIX MONTHS
                                                                                                            ENDED SEPTEMBER
                                                                YEARS ENDED MARCH 31,                             30,
                                                  --------------------------------------------------       ------------------
                                                  1992      1993       1994       1995        1996          1995        1996
                                                  -----     -----     ------     -------     -------       -------     ------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Software license fees........................   $  43     $ 187     $  396     $   287     $   270       $   104     $  375
  Software maintenance fees....................      --        13         64         106         102            58         76
  Professional services--product related.......      --        68         41          42         181            32        266
  Professional services--other.................     182       138        363         350         476           218        372
  Grant revenue................................     138        50         --          --          --            --         --
                                                  -----     -----     ------     -------     -------       -------     ------
        Total revenues.........................     363       456        864         785       1,029           412      1,089
                                                  -----     -----     ------     -------     -------       -------     ------
Operating expenses:
  Cost of software license and maintenance
    fees.......................................      --        29         91          92         102            44         94
  Professional services--product related.......      --        37         10          14          59            13        136
  Professional services--other.................     156        77        255         243         440           182        303
  General and administrative...................      46       150        149         132         141            75         86
  Sales and marketing..........................      46       221        215         236         237           108        276
  Research and development.....................     296       317        317         407         337           178        138
                                                  -----     -----     ------     -------     -------       -------     ------
        Total operating expenses...............     544       831      1,037       1,124       1,316           600      1,033
                                                  -----     -----     ------     -------     -------       -------     ------
Income (loss) from operations..................    (181)     (375)      (173)       (339)       (287)         (188)        56
                                                  -----     -----     ------     -------     -------       -------     ------
Other expense, net:
  Interest expense.............................     (16)      (42)       (50)        (63)        (75)          (38)       (31)
  Other income.................................       3         1          1           6          20            14          7
                                                  -----     -----     ------     -------     -------       -------     ------
        Total other expense, net...............     (13)      (41)       (49)        (57)        (55)          (24)       (24)
                                                  -----     -----     ------     -------     -------       -------     ------
Net income (loss)..............................   $(194)    $(416)    $ (222)    $  (396)    $  (342)      $  (212)    $   32
                                                  =====     =====     ======     =======     =======       =======     ======
Net income (loss) per common share
  equivalent...................................   $(.08)    $(.16)    $ (.08)    $  (.15)    $  (.13)      $  (.08)    $  .01
                                                  =====     =====     ======     =======     =======       =======     ======
Weighted average number of common and common
  equivalent shares outstanding................   2,352     2,529      2,623       2,624       2,630         2,627      2,912
                                                  =====     =====     ======     =======     =======       =======     ======
BALANCE SHEET DATA:
Cash and cash equivalents......................   $  18     $  26     $   45     $   328     $   111       $   146     $  822
Working capital (deficit)......................     (37)      (28)         6         187         128           185        843
Total assets...................................     100       128        235         583         429           512      1,485
Due to officers and shareholders...............     137       146        155         164         172           168         --
Notes payable to related parties (current and
  long-term portions)..........................     155       488        525         562         600           581         --
Advance royalty................................      --        --        159         698         796           808        785
Total long-term obligations....................     306       702        810         858       1,042           953        213
Total shareholders' deficit....................    (257)     (720)      (942)     (1,337)     (1,677)       (1,549)      (112)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following management's discussion and analysis should be read in conjunction with the preceding "Selected Financial Data" and the Company's Financial Statements and the Notes thereto and the other financial data included elsewhere in this Prospectus. Information for the six months ended September 30, 1996 is not necessarily indicative of results that may be realized for any other interim period or for the full fiscal year.

OVERVIEW

     The Company was founded in 1988 to develop tools and solutions for maintenance and redevelopment of legacy COBOL applications. In 1992, the Company commercially introduced its first product, COBOL Analyst. From 1992 to 1996, the Company devoted significant resources to developing its proprietary suite of products for COBOL maintenance and redevelopment, including products for year 2000 impact analysis. In 1995 and 1996, the Company introduced its COBOL Analyst 2000, COBOL Slicer, LAN version of COBOL Analyst, and Date Analyzer products. The Company has continually enhanced its COBOL Analyst product line. The Company began to increase its commitment to providing year 2000 related professional services in fiscal 1996 as a result of the increased awareness of and demand for year 2000 solutions.

     The Company derives its revenues primarily from software license fees, professional services fees and royalties from distributors of the Company's software products. The Company's software is licensed primarily to Fortune 1000 companies, governmental organizations and service providers. The Company's product related services are provided to customers in conjunction with its software products and its other professional services are primarily programming services provided on a contract basis to similar large organizations. The Company's products and services are marketed through its sales force directly in the United States and Canada and through product distributors, service providers and systems integrators worldwide. To date, substantially all of the Company's revenues have come from sales in the United States.

     The Company's revenues from software license fees and product-related professional services increased significantly in the six months ended September 30, 1996. This increase is attributable to the investments made since July 1995 in marketing year 2000 tools and solutions. The Company anticipates that this trend will continue as it continues to build its sales and marketing infrastructure. The demand for the Company's year 2000 products and solutions are expected to increase significantly as market awareness of the year 2000 problem continues to grow. The Company expects that the knowledge and close working relationships developed with customers in providing year 2000 solutions will provide additional opportunities for the Company to provide on-going solutions for COBOL maintenance and redevelopment and for migration from mainframe to client/server environments.

     The Company anticipates that its revenues from software license fees will increase not only as a result of increased awareness of the year 2000 problem, but also as a result of the Company providing VIASOFT, Inc. ("VIASOFT") with copies of its software products following termination of its International Software Marketing and License Agreement with VIASOFT. The $785,000 balance of the unearned advance royalty from VIASOFT as of September 30, 1996 will be recognized by the Company as income as copies of the licensed programs are manufactured and delivered to VIASOFT pursuant to its request. See "Business-- Sales, Marketing and Distribution."

     Revenues from professional services fees--other are expected to decrease in significance as the Company shifts its resources and professional staff from contract programming to year 2000 products and services.

     The Company recognizes software license fees upon shipment of the software to the customer. Revenues from software maintenance are deferred and recognized straight-line over the contract support period, which is generally one year. Software maintenance contracts are generally renewable on an annual basis, although the Company also negotiates long-term maintenance contracts from time to time. Revenues from professional services are recognized as the services are provided or on achievement of performance milestones. See Note 1 to Financial Statements.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of total revenues represented by certain income and expense items.

                                                                                    SIX MONTHS
                                                                                       ENDED
                                                         YEAR ENDED MARCH 31,      SEPTEMBER 30,
                                                        ----------------------     -------------
                                                        1994     1995     1996     1995     1996
                                                        ----     ----     ----     ----     ----
Revenues:
  Software license fees.............................     46%      36%      26%      25%      34%
  Software maintenance fees.........................      7       14       10       14        7
  Professional services fees--product related.......      5        5       18        8       25
  Professional services fees--other.................     42       45       46       53       34
                                                        ----     ----     ----     ----     ----
     Total revenues.................................    100      100      100      100      100
                                                        ----     ----     ----     ----     ----
Operating expenses:
  Cost of software license and maintenance fees.....     10       12       10       11        9
  Professional services--product related............      1        1        6        3       12
  Professional services--other......................     30       31       43       44       28
  Sales and marketing...............................     25       30       23       26       25
  Research and development..........................     37       52       33       43       13
  General and administrative........................     17       17       13       18        8
                                                        ----     ----     ----     ----     ----
     Total operating expenses.......................    120      143      128      145       95
                                                        ----     ----     ----     ----     ----
Income (loss) from operations.......................    (20)     (43)     (28)     (45)       5
                                                        ----     ----     ----     ----     ----
Total other income (expense), net...................     (6)      (7)      (5)      (6)      (2)
                                                        ----     ----     ----     ----     ----
Net income (loss)...................................    (26)%    (50)%    (33)%    (51)%      3%
                                                        ====     ====     ====     ====     ====

  COMPARISON OF SIX MONTHS ENDED SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995

     Revenues. Total revenues were $1,089,000 in the first six months of fiscal 1997, an increase of 164% from $412,000 in the first six months of fiscal 1996. Software license fees were $375,000 in the first six months of fiscal 1997, an increase of 261% from $104,000 in the first six months of fiscal 1996. The increase in software license fees was attributable to the Company's decision to market its products and solutions directly to end users, and increased customer awareness of the year 2000 problem which resulted in higher demand for the Company's year 2000 tools and solutions. Software license fees include royalties from distributors of the Company's products. Royalties were $84,000 in the first six months of fiscal 1997, compared to $10,000 in the first six months of fiscal 1996. This increase is attributable to the commencement of marketing by ERA, the Company's distributor in India, in the third quarter of fiscal 1996. VIASOFT, which was the Company's only distributor during the first six months of fiscal 1996, accounted for $12,000 and $10,000 of royalties in the first six months of fiscal 1997 and 1996, respectively.

     Software maintenance fees were $76,000 in the first six months of fiscal 1997, an increase of 31% from $58,000 in the first six months of fiscal 1996. Software maintenance fees generally correlate with software license fees. Therefore, the increase in software maintenance fees is attributable to the increase in software license fees during the quarter and during all of fiscal 1996. Professional services-product related revenues increased to $266,000 in the first six months of fiscal 1997 from $32,000 in the first six months of fiscal 1996. This increase is primarily attributable to increased customer awareness of the year 2000 problem and acceptance of the Company's Smart Change Factory process and tools. The number of customers for year 2000 services increased from two in the first six months of fiscal 1996 to ten in the first six months of fiscal 1997. Revenues from professional services--other were $372,000 in the first six months of fiscal 1997, an increase of 71% from $218,000 in the first six months of fiscal 1996. This increase is attributable to increased demand for C++ and Windows programming services. The Company does not expect this rate of increase to be sustained through fiscal 1997 as it shifts its resources to meet the expected increase in demand for its year 2000 products and services.

     Cost of Revenues. Cost of revenues includes cost of software license and maintenance fees, cost of professional services--product related and cost of professional services--other. Included in the cost of software license and maintenance fees are royalties which the Company pays to ICICI and ERA for each product which the Company sells, and to VIASOFT for certain products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     The Company's total cost of revenue was $533,000 in the first six months of fiscal 1997, an increase of 123% from $239,000 in the first six months of fiscal 1996. Cost of software license and maintenance fees increased 114%, from $44,000 in the first six months of fiscal 1996 to $94,000 in the first six months of fiscal 1997. This increase is primarily attributable to increased royalty expenses, in particular those payable to ICICI, ERA and VIASOFT. Professional services--product related costs increased from $13,000 in the first six months of fiscal 1996 to $136,000 in the first six months of fiscal 1997, corresponding to the increase in revenues for year 2000 services discussed above. Professional services--other costs increased by 66%, from $182,000 in the first six months of fiscal 1996 to $303,000 in the first six months of fiscal 1997. The increases in professional services--product related and professional services--other are both due to the additional costs of professional staff required to provide the services. See Note 6 to Financial Statements.

     The Company's gross margin (total revenues less cost of revenues) as a percentage of revenue was 51% in the first six months of fiscal 1997 compared to 42% in the first six months of fiscal 1996. Gross margin percentages were 79% and 73% for software license and maintenance fees, 49% and 59% for professional services--product related, and 19% and 17% for professional services--other, respectively, for the first six months of fiscal 1997 and the first six months of fiscal 1996. Gross margin percentages for software license and maintenance fees will fluctuate depending on the mix of software products and the varying royalty expenses associated with those products. The Company anticipates that the gross margin percentage for software license and maintenance fees will generally range from 70% to 80%. The gross margin percentages for professional services--product related will vary depending on the type of services provided. Services that are relatively highly automated, such as year 2000 inventory and impact assessments, typically require fewer professional hours to perform than services involving planning, source correction or testing. Furthermore, the Company's pricing for product related services will vary based on the complexity and scope of the engagement, and competitive considerations.

     The gross margin percentage of 59% for professional services--product related in the first six months of fiscal 1996 was generated from $32,000 in revenues. In contrast, the gross margin percentage of 49% in the first six months of fiscal 1997 was generated from $266,000 in revenues, and is more representative of the gross margin that can be expected for this category of revenue as it reflects the experience of providing a wider range of services over a larger number of engagements. The Company anticipates that the overall gross margin percentage for product related professional services will range from 40% to 50%, with highly-automated services generating a higher gross margin percentage. The gross margin percentages for professional services-- other will fluctuate based on the prices of the individual service contracts, the Company's payroll and other costs of professional staff providing the services, and the proportionate contribution of each contract to the total revenue for this category in a period. The increase in gross margin percentage to 19% in the first six months of fiscal 1997 from 17% in the first six months of fiscal 1996 is due to an increased proportion of higher margin contracts.

     Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and related benefits allocated to the Company's sales and marketing personnel, plus the costs of advertising and promotional activities. Sales and marketing expenses were $276,000 in the first six months of fiscal 1997, an increase of 156% from $108,000 in the first six months of fiscal 1996. The increase is due primarily to the Company's decision to increase the direct marketing of its products and solutions to customers. During the first six months of fiscal 1997, the Company's expenditures for sales compensation, trade shows, advertising, and recruiting sales personnel each increased compared to the same period in fiscal 1996.

     General and Administrative. General and administrative expenses include the costs of finance and accounting, rental of office space and other administrative functions of the Company. General and administrative expenses were $86,000 in the first six months of fiscal 1997, an increase of 15% from $75,000 in the first six months of fiscal 1996. This increase is due primarily to additional payroll and rent costs, and also legal expenses associated with contract negotiations.

     Research and Development. Total expenditures for research and development were $138,000 in the first six months of fiscal 1997 as compared to $178,000 in the first six months of fiscal 1996, a decrease of 22%. The decrease was due to a reduction in the total number of Company personnel allocated to research and development. The Company has temporarily re-directed some professional staff to meet the increased demand for year 2000 services, while additional professional staff is being recruited and trained.

     Interest Expense. Interest expense was $31,000 in the first six months of fiscal 1997, compared to $38,000 in the first six months of fiscal 1996. The expense in both periods includes interest on various obligations, including notes and advances payable to certain directors and shareholders, and deferred salaries of two operating officers and shareholders. Certain of the interest-bearing obligations were converted to shares of the Company's Common Stock in July 1996. See Notes 8, 9 and 11 to Financial Statements.

  COMPARISON OF FISCAL YEARS ENDED MARCH 31, 1996 AND MARCH 31, 1995

     Revenues. The Company's total revenues were $1,029,000 in fiscal 1996 compared to $785,000 in fiscal 1995, an increase of 31%. This growth resulted principally from an increase in professional services fees related to year 2000 compliance. Total software license fees were $270,000 in fiscal 1996 compared to $287,000 in fiscal 1995, a decrease of 6%. The decrease reflected the Company's decision to defer further development of its internal sales infrastructure until VIASOFT's limited exclusive distribution rights expired in May 1995 and the limited resources available to build additional sales infrastructure. Total distributor royalties were $38,000 in fiscal 1996 as compared to $81,000 in fiscal 1995, a decrease of 53%. Distributor royalties included $21,000 and $81,000 in royalties from VIASOFT in fiscal 1996 and 1995, respectively, and, during fiscal 1996, royalties from ERA's distribution activities in India. The growth in distributor royalties was affected by VIASOFT's limited exclusive distribution rights which restricted the Company from appointing other distributors until May 1995. Since that time, the Company has pursued a distribution strategy of licensing its software products to third-party service providers and to end-user customers.

     Maintenance revenue was $102,000 in fiscal 1996 compared to $106,000 in fiscal 1995, a decrease of 4%. The decrease is attributable to the timing of recognition of maintenance revenue, typically ratably over a 12-month period following the software license sale. Software license fee revenue declined in fiscal 1995 as compared to fiscal 1994, which resulted in reduced maintenance fees over the following 12 months. Total product-related professional service fees were $181,000 in fiscal 1996 compared to $42,000 in fiscal 1995, an increase of 331%. This increase is attributable to the Company's introduction of year 2000 compliance services and the increase in the demand for these services. Other professional services revenue was $476,000 in fiscal 1996 compared to $350,000 in fiscal 1995, an increase of 36%. The increase was attributable to increased demand for C++ and Windows programming services. The Company does not expect this rate of increase to be sustained through fiscal 1997 as it shifts resources to meet the expected increase in demand for its year 2000 products and services.

     Cost of Revenues. The Company's total cost of revenues was $601,000 in fiscal 1996 compared to $349,000 in fiscal 1995, an increase of $252,000 or 72%. This increase was primarily attributable to the Company hiring additional professional staff to meet the increased customer demand for services.

     Cost of software license and maintenance fees was $102,000 in fiscal 1996, an increase of 11% from $92,000 in fiscal 1995. The increase is due to increased royalty costs and additional material costs related to software license sales and maintenance. Professional services--product related costs and expenses were $59,000 in fiscal 1996 compared to $14,000 in fiscal 1995, an increase of 321%. This is due to the Company's hiring additional professional staff to perform services. Professional services--other costs increased by $197,000, or 81%, to $440,000 in fiscal 1996 from $243,000 in fiscal 1995. The increase in costs is attributable to growth in the volume of services provided, coupled with increases in personnel costs, including non-recurring recruiting and placement expenses. The cost of personnel and recruiting and placement expenses are expected to increase due to anticipated additions to the Company's professional staff and increased market demand for qualified personnel.

     The Company's gross margin as a percentage of revenue was 42% in fiscal 1996 compared to 56% in fiscal 1995. Gross margin percentages were 73% and 77% for software license and maintenance fees, 67% and 67% for professional services--product related, and 8% and 31% for professional services--other, respectively, for fiscal 1996 and fiscal 1995. The four percentage point decline in gross margin percentage for software license and maintenance fees is attributable to the mix of products sold and the varying royalty expenses associated with the various products. The gross margin percentages for professional services--product related were comparable in fiscal 1996 and fiscal 1995. The gross margin percentage for professional services--other declined by 23 percentage points from fiscal 1995 to fiscal 1996 as a result of the increased costs incurred in fiscal 1996 of hiring and compensating qualified personnel, as described above.

     Sales and Marketing. Sales and marketing expenses were $237,000 in fiscal 1996, approximately equal to expenses of $236,000 in fiscal 1995. These expenses did not increase between fiscal 1995 and fiscal 1996 due to the Company's decision not to develop its internal sales infrastructure.

     General and Administrative. General and administrative expenses were $141,000 in fiscal 1996 compared to $132,000 in fiscal 1995, an increase of 7%. This increase is due primarily to additional costs for accounting services.

     Research and Development. Total expenditures for research and development were $337,000 in fiscal 1996 compared to $407,000 in fiscal 1995, a decrease of 17%. The decline is primarily attributable to the Company's completion of development of many of its year 2000 products and the COBOL maintenance and redevelopment products, and to the resulting temporary reallocation of personnel to providing professional services.

     Interest Expense. Interest expense increased by 19%, to $75,000 in fiscal 1996 from $63,000 in fiscal 1995. The interest expense in fiscal 1996 and 1995 includes interest on various obligations, including indebtedness to ICICI, notes and advances payable to certain directors and shareholders, and deferred salaries of two officers. Such notes, advances and deferred salaries were converted into shares of Common Stock during the second quarter of fiscal 1997. See Notes 8, 9 and 11 of Notes to Financial Statements.

  COMPARISON OF FISCAL YEARS ENDED MARCH 31, 1995 AND MARCH 31, 1994

     Revenues. The Company's total revenues were $785,000 in fiscal 1995 compared to $864,000 in fiscal 1994, a decrease of 9%. Software license fees were $287,000 in fiscal 1995 compared to $396,000 in fiscal 1994, a decrease of 28%. During fiscal 1994, the Company entered into a license agreement that provided limited exclusive distribution rights to VIASOFT. As a result, the Company deferred efforts to further develop its sales infrastructure. The decline in direct sales of software licenses was partially offset by VIASOFT distributor royalties in fiscal 1995 and 1994 of $81,000 and $1,000, respectively. Maintenance revenue was $106,000 in fiscal 1995, an increase of 66% from $64,000 in fiscal 1994. Maintenance revenue is recognized ratably, typically over a 12-month contract maintenance period following the license of the software. As a result, the change in maintenance revenues during the current fiscal year generally corresponds to the trend in software license fees, excluding royalties, during the previous fiscal year. Professional services--product related revenues increased by 2%, from $41,000 in fiscal 1994 to $42,000 in fiscal 1995, as the Company focused primarily on product development, training and support during fiscal years 1995 and 1994. Professional services--other revenues decreased by 4%, from $363,000 in fiscal 1994 to $350,000 in fiscal 1995. The Company did not actively pursue business in this category, focusing its efforts instead on the areas detailed above.

     Cost of Revenues. The Company's total cost of revenues was $349,000 in fiscal 1995 compared to $356,000 in fiscal 1994, a decrease of 2%. Cost of software license and maintenance fees was $92,000 in fiscal 1995 compared to $91,000 in fiscal 1994. The increase is attributable to increased royalty expenses. Professional services--product related costs and expenses increased by 40%, to $14,000 in fiscal 1995 from

$10,000 in fiscal 1994. This increase is due to additional professional staff costs. Professional services--other costs decreased by $12,000 or 5% to $243,000 in fiscal 1995 from $255,000 in fiscal 1994. The decline corresponds to the 4% decrease in revenue for this category.

     The Company's gross margin as a percentage of revenue was 56% in fiscal 1995 compared to 59% in fiscal 1994. Gross margin percentages were 77% and 80% for software license and maintenance fees, 67% and 76% for professional services--product related and 31% and 30% for professional services--other, respectively, for fiscal 1995 and fiscal 1994. The three percentage point decline in gross margin percentage for software license and maintenance fees is attributable to the mix of products sold and the varying royalty expenses associated with the various products. The gross margin percentage for professional services--product related declined by nine percentage points, the result of increased costs of $4,000 versus increased revenues of $1,000 from fiscal 1994 to fiscal 1995. The decline in gross margin percentage is due to the increased costs of professional staff. The gross margin percentages for professional services--other were comparable in fiscal 1995 and fiscal 1994.

     Research and Development. Total expenditures for research and development were $407,000 in fiscal 1995 as compared to $317,000 in fiscal 1994, an increase of $90,000, or 28%. The Company focused on developing and introducing new products and solutions during fiscal 1995, including those in the Smart Change Factory year 2000 compliance package.

     Sales and Marketing. Sales and marketing expenses were $236,000 in fiscal 1995 compared to $215,000 in fiscal 1994, an increase of 10%. The increase is primarily attributable to management devoting additional time to sales and marketing activities during fiscal 1995.

     General and Administrative. General and administrative expenses were $132,000 in fiscal 1995 as compared to $149,000 in fiscal 1994, a decrease of 11%. This decrease is due primarily to increased allocations of management time to sales and marketing efforts.

     Interest Expense. Interest expense increased by 26%, to $63,000 in fiscal 1995 from $50,000 in fiscal 1994. The interest expense in fiscal 1995 and 1994 includes interest on various obligations, including notes and advances payable to certain directors and shareholders, and deferred salaries of two officers. Such notes, advances and deferred salaries were converted into shares of Common Stock during the second quarter of fiscal 1997. See Notes 8, 9 and 11 to Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

     Since its organization, the Company has funded its operations and its product development from the following principal sources: (i) proceeds from the sale of shares of Common Stock, (ii) the ICICI grants and loan described below,
(iii) payments received from the sale of products and services, including $900,000 in advance royalties from VIASOFT, (iv) proceeds from the issuance of subordinated and demand notes and (v) deferral of payments of salaries to the Company's executive officers. As of March 31, 1996, the Company had working capital of $128,000, total liabilities of $2,106,000 and cash and cash equivalents of $111,000. However, since March 31, 1996, $225,000 of the Company's 10% Subordinated Notes, $220,000 of unsecured notes and advances payable to certain directors and shareholders, and $127,106 of deferred salaries payable to two officers, together with accrued interest, were converted into 237,025 shares of Common Stock. In addition, since March 31, 1996, the Company sold 211,425 shares of Common Stock for an aggregate of $747,440. As a result of these transactions and profitable results of operations for the six months ended September 30, 1996, the Company's working capital, total liabilities and cash and cash equivalents at September 30, 1996 had improved to $843,000, $1,597,000 and $822,000, respectively.

     The Company's initial development of its COBOL maintenance products was funded in part by grants totaling $255,000 from ICICI pursuant to a Cooperation and Project Financing Agreement dated June 1, 1990 (the "Project Financing Agreement") among ICICI, the Company and ERA. The Project Financing Agreement requires the Company to pay royalties to ICICI equal to 10% of the Company's gross revenues from product sales and 5% of gross revenues from maintenance and services, up to a maximum royalty payment of $525,000. Through September 30, 1996, the Company paid royalties of approximately $77,000 to ICICI. See Note 6 to Financial Statements.

     During fiscal 1995, the Company funded its operations in part through a $300,000 term loan from ICICI. The loan is collateralized by the Company's accounts receivable and certain of its tangible personal property. The loan bears interest at the prime rate (as published in The Wall Street Journal) plus 2.5% per annum, subject to a maximum rate of 9% and a minimum rate of 6%. The interest rate applicable to the loan was 9% at September 30, 1996 and March 31, 1996. Interest is payable quarterly on the 15th of each January, April, July and October. The principal amount of the loan is payable in quarterly installments of $30,000 each on the 15th of each March, June, September and December, commencing December 15, 1996, with the final payment due March 15, 1999. If the Company is in default under the ICICI Loan Agreement, ICICI has the right to convert all unpaid principal and interest into shares of Common Stock of the Company at fair value as determined by an independent evaluator. In 1996, the Company was in default of certain payment and other obligations under the ICICI Loan Agreement, but as of September 30, 1996 brought such payment obligations current and received a written waiver from ICICI of all existing and prior defaults. The Company does not have any indebtedness other than to ICICI and is not a party to a line of credit. See "Risk Factors-- Prior Defaults."

     The Company's cash flows have been used primarily for general operating expenses, equipment purchases and internal research and development funding. At September 30, 1996 and September 30, 1995, the Company had cash, cash equivalents, and temporary investments of $822,000 and $250,000, respectively. The Company had a net deferred tax asset at September 30, 1996 of approximately $726,000, offset by a valuation allowance of the same amount since the Company has not determined that it is more likely than not that it will be realized.

     The Company intends to use the net proceeds of the Offering in order to market its products and solutions, expand its property, plant and equipment, hire personnel to market and perform year 2000 compliance services and for working capital and general corporate purposes. Management believes that cash flows from operations and the net proceeds of the Offering will be sufficient to meet the Company's future cash flow needs for at least one year following the Offering. In the longer term, the Company may require additional sources of liquidity to fund future growth. Such sources of liquidity may include additional equity offerings or debt financings.

IMPACT OF INFLATION

     Increases in the inflation rate are not expected to affect the Company's operating expenses. Although the Company has no current plans to borrow funds, if it were to do so at variable interest rates, any increase in interest rates would increase the Company's cost of borrowed funds.

SEASONALITY

     The Company's operations are not affected by seasonal fluctuations, although the Company's cash flows may at times be affected by fluctuations in the timing of cash receipts from large contracts.

NEW ACCOUNTING STANDARD

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." The Company has determined that it will continue to account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25 and elect the disclosure-only alternative under SFAS No. 123. The Company will be required to disclose the pro forma net income or loss and per share amounts in the notes to the financial statements using the fair-value-based method beginning in the year ending March 31, 1997, with comparable disclosures for the year ended March 31, 1996. The Company has not determined the impact of these pro forma adjustments.

                                    BUSINESS

GENERAL

     SEEC provides a suite of software products and business solutions for maintaining and redeveloping legacy COBOL software applications and related databases, including solutions for year 2000 compliance. SEEC also provides solutions for the migration of existing COBOL applications from mainframe to client/ server environments. The Company's software products and solutions are designed to minimize the time and cost of maintenance and redevelopment by automating various functions and utilizing well-defined and repeatable processes.

     The Company's software products, which are based on the Company's core COBOL analysis technology, automate many of the procedures required for COBOL application maintenance and redevelopment, including year 2000 compliance. In 1992, SEEC introduced the first PC Windows-based product for COBOL maintenance and redevelopment as an alternative to existing mainframe-based tools. The Company's products analyze and modify COBOL source code, which is downloaded from the mainframe to a PC/LAN Microsoft Windows environment where it is stored in application dictionaries for performance of maintenance and redevelopment functions. SEEC has also developed software tools that enable customers to extract business rules and functions from legacy COBOL applications for reuse in object-oriented client/server environments. SEEC markets and sells its products and solutions primarily to Fortune 1000 companies and similarly-sized business and governmental organizations.

INDUSTRY BACKGROUND

GENERAL COBOL MAINTENANCE AND REDEVELOPMENT

     Most large business and governmental organizations utilize large mainframe computer systems for the informational requirements of their businesses. These systems contain the core knowledge and processes that support the major operations of these organizations. Examples of such systems include insurance claims processing systems, airline reservation systems, on-line banking systems, manufacturing systems and utility billing systems. These computer systems are primarily run on large, mainframe computers using programs written in the COBOL programming language. The organizations that rely on these legacy systems typically have made enormous investments in their systems.

     Organizations that rely on large mainframe systems must continually maintain and redevelop their legacy applications to meet constantly changing information requirements and to incorporate advances in technologies. The maintenance and redevelopment process is time consuming and labor intensive. Industry sources estimate that worldwide there are more than 10,000 IBM mainframe sites and more than 150 billion lines of COBOL code currently in use. Industry sources also indicate that a substantial portion of COBOL application resources are dedicated to the maintenance and redevelopment of these systems. An immediate maintenance requirement is caused by the inability of most legacy applications to process accurately calculations and logic involving the year 2000 and beyond.

     The use of substantial resources in the maintenance and redevelopment process limits the resources available to large organizations for other important informational tasks, such as developing new software applications. Consequently, many large organizations are seeking to improve the maintenance and redevelopment process in order to reduce costs, improve productivity and preserve information systems investments. These trends have resulted in increased demand for automated software tools for maintenance and redevelopment that supplement traditional, mostly manual, methods that are often tedious, time consuming and error-prone. Many organizations lack the internal resources to incorporate new and developing technologies, train personnel, and develop efficient methodologies to perform or improve legacy applications maintenance and redevelopment. As a result, certain organizations have outsourced certain functions to third-party service providers which have developed efficient, state-of-the-art approaches to legacy system maintenance and redevelopment.

YEAR 2000 OPPORTUNITY

     Awareness and recognition of the year 2000 problem has been spreading rapidly as the millennium approaches. The year 2000 problem relates to the highly-publicized inability of many existing computer systems to process information or logic completely or accurately involving the year 2000 and beyond. The problem results from the traditional use of two-digit date fields to perform computations and decision-making functions. For example, a program using a two-digit date field may misinterpret "00" as the year 1900 rather than 2000. As a result, many legacy systems are at risk. For example, unless year 2000 compliance is completed in certain systems, credit cards and ATM cards will expire prematurely and insurance policies that span three to seven years cannot be written. These date-dependent programs are ubiquitous in legacy software applications used in many critical business operations.

     Many organizations lack the internal resources to address adequately the year 2000 problem in a timely manner. One industry source estimates that the overall cost of solving the year 2000 problem worldwide will be in the range of $300 to $600 billion. Another industry source estimates that for an average company with 35,000 programs, it would take 75 to 150 person-years to complete the necessary analysis and coding for year 2000 compliance, which translates into a three-year period for a team of 25 to 50 programmers. A number of solutions providers, including SEEC, have developed special programs to meet the needs of year 2000 compliance.

     SEEC believes that over the next three years most organizations will attempt to acquire cost-effective solutions for the year 2000 problem. As a result, SEEC anticipates that demand for year 2000 tools and solutions will grow significantly. Since the problem requires a large number of programs and systems to be corrected, it is anticipated that most organizations will not have adequate internal resources to perform all the year 2000 conversion tasks. Consequently, most organizations will attempt to utilize highly-automated solutions and in many cases to outsource the conversion to service providers who can achieve economies of scale by setting up procedures, or "factories", that utilize automation tools and well-defined processes for year 2000 compliance. In addition, SEEC believes that the year 2000 problem will cause many organizations to explore further the possibility of migrating all or portions of their legacy systems to client/server systems.

CLIENT/SERVER MIGRATION

     As computing technology evolves and information processing requirements expand, large organizations are seeking to preserve the investment in their existing systems by integrating their mainframe computers with modern distributed computer processing architectures, such as client/server systems. Distributed computing refers to computer transactions that may take place among different types of computers at one or more locations, thereby permitting enterprise-wide information exchanges to occur that otherwise might not be possible. In a client/server environment, a mid-range computer serves as a network's hub or server. The server is connected to several desktop PCs or workstations known as "clients" throughout an organization.

     SEEC believes that the client/server approach has several benefits over mainframe-based systems, including user friendliness, flexibility in creating new applications in response to changes in an organization's informational requirements, accessibility of corporate data from a variety of databases, and the ability to present data in a variety of formats. Client/server architectures are becoming more cost effective as a result of technological advances made in PCs, networking, disk storage, operating systems and software applications.

     SEEC expects many large organizations to adopt a strategy of retaining many key COBOL applications on existing mainframe systems, migrating all or part of other existing applications to a client/server environment and pursuing new application development in both mainframe and client/server environments. Although the year 2000 problem will require organizations to focus on mainframe systems maintenance, SEEC anticipates that it will also provide an impetus to replace some mainframe systems with client/server systems. SEEC anticipates that many organizations that engage in client/server migration will attempt to reduce their costs and risks by utilizing software tools that extract business rules and functions from legacy COBOL applications for reuse in object-oriented client/server environments. (Object-oriented technology is a new paradigm for designing a software system by describing the attributes of concepts, things and actions and then broadly reusing that description and its software code.) SEEC has developed software tools for this purpose and intends to market and sell its solutions and tools to new and existing customers engaged in client/ server migration.

COMPANY STRATEGY

     SEEC's objective is to become a leading provider of software products and business solutions for the maintenance and redevelopment of legacy software applications and related databases. Key elements of the Company's strategy to achieve its objective are the following:

     Broad Based Distribution Strategy. SEEC intends to continue to pursue a broad based distribution strategy for its software tools and solutions, including selling directly to end-user customers, licensing to third-party service providers such as Complete Business Solutions, Inc., IBM's Integrated Systems and Solutions Corp. and Coopers & Lybrand, and utilizing product distributors.

     Customer Partnerships. A key element of the Company's strategy is to work in partnership with its customers to minimize the time and cost of legacy application maintenance and redevelopment. SEEC's Smart Change Factory combines the Company's software tools with well-defined procedures to efficiently utilize customer information resources. The Smart Change Factory provides a customer with a complete end-to-end solution and an analytical approach to year 2000 conversion whereby appropriate solutions for different software applications may be adopted and implemented in order to save the customer time and expense. The Smart Change Factory approach provides a range of options that address customer concerns regarding control over critical software applications. End-user customers have the option of implementing the Company's tools and solutions in house or of outsourcing the maintenance work to SEEC or a licensed third party service provider. See "Business--Products and Solutions--Smart Change Factory."

     PC/LAN Microsoft Windows-Based Software Tools. SEEC introduced the first PC-based COBOL maintenance and redevelopment tools in 1992. SEEC believes PC-based tools offer certain advantages over mainframe based tools, including the ability to (i) utilize a graphical user interface that is easier to use and learn, (ii) analyze source code in a high-performance, interactive PC environment that conserves valuable mainframe resources and (iii) provide cost-effective solutions for maintenance and redevelopment.

GROWTH STRATEGY

     SEEC believes that year 2000 compliance will significantly increase the awareness of issues regarding legacy COBOL system maintenance and redevelopment. In addition, SEEC believes that the trend to outsource certain legacy application maintenance and redevelopment functions by Fortune 1000 or similarly-sized companies and government organizations will continue. The following are key elements of the Company's growth strategy.

     Increase Sales to Existing Customers. SEEC intends to increase its sales of software tools and solutions to existing customers, including year 2000 compliance tools and solutions. Many of SEEC's existing customers are currently examining the year 2000 problem or are engaged in year 2000 impact assessments and planning. The Company will also continue to provide customers with tools and solutions for year 2000 correction and testing.

     Target New Customers with Year 2000 Products and Solutions. SEEC intends to take advantage of the opportunity presented by the year 2000 problem by vigorously marketing the Smart Change Factory approach to year 2000 compliance and the benefits of PC-based solutions. In addition to expanding its direct marketing and sales activities, SEEC intends to establish additional marketing and distribution channels through additional distributors and strategic relationships with third party service providers.

     Leverage Expanded Customer Base. SEEC anticipates that the knowledge and close working relationship it develops with its new and existing customers in providing solutions for year 2000 compliance will provide additional opportunities for SEEC to provide tools and solutions for on-going COBOL maintenance and redevelopment and for the longer-term process of migration from large mainframe to client/server environments. SEEC believes client/server systems will be implemented in an object-oriented environment and will create demand for extracting and reusing business objects. SEEC has already developed products such as COBOL Slicer and SEEC Object Designer in furtherance of this aspect of its business strategy. SEEC believes that these opportunities will sustain growth beyond the year 2000 although there can be no assurance that such growth will materialize.

     Enhance Technological Leadership and Excellence. SEEC intends to continue to expand the functionality of its products and solutions by developing new products and solutions that build on both its core technology and its experience with maintenance and redevelopment processes. SEEC also plans to pursue opportunities for product and technology acquisitions or alliances that complement its existing products or allow expansion into new product areas and markets.

PRODUCTS AND SOLUTIONS

CORE SOFTWARE TECHNOLOGY

     SEEC's software products, which are based on its core COBOL analysis technology, provide a comprehensive and integrated approach to automating many of the procedures required for COBOL application maintenance and redevelopment, including year 2000 compliance. The diagram below depicts the process utilized by SEEC's core COBOL analysis technology.


A diagram depicting the process utilized by SEEC's core COBOL analysis technology.


     Download. COBOL and related source code resides in libraries on the mainframe. SEEC utilizes third party tools to download COBOL source code, database definitions, screen definitions and job control language to a PC or LAN server for capture into SEEC's application dictionary. SEEC provides interfaces with source control software to synchronize the sources with the version stored in the application dictionary.

     The Application Capture Facility. The application capture facility processes the downloaded source code to create an application dictionary that stores all of the information that represents the data and business logic of legacy COBOL systems. The Company's software utilizes proprietary parsing and data flow technology to create the relationships between the entity-related information reflected in a customer's files and databases, as well as the processes that use them. Most organizations have very little documentation of their legacy systems. The application dictionary enables users to understand the business intent of the existing systems by providing documentation of the legacy programs. Information about the flow of control among programs is also stored in the application dictionary, enabling users to group the items by business function.

     Application Dictionary. The application dictionary is a repository that stores all key design objects in a COBOL application, such as COBOL source code, database definitions, screen definitions and job control language, which is a set of instructions which helps the computer in managing the execution of programs and the use of computer resources.

     The Application Analysis Facility. The application analysis facility performs system and program, impact and logic analysis functions, each of which is described below:

          System and Program Analysis. The application analysis facility generates several views of programs and systems that help customers understand the logic of a program or the flow of control between programs and systems. It provides an interactive graphical view of the logic and data structures and enables a user to navigate through the application to locate execution patterns relating to a particular function. Program execution is simulated through a code walk-through feature whereby a user can trace program logic without data. It also identifies data and program anomalies such as dead code and dead data.

          Three examples of system and program analysis are control flow, data structure analysis and documentation. The control flow is based on job flows or analysis of transaction flow among programs. This documents the relationships between various program steps in a system and the files and databases processed in each step. The information regarding the screen dialog can also be obtained for on-line systems. The data structure analysis derives graphical views of database schema as represented in sequential files and databases. The databases which the system and program analysis facility supports are IBM's Information Management System ("IMS"), Database/2 ("DB2") and virtual sequential access method ("VSAM"). The user can view the data definitions and obtain information regarding where a data structure is used and the transformations performed on data by various programs. The application analysis facility automatically generates documentation of programs and systems. Most legacy systems have very little documentation. The documentation generated by the Company's core COBOL analysis technology increases the productivity of a programmer who is required to make changes or enhancements to a system unfamiliar to the programmer. Industry standard metrics to measure complexity of programs are also generated to assist in estimating effort required to maintain a legacy COBOL system.

          Impact Analysis. Impact analysis provides the ability to assess the impact of making changes to an application by analyzing the data flow and interrelationships between different components of an application. For example, this facility assesses the impact of expanding a database from two-digit date fields to four-digit date fields. The impact analysis will accurately identify the programs, affected items and affected logical statements in the application. The application analysis facility supports a wide range of databases such as IMS, DB2 and VSAM; Computer Associates IDMS and Software AG's ADABAS. The impact analysis reports can be loaded into any relational database for further analysis.

          Logic Analysis. Logic analysis is used to derive several program views which can be displayed or printed. Logic analysis is useful in conjunction with data flow analysis to understand and extract business rules and is useful in understanding and documenting programs.

     PC Test Environment. Once COBOL applications are modified, they must be tested to ensure proper performance. SEEC's goal is to provide an integrated workgroup environment for COBOL maintenance in the PC/LAN setting. To facilitate the programmer's task of using different tools that are customized for the programmer's installation, the Company's software products interface with testing tools from other software vendors.

     Upload. Third party tools are used to upload the redeveloped COBOL source code, database definitions, screen definitions and job control language from the PC/LAN server to the mainframe where additional testing may be performed.

PRODUCTS

     SEEC COBOL Analyst. COBOL Analyst is based upon the Company's core COBOL analysis technology. COBOL Analyst is a PC/LAN-based application maintenance and redevelopment software tool that is used for performing system-wide change impact analysis, program and system understanding, business rule extraction and documentation. Organizations use COBOL Analyst either to enhance existing legacy applications or to rewrite these applications in a client/server architecture based on business rules extracted from the legacy application. COBOL Analyst comes with several additional features to ease maintenance and redevelopment tasks. COBOL Analyst's Code Walk-thru facility guides programmers through multiple execution scenarios and records traversed paths for future analysis and follow-up. The Synonym Processor detects and identifies redundant data across programs, screens, files and databases in an application. COBOL Analyst's DB2 Analyzer loads and analyzes the DB2 data definitions and the structured query language ("SQL") embedded within the program in an application with drill-down capability to explore design details. The Inventory/Analysis tool allows users to feed system-level cross reference information into a relational database, enabling programmed and ad hoc queries.

     SEEC COBOL Analyst 2000. COBOL Analyst 2000 is an enhanced version of COBOL Analyst that contains all the capabilities of COBOL Analyst, as well as several additional features designed to address year 2000 compliance. Currently, COBOL Analyst 2000 assists in the assessment, planning and correction phases of year 2000 compliance. SEEC is currently enhancing the capabilities of COBOL Analyst 2000 to enable it to automate further the correction phase of year 2000 compliance. COBOL Analyst 2000 includes a feature to scan for date patterns in order to locate date items and a synonym processing feature to identify indirect references to date items.

     SEEC COBOL Slicer. COBOL Slicer, which is derived from the core COBOL analysis technology, utilizes "program slicing" technology to provide an interactive PC-based slicing tool designed to increase productivity in understanding program logic while redeveloping applications. COBOL Slicer assists in the documentation of valuable business rules embedded in legacy COBOL systems. SEEC's COBOL Slicer allows customers to understand the program, data structures and input/output screens of an application. Business rules can then be identified by locating appropriate slicing criteria and understanding the code slice, control flow and the logical data model. COBOL Slicer is also being used for testing, including testing for year 2000 compliance. SEEC is currently enhancing COBOL Slicer to further automate the generation of test cases.

     SEEC Date Analyzer. Date Analyzer is a stand-alone product which provides year 2000 impact analysis for non-COBOL applications. Date Analyzer examines the various programs or source files across languages using a pattern-matching scheme, and then analyzes the language rules to detect the items and statements which are potentially affected by the year 2000. Pre-defined language rules can be extended, and rules may be defined for languages not included as a part of the product. Date Analyzer can be used to perform year 2000 analysis on ten programming languages, including Software AG's NATURAL and Information Builders' FOCUS. The Company intends to enhance Date Analyzer to analyze other languages as market opportunities present themselves.

     SEEC Object Designer. Object Designer is a stand-alone product that interfaces with the Company's core COBOL analysis technology. Object Designer utilizes an object modeling technique to represent the business model and generate the database design for relational databases such as Oracle and Sybase. Object Designer allows the user to specify methods in C++ language, and generate objects which are reusable by applications in PC-based visual languages such as Microsoft's Visual Basic and Sybase's Power Builder. The object model can be populated by mapping objects to entities in the legacy application using the application dictionary. Object Designer may be utilized in conjunction with COBOL Analyst and COBOL Slicer and/or third party software tools to extract business rules to build reusable objects for client/server migration. Object Designer is currently in the beta testing stage of development and has not been marketed and sold to date. SEEC expects that its first sales of Object Designer will be in the first half of 1997.

SMART CHANGE FACTORY

     The year 2000 problem presents a significant marketing opportunity for SEEC. SEEC provides year 2000 compliance solutions through its Smart Change Factory, a repeatable process that combines the Company's proprietary software tools with certain third-party software tools and well-defined procedures designed to efficiently utilize customer information resources. The Company's Smart Change Factory products and solutions may be integrated with a customer's existing organization, allowing the customer to retain control of critical software applications. The Company's products and solutions may also be used for complete application outsourcing by the customer to SEEC or to licensed third-party solution providers.

     The year 2000 compliance process involves four phases: (1) inventory and impact assessment, (2) planning, (3) source correction and (4) testing. The inventory and impact assessment and source correction phases can be automated to a greater extent using software tools than the planning and testing phases, which tend to be more labor intensive and require more expert intervention. The Company's approach to each of these phases is discussed below.

     Inventory and Impact Assessment Phase. This phase, which is highly automatable, involves identification of the applications, programs, files, databases and external interfaces that are or may be affected by the use of two-digit date fields, assessment of potential program or system failures that may occur, identification of programs that must be corrected, and a preliminary estimate of the timing and cost of implementing required corrections. SEEC's COBOL Analyst 2000 automates various functions, including identification of date items, synonyms and year 2000 affected source code. That information is then imported to Microsoft Access or other relational databases, and is used to create a set of technical assessment reports identifying in detail affected programs, data items and logic statements, as well as a preliminary estimate of source correction and testing budgets.

     Planning Phase. The planning phase involves analysis of the data generated in the impact assessment phase in order to generate a comprehensive plan for implementation of the correction process, including tools and procedures to be used, sequencing of programs for the correction phase, and test procedures to be followed. This phase is critical to developing an efficient correction and test phase plan to minimize customer expenses and maximize utilization of customer information resources. On an outsourced project, SEEC will work very closely with the customer during this phase to develop a plan that takes into consideration the nature of the organization, its informational requirements and budget constraints. It is during this phase that the Smart Change Factory approach described below will be applied analytically to determine the most appropriate correction for each application, which may be program logic changes for certain applications and date field expansion for others. During the planning phase SEEC may also recommend phasing out particular programs, replacement of particular programs, redevelopment of programs, or no correction at all. COBOL Analyst 2000 is used as an assistance tool in the planning process, but this process necessarily involves a significant amount of judgment and decision-making.

     Source Correction Phase. This phase involves implementation of the corrective steps decided upon in the planning phase. Software tools can significantly improve productivity in this phase, and SEEC is enhancing COBOL Analyst 2000 and related tools to further automate source code correction. In the Smart Change Factory process, this phase is a well defined, assembly line-like process, with repeatable steps. The Company's tools for implementing procedural application changes utilize a rule-based editing scheme in which program logic changes can be implemented by SEEC or the customer.

     Testing Phase. In this phase, all corrected and functionally related programs must be tested to ensure proper functionality and continued operation using the year 2000 and beyond. SEEC and industry sources estimate that this phase of the year 2000 compliance process will be the most time consuming, the most labor intensive and the least susceptible to automation. SEEC is enhancing its software tools to add features that will automate certain steps in the testing phase. Testing parameters will vary for each customer, depending on industry and legacy applications in place.

     The Smart Change Factory approach to year 2000 compliance may be distinguished from the so-called "mass change" approach which involves the automatic expansion of all two digit date fields in all applications to four digit date fields. The Smart Change Factory approach, on the other hand, involves analysis of the impact of the year 2000 on each application and a determination of the most appropriate solution for each application. Under the Smart Change Factory approach, the Company's tools are utilized to help determine the technical feasibility of implementing program logic changes to particular applications that enable the applications to become year 2000 compliant without expanding date fields. The Company's tools are then utilized to assist in implementing date field expansion where appropriate and program logic changes where appropriate. The Smart Change Factory approach typically involves more time and effort in the planning phase of the process, while the mass change approach typically involves considerably more time and effort in the correction and testing phases. Since the source correction and testing phases tend to be much larger and more labor intensive than the planning phase, the mass change approach can result in significantly higher costs to the customer.

SEEC'S CLIENT-SERVER MIGRATION SOLUTION

     SEEC's client/server migration solution is based on SEEC's redevelopment process which leverages the entity information and the business rules embedded in legacy COBOL software applications. SEEC's tools avoid the re-creation of entity information and business rules, a costly and time consuming process. SEEC's methodology enables the user to rapidly build an object model utilizing SEEC's Object Designer product, which reuses information from the legacy COBOL systems stored in the COBOL Analyst Application Dictionary.

     SEEC's client/server solutions are based on a three-tiered architecture where the business objects created from the legacy COBOL systems in conjunction with visual and database objects enable a user to build an application rapidly. SEEC's redevelopment process enables an information systems organization to extract business rules for reuse in the client/server environment using the COBOL Slicer tool.

PRICING OF PRODUCTS AND PROFESSIONAL SERVICES

     SEEC's software products are typically licensed to customers. License agreements generally limit the use of products to a user or number of users. The LAN license will permit concurrent use which is monitored by the LAN server component of the product. Some of the software components are licensed for use on designated servers or a number of servers at a specified site. The price for a typical workgroup license for COBOL Analyst is approximately $25,000, and for COBOL Analyst 2000 is approximately $35,000.

     The Company's professional services are generally priced on a time and materials basis. Year 2000 impact assessments are conducted for a fixed price based on the number of lines of code in a customer's legacy system. A typical assessment for a Fortune 1000 company is priced in the $100,000 to $150,000 range. Year 2000 planning and conversion projects, which typically represent a significantly larger share of the total cost of year 2000 compliance, are priced either on a time and material or fixed price basis. System integration testing and implementation support is done on a time and materials basis. Customers generally pay travel and living expenses for SEEC's personnel working at the customer site.

CUSTOMER AND TECHNICAL SUPPORT

     SEEC offers maintenance for each of its products, which entitles the customer to receive technical support and advice, including problem resolution services, installation assistance, error corrections and any product enhancements released during the maintenance period. Maintenance and support services are provided primarily by telephone or e-mail from SEEC's Pittsburgh, Pennsylvania headquarters.

     SEEC's standard license agreement does not require SEEC to provide maintenance for any period of time and does not provide express or implied warranties for SEEC's product software. In connection with the sale of its products, SEEC offers optional annual maintenance support, including major program updates and technical support.

CUSTOMERS

     SEEC's products and services are used by information systems departments of Fortune 1000 companies and similarly sized business and governmental organizations. Customers who have purchased at least $25,000 of products and/or services from SEEC and for whom SEEC currently provides maintenance, including product updates and technical support, include the following:

                               YEAR 2000 SOLUTIONS

Wheeling Pittsburgh Corporation
Mack Trucks
Rockwell International
 Corporation
Northern Illinois Gas
Foremost Insurance Company
 (through IBM's Integrated
 Systems and Solutions Corp.)
Aluminum Company of America
Weirton Steel Corporation
University of Pittsburgh

                           GENERAL COBOL MAINTENANCE
                                AND REDEVELOPMENT

Sallie Mae
American Savings Bank
Mellon Bank, N.A.
Securities Industry
 Automation Corporation
Deere & Co.
Pershing Division of Donaldson,
 Lufkin & Jenrette Securities
 Corporation
Illinois Department of
 Employment Security
Columbia Gas

                                SERVICE PROVIDERS

Complete Business
 Solutions, Inc.
IBM's Integrated Systems and
 Solutions Corp.
Coopers & Lybrand
Silverline Industries

     During fiscal 1996, revenues from Complete Business Solutions, Inc., ASD International and Wheeling Pittsburgh Corporation accounted for 32%, 14% and 10%, respectively, of SEEC's total revenues. During the six months ended September 30, 1996, revenues from those same customers accounted for 24%, 5% and 7%, respectively, of SEEC's total revenues. No other customer during such periods accounted for more than 10% of SEEC's total revenues.

SALES, MARKETING AND DISTRIBUTION

     SEEC markets its products and services primarily to Fortune 1000 companies and similarly-sized business and governmental organizations. SEEC's marketing efforts are implemented through its direct sales force utilizing a direct mail campaign supported by promotion through trade articles and trade shows that address the software maintenance market. SEEC's marketing efforts are also implemented through software licenses and other arrangements with service providers that provide solutions to COBOL maintenance. SEEC sells and supports its products and services from its Pittsburgh, Pennsylvania headquarters. As of November 1, 1996, SEEC had four employees engaged in sales and marketing.

     Prior to fiscal 1996, SEEC deferred efforts to further develop its sales and marketing infrastructure due to VIASOFT's limited exclusive distribution rights, which expired in May 1995, and the limited resources available to SEEC. SEEC intends to use a substantial portion of the proceeds of the Offering to expand the sales and marketing of its products and services. See "Use of Proceeds."

     SEEC intends to continue to pursue a broad-based distribution strategy for its software tools and solutions. In addition to making direct sales to end-user customers, SEEC licenses its products and solutions to several third-party solutions providers such as Complete Business Solutions, Inc., IBM's Integrated Systems and Solutions Corp. and Coopers & Lybrand. These third-party solutions providers utilize the Company's tools and solutions in connection with COBOL maintenance and redevelopment engagements, including year 2000 compliance, with their own customers. SEEC also intends to utilize product distributors for sales of its products. SEEC has product distribution agreements with ERA Software Systems Private Limited, SEEC's product distributor in India, and VIASOFT.

     In November 1993, SEEC entered into a five-year International Software Marketing and License Agreement (the "VIASOFT Agreement") with VIASOFT, pursuant to which SEEC granted VIASOFT a worldwide license to use and market all of SEEC's products that address the COBOL maintenance market, including the COBOL Analyst product line, under VIASOFT's private label "ESW/PC". The license granted to VIASOFT limited exclusive marketing rights through June 1, 1995 and non-exclusive rights thereafter. Pursuant to the VIASOFT Agreement, VIASOFT pays SEEC a royalty of 30% of all license or maintenance fees related to its distribution of SEEC's products up to a maximum of $2 million and thereafter a royalty of 25% of license fees and 30% of maintenance fees related to SEEC's products. During fiscal 1995 and 1996, and for the first six months of fiscal 1997, revenue from VIASOFT accounted for approximately 13%, 8% and 3%, respectively, of SEEC's total revenue. During fiscal 1994, revenue from VIASOFT accounted for less than 1% of the Company's total revenue.

     SEEC may terminate the VIASOFT Agreement after the third or fourth anniversaries of the commencement of the VIASOFT Agreement if VIASOFT does not make minimum payments of at least $1 million during the 12 months preceding the third or fourth anniversaries. The VIASOFT Agreement, which expires in December 1998, is subject to automatic renewal for five successive one-year periods if VIASOFT has made minimum payments of at least $1 million during the 12 months preceding the applicable expiration date.

     SEEC gave notice to VIASOFT on December 3, 1996 of its intention to terminate the VIASOFT Agreement as a result of VIASOFT's not making minimum royalty payments of at least $1,000,000 during the 12 months preceding the third anniversary of the date of the Agreement. SEEC has received notice from VIASOFT that it does not intend to extend the VIASOFT Agreement by making such minimum payments and acknowledging that the VIASOFT Agreement will terminate effective June 4, 1997. Following such termination date, SEEC will be obligated to provide VIASOFT with sufficient copies of the licensed products to cover the unearned advance royalties from VIASOFT.

     The VIASOFT Agreement permitted SEEC to use VIASOFT's proprietary COBOL Parser Validation Suite to test SEEC's products. In exchange for such use, SEEC agreed to pay to VIASOFT a royalty of 5% of SEEC's sales of products which contain or use a COBOL parser, subject to a maximum royalty payment of $1 million and a minimum royalty payment of $100,000, during the five-year period ending November 30, 1998.

     SEEC has granted several organizations the non-exclusive right to market SEEC's products in connection with COBOL maintenance and redevelopment solutions, including year 2000 solutions. SEEC intends to enter into additional distribution, license and/or marketing agreements, particularly with service providers or strategic systems integrators, for its software products.

COMPETITION

     The market for SEEC's software products and solutions, including its solutions for the year 2000 problem and client/server migration, is intensely competitive and is characterized by rapid change in technology and user needs and the frequent introduction of new products. SEEC's principal competitors in the software tools market include VIASOFT, Micro-Focus Group Public Limited Company and Computer Associates International, Inc. The Company also competes with large service providers such as IBM's Integrated Systems and Solutions Corp., Cap Gemini America, Computer Horizons Corp. and the Big Six accounting firms. Certain of these service providers have developed or acquired proprietary software tools.

     SEEC believes that the principal factors affecting competition in the software tools market include product performance and reliability, product functionality, ability to respond to changing customer needs, ease of use, training, quality of support and price. The primary competitive factors in the solutions markets, including the year 2000 compliance market, are price, service, the expertise and experience of the service personnel and the ability of such personnel to provide solutions to applications problems. Other than technical expertise and, with respect to the year 2000 compliance market, the limited time available until the year 2000 arrives, there are no significant proprietary or other barriers to entry that could prevent potential competitors from developing or acquiring similar tools or providing competing solutions in the Company's market.

     The Company's ability to compete successfully in the sale of products and solutions will depend in large part upon its ability to attract new customers, deliver and support product enhancements to its existing and new customers and respond effectively to continuing technological change by developing new products and solutions. The Company believes that its PC-based tools will enable it to compete effectively with various other tool vendors, including those that offer mainframe solutions, in certain segments of the year 2000 market and the COBOL maintenance and redevelopment market. SEEC believes that its primary competitive advantages are price, performance and support. The Company believes that the performance and support advantages of its PC-tools include a graphical user interface, ease-of-use and portability, coverage and maintenance for a wide range of platforms, languages and databases, and the accuracy and completeness of analysis and solutions that its tools provide.

     SEEC believes its Smart Change Factory approach offers a comprehensive, competitive advantage. The Company's Smart Change Factory offers customers time- and expense-saving options for a complete end-to-end solution and an analytical approach to year 2000 conversions. See "Business-- Products and Solutions-- Smart Change Factory."

     SEEC's PC-based tools are offered at a lower price than mainframe solutions, provide similar functionality, and also enable valuable mainframe resources to be conserved because year 2000 compliance and on-going maintenance and redevelopment functions are performed on the PC.

RESEARCH AND DEVELOPMENT

     SEEC plans to continue significant research and development to enhance the functionality and performance of its COBOL Analyst product line. In fiscal 1997, the emphasis will be on enhancing the automation in source correction for year 2000 compliance for COBOL systems, enhancement of COBOL Slicer for test coverage analysis, and increased support for non-COBOL languages. In fiscal 1998, the Company intends to enhance its Object Designer product for client/server migration based on customer feedback and technology trends in the industry.

     SEEC's development of new products has been accomplished primarily with in-house development personnel and resources in conjunction with ERA. The initial development of SEEC's COBOL maintenance products was funded in part by a grant from ICICI pursuant to the Project Financing Agreement among ICICI, SEEC and ERA. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     The Project Financing Agreement provided for joint ownership by SEEC and ERA of all products developed with funds provided thereunder. In March 1996, SEEC and ERA entered into a Product Purchase Agreement (the "Product Purchase Agreement"), pursuant to which ERA transferred its ownership interest in SEEC's products and technologies to SEEC and agreed to assist SEEC in developing new products and technologies. Pursuant to the Product Purchase Agreement, ERA has the nonexclusive right to perform design and development work with respect to SEEC's products pursuant to specified development schedules. In addition, ERA has agreed to maintain in India the necessary infrastructure and personnel to support such design and development work. ERA has also agreed to transfer to SEEC the necessary manpower for product support and to maintain a team of personnel in India for maintenance of SEEC's products.

     SEEC has the right to purchase ERA's research and development facility, including personnel, equipment and information utilized by ERA for design, development and maintenance of products, upon the occurrence of certain events including a change of control of ERA, a termination of the Product Purchase Agreement by ERA upon 12 months notice, certain defaults by ERA, an initial public offering by ERA or the failure by the parties to agree upon maintenance fees after the first six years of the Product Purchase Agreement. See "Certain Transactions."

     As of January 1, 1997, SEEC had four employees engaged in product development and ten employees of ERA were engaged in product development for SEEC. All of SEEC's research and development employees are located at SEEC's Pittsburgh, Pennsylvania headquarters. In addition to developing new products, SEEC continually updates its existing products through enhancements and new releases.

     During fiscal 1994, 1995 and 1996, and the six months ended September 30, 1995 and 1996, research and development expenditures, including research and development fees paid to ERA, were $317,000, $407,000, $337,000, $178,000 and
$138,000, respectively.

PRODUCT PROTECTION

     SEEC relies on a combination of copyright, trade secret and trademark laws, and contractual provisions to establish and protect its rights in its software products and proprietary technology. SEEC protects the source code version of its products as a trade secret and as an unpublished copyrighted work. Despite these precautions, it may be possible for unauthorized parties to copy certain portions of SEEC's products or reverse engineer or obtain and use information that SEEC regards as proprietary. SEEC has no patents and existing copyright and trade secret laws offer only limited protection. Certain provisions of the license and distribution agreements generally used by SEEC, including provisions protecting against unauthorized use, copying, transfer and disclosure, may be unenforceable under the laws of certain jurisdictions, and SEEC is required to negotiate limits on these provisions from time to time. In addition, the laws of some foreign countries do not protect SEEC's proprietary rights to the same extent as do the laws of the United States. SEEC has been and may be required from time to time to enter into source code escrow agreements with certain customers and distributors, providing for release of source code in the event SEEC breaches its support and maintenance obligations, files bankruptcy or ceases to continue doing business. SEEC licenses its products for PCs pursuant to "shrink-wrap" license agreements that are not negotiated with or signed by licensees and may therefore be unenforceable in certain jurisdictions.

     SEEC's competitive position may be affected by its ability to protect its proprietary information. However, because the software industry is characterized by rapid technological change, SEEC believes that patent, trademark, copyright, trade secret and other legal protections are less significant to SEEC's success than other factors such as the knowledge, ability and experience of SEEC's personnel, new product and service development, frequent product enhancements, customer service and ongoing product support.

     While SEEC has no knowledge that it is infringing the proprietary rights of any third party, there can be no assurance that such claims will not be asserted in the future with respect to existing or future products. Any such assertion by a third party could require SEEC to pay royalties, to participate in costly litigation and defend licensees in any such suit pursuant to indemnification agreements, or to refrain from selling an alleged infringing product or service.

EMPLOYEES

     SEEC had 25 employees as of January 1, 1997, including five in sales and marketing, four in research, development and support, twelve in professional services and four in corporate operations and administration. In light of SEEC's plans for rapid expansion and growth in order to capture a significant share of the year 2000 compliance market, the future success of SEEC will depend in large part upon its continued ability to attract and retain highly skilled and qualified personnel. Competition for such personnel is intense in the computer software industry, particularly for talented software developers, service consultants and sales and marketing personnel. None of SEEC's employees is represented by a collective bargaining agreement. SEEC believes that its relations with its employees are good.

FACILITIES

     SEEC's principal administrative, research and development, customer support and marketing facilities are located in approximately 3,000 square feet of space in Pittsburgh, Pennsylvania. SEEC occupies these premises under a lease agreement expiring July 31, 1997. SEEC believes that its facilities are adequate for its current needs and that suitable additional space will be available as needed.

LEGAL PROCEEDINGS

     As of the date of this Prospectus, SEEC is not a party to any litigation and is not aware of any pending or threatened litigation.

                                   MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of SEEC and their ages and positions are as follows:

         NAME             AGE                               POSITION
-----------------------   ----    ------------------------------------------------------------
Raj Reddy                  59     Chairman and Director
Ravindra Koka              46     President, Chief Executive Officer, Treasurer and Director
John D. Godfrey            47     Vice President, Operations and Customer Services,
                                  Secretary and Director
Richard J. Goldbach        41     Chief Financial Officer
Radha Ramaswami Basu       46     Director
Stanley A. Young           70     Director
Abraham Ostrovsky(1)       53     Director Elect

---------

(1) Elected to serve as a director of SEEC effective immediately after the consummation of the Offering.

     Raj Reddy is a co-founder of SEEC and has served as a director since SEEC's inception in 1988 and as Chairman since 1989. Dr. Reddy serves as a consultant in a scientific or engineering capacity from time to time on projects for SEEC. Dr. Reddy has been Dean of the Carnegie Mellon University School of Computer Science since 1992 and is the Herbert A. Simon University Professor of Computer Science and Robotics. Dr. Reddy joined Carnegie Mellon University's Department of Computer Science in 1969 and served as Director of the Robotics Institute from 1979 to 1992. Dr. Reddy is Chairman of the Board of Directors of Carnegie Group, Inc., a member of the Board of Directors of Telxon Corporation and Industry.Net, Inc. and a member of the Technical Advisory Board of Microsoft Corporation.

     Ravindra Koka is a co-founder of SEEC and has been President and Chief Executive Officer and a director of SEEC since its inception in 1988. Mr. Koka is a founding shareholder and director of ERA, a software consulting firm based in India and a shareholder of SEEC, and a founding shareholder and director of ACS Technologies Limited, an Indian company engaged in providing computer hardware maintenance and service. Prior to founding SEEC, Mr. Koka was a program analyst with System Development Corp., a senior systems analyst and mainframe application developer for Roan Consolidated Mines and a visiting scientist and Adjunct Associate Professor at Carnegie Mellon University's Department of Computer Science.

     John D. Godfrey has been Vice President, Operations and Customer Services, and Secretary of SEEC since 1989, and was elected a director of SEEC in March 1996. Prior to joining SEEC, Mr. Godfrey served in various management positions at Cimflex Teknowledge Corp., was director of engineering for American Auto-Matrix, Inc. and PERQ Systems Corp. and served as manager of graphic information systems for Mellon Bank, N.A.

     Richard J. Goldbach joined SEEC in October 1996 as Chief Financial Officer. Mr. Goldbach had previously served as Finance Director for ADVO, Inc., a direct mail marketing company, from May 1991 to September 1996, and as Chief Financial Officer and Treasurer of Scribe Systems, Inc., a computer software publishing company, from January 1986 to December 1990. Prior to that time, Mr. Goldbach was a senior manager in the audit department of Arthur Andersen LLP. He is a certified public accountant.

     Radha Ramaswami Basu was elected a director of SEEC in August 1996. Ms. Basu is the general manager of Hewlett Packard Company's International Software Operation, a position she has held since February 1994. Ms. Basu has held various positions since joining Hewlett Packard in 1978, including worldwide account manager for international programming from 1990 to 1994.

     Stanley A. Young has been a director of SEEC since it was founded in 1988. Mr. Young has been active as a consultant and venture capital investor for the past five years and is Chairman, President and Chief Executive Officer of Young Management Group, Inc., a management consulting firm. Mr. Young is a director of JetForm Corporation, Andyne Computer, Inc. and Cable-Sat Systems, Inc. Mr. Young was formerly a director and seed investor in Parametric Technology Corporation.

     Abraham Ostrovsky has been elected to serve as a director of SEEC effective immediately after the consummation of the Offering. Mr. Ostrovsky has been Chairman and Chief Executive Officer of Cable-Sat Systems, Inc. since February 1996. Mr. Ostrovsky is also Chairman of JetForm Corporation, a provider of forms-based workflow automation software, a position he has held since 1993. He joined JetForm in 1991 as Chief Operating Officer and was Chief Executive Officer from 1991 to 1995. Prior to joining JetForm, Mr. Ostrovsky was concurrently the Senior Vice President of Erskine House PLC, an office equipment dealership, and the Chairman of Savin Florida, a subsidiary of Erskine House, from 1988 to 1990.

TERMS OF DIRECTORS AND OFFICERS

     The Company's directors are elected by the shareholders. Effective upon the closing of the Offering, the Company's Board of Directors will be divided into three classes, with the members of each class serving staggered three-year terms. The Board of Directors will consist of two Class I directors (Abraham Ostrovsky and Stanley A. Young), two Class II directors (Radha R. Basu and John
D. Godfrey), and two Class III directors (Ravindra Koka and Raj Reddy), whose terms will expire at the 1997, 1998 and 1999 Annual Meeting of Shareholders, respectively. SEEC's Bylaws provide that the number of directors shall be fixed from time to time by a majority of the Board of Directors and that vacancies on the Board of Directors (including vacancies created by an increase in the number of directors) may be filled by a majority of the Board of Directors then in office or by the sole remaining director, or, if the Board of Directors or the sole remaining director fails to act, by the shareholders.

     Upon the occurrence of a default under the ICICI Loan Agreement, it has the right to appoint one director of SEEC. In 1996, the Company was in default of certain payment and other obligations under the ICICI Loan Agreement, but as of September 30, 1996 brought such payment obligations current and received a written waiver from ICICI of all existing and prior defaults. See "Risk Factors--Prior Defaults" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

     Officers are appointed by the Board of Directors and, except for those officers with which SEEC has entered into employment agreements, serve at the pleasure of the Board. See "Management--Employment Agreements."

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established two standing committees: a Compensation Committee and an Audit Committee. SEEC's Bylaws provide that all committees must have two or more members and that the Audit Committee must have at least two members who are not employees of SEEC. The members of the Compensation and Audit Committees serve at the pleasure of the Board of Directors.

     The Compensation Committee is responsible for administering the Stock Option Plan, to the extent provided in the authorizing Board resolutions for such plan, and for reviewing and making recommendations to the Board with respect to the salaries, bonuses and other compensation of executive officers, including the terms and conditions of their employment, and other compensation matters. The members of the Compensation Committee are Radha R. Basu and Raj Reddy.

     The Audit Committee is responsible, to the extent provided in the authorizing Board resolutions, for making an annual recommendation, based on a review of qualifications, to the Board for the appointment of independent public accountants to audit the financial statements of SEEC and to perform such other duties as the Board may from time to time prescribe. The Audit Committee will also be responsible for reviewing and making recommendations to the Board with respect to (i) the scope of audits conducted by SEEC's independent public accountants and (ii) the accounting methods and the system of internal control used by SEEC. In addition, the Audit Committee will review reports from SEEC's independent public accountants concerning compliance by management with governmental laws and regulations and with SEEC's policies relating to ethics, conflicts of interest and disbursements of funds. The members of the Audit Committee are Raj Reddy and Stanley A. Young.

STRATEGIC ADVISORY BOARD

     In 1996, the Company appointed a Strategic Advisory Board comprised of Mr. Glen Chatfield and Ms. Radha R. Basu. The Strategic Advisory Board advises the Company's Board of Directors and management on business and product strategy.

     Mr. Chatfield is a director of Carnegie Group, Inc. Mr. Chatfield was President of Chatfield Enterprises from April 1990 to November 1992, and has been President of Optimum Power Technology, Inc. since December 1992, Chairman of Emprise Technologies, Inc. since December 1992, and General Partner of CEO Venture Fund since January 1986. He was a founder of Duquesne Systems, Inc., a predecessor of LEGENT Corporation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors was formed in September 1996. Radha R. Basu and Raj Reddy, who were not at any time during the year ended March 31, 1996, or at any other time, officers or employees of SEEC, are the only members of the Compensation Committee. No executive officer of SEEC serves as a member of the board of directors or compensation committee of another entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

COMPENSATION OF DIRECTORS

     Following completion of the Offering, SEEC intends to pay its non-employee directors $2,000 per Board meeting attended in person and $1,000 per Board meeting attended by telephone. Directors who are employees do not receive any compensation for services performed in their capacity as directors. SEEC reimburses each director for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any of its committees.

     In connection with their agreeing to serve on the Board of Directors, on September 30, 1996, SEEC granted to each of Radha R. Basu and Abraham Ostrovsky ten-year options to purchase 4,526 shares of Common Stock at $3.62 per share. The options vest 50% each on the first and second anniversaries of their commencement of service as directors.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation paid by SEEC during the fiscal year ended March 31, 1996 to Ravindra Koka, the Company's Chief Executive Officer. No executive officer received total salary and bonus in excess of $100,000 during the fiscal year ended March 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                   ANNUAL
                                                                                COMPENSATION
                         NAME AND PRINCIPAL POSITION                               SALARY
------------------------------------------------------------------------------  ------------
Ravindra Koka.................................................................    $ 86,980
  (President and Chief Executive Officer)

     No stock options were granted to Mr. Koka during the fiscal year ended March 31, 1996. As of March 31, 1996, SEEC had not awarded stock appreciation rights to any employee. Also, SEEC currently has no defined benefit or actuarial plans.

     The following table sets forth certain information with respect to the value of stock options held by Mr. Koka at March 31, 1996. Mr. Koka did not exercise any options to purchase Common Stock during the fiscal year ended March 31, 1996.

                         FISCAL YEAR-END OPTION VALUES

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                                     OPTIONS AT FISCAL                IN-THE-MONEY OPTIONS
                                                        YEAR-END (#)               AT FISCAL YEAR-END ($)(1)
                                                ----------------------------      ----------------------------
                    NAME                        EXERCISABLE    UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
---------------------------------------------   -----------    -------------      -----------    -------------
Ravindra Koka................................       5,431            --             $15,360            --

---------

(1) Represents the difference between the fair market value of the Common Stock underlying the options as of March 31, 1996 and the exercise price of the options.

EMPLOYMENT AGREEMENTS

     Effective October 1, 1996, SEEC entered into a two-year employment agreement with Ravindra Koka pursuant to which he agreed to serve as SEEC's President and Chief Executive Officer at a base annual salary of $98,000, which will increase to $107,800 upon the closing of this Offering. The agreement renews automatically at the end of the initial two year term and each renewal term for a one year period unless either party gives 30 days notice of intent not to renew. The agreement is terminable by SEEC immediately for cause. The agreement prohibits Mr. Koka from directly or indirectly selling products that compete with SEEC's products for two years following termination under specified circumstances of his employment with SEEC, and from improperly disclosing or using SEEC's proprietary information. Mr. Koka's employment agreement also includes the provisions relating to severance described below. SEEC has also entered into employment agreements with Messrs. Godfrey and Goldbach.

     The employment agreements with each of Messrs. Koka, Godfrey and Goldbach provide that if, on or after the date of a "Change in Control" (as defined below), SEEC, for any reason, terminates the employee's employment or the employee resigns "for good reason" (as defined below), then SEEC shall pay to the employee within five days following the date of termination or date of resignation: (i) the employee's salary and benefits through the termination date or resignation date, both as in effect on the date prior to the date of the Change in Control, and (ii) the amount of any bonus payable to the employee for the year in which the Change in Control occurred, pro rated to take into account the number of days that have elapsed in such year prior to the termination date or resignation date. In addition, during a specified period following the termination or resignation date, SEEC shall continue to pay to the employee his annual salary, as in effect on the day prior to the date of the Change in Control on the dates when such salary would have been payable had the employee remained employed by SEEC and shall continue to provide to the employee during such specified period, at no cost to the employee, the benefits the employee was receiving on the day prior to the date of the Change in Control, or benefits substantially similar thereto. The specified period is twelve months for Mr. Koka and nine months for Messrs. Godfrey and Goldbach.

     For purposes of the employment agreements, a "Change in Control" is deemed to occur upon any of the following events: (i) any individual, corporation, partnership, association, trust or other entity becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of SEEC representing 50% or more of the combined voting power of SEEC's then outstanding voting securities; (ii) the individuals who as of the date of the agreements are members of the Board of Directors of SEEC (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of SEEC (provided, however, that if the election, or nomination for election by SEEC's shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director will, for purposes of such agreements, be considered as a member of the Incumbent Board); (iii) an agreement by SEEC to consolidate or merge with any other entity pursuant to which SEEC will not be the continuing or surviving corporation or pursuant to which shares of the Common Stock of SEEC would be converted into cash, securities or other property, other than a merger of SEEC in which holders of the Common Stock of

SEEC immediately prior to the merger would have the same proportion of ownership of Common Stock of the surviving corporation immediately after the merger; (iv) an agreement of SEEC to sell, lease, exchange or otherwise transfer in one transaction or a series of related transactions substantially all of the assets of SEEC; (v) the adoption of any plan or proposal for a complete or partial liquidation or dissolution of SEEC; or (vi) an agreement to sell more than 50% of the outstanding voting securities in one or a series of related transactions other than an initial public offering of voting securities registered with the Securities and Exchange Commission.

     The term "good reason" means (i) a material diminution by SEEC of the employee's title or responsibilities, as that title and those responsibilities existed on the day prior to the date of a Change in Control; (ii) a material diminution by SEEC in the employee's salary, benefits or incentive or other forms of compensation, all as in effect on the day prior to the date of a Change in Control; or (iii) any reassignment of the employee or relocation of SEEC's principal executive offices outside of the greater Pittsburgh area.

STOCK OPTION PLAN

     On September 12, 1994, the Board of Directors adopted, and the shareholders of SEEC approved, the SEEC, Inc. 1994 Stock Option Plan (the "Stock Option Plan"). Under the Stock Option Plan, a committee designated by the Board of Directors or, if no committee is designated, the full Board (the "Committee") is authorized to grant stock options. The Stock Option Plan has a 10-year term and, subject to anti-dilution adjustments, a maximum of 226,305 shares of Common Stock may be awarded under the Stock Option Plan. Employees of SEEC who, in the opinion of the Committee, are responsible for the continued growth, development and financial success of SEEC are eligible to receive stock options under the Stock Option Plan. The Committee has the discretion to determine the persons to whom grants of options shall be made and, subject to the terms of the Stock Option Plan, the terms and conditions of each stock option grant. All options will be fully vested upon a Change of Control (as defined in the Stock Option
Plan) of SEEC.

     Options. The Committee will establish the exercise price of options at the time of each grant. The exercise price of incentive stock options must be no less than 100% of the fair market value of a share of Common Stock on the grant date. The exercise price of incentive stock options granted to a shareholder of SEEC that owns more than 10% of the total combined voting power of all classes of stock of SEEC (a "Significant Shareholder"), must be no less than 110% of the fair market value of a share of Common Stock on the grant date. Options become exercisable at such times and in such installments as the Committee shall provide at the date of grant. Options have a maximum term of 10 years (5 years for an incentive stock option granted to a Significant Shareholder). The option exercise price may be paid (i) in cash, (ii) with the Committee's approval, in stock held by the optionee for at least six months prior to the exercise date or
(iii) otherwise as the Committee may approve. Options may be designated by the Committee as incentive stock options for which the amount of option "spread" at the time of exercise, assuming no disqualifying disposition, is generally not to be taxable income to the grantee (except for possible alternative minimum tax liability) and is not deductible by SEEC for federal income tax purposes.

     Exercise after Termination of Employment. If an optionee's employment by SEEC is terminated for cause, all unvested or unexercised options will terminate and be forfeited. In the event an optionee ceases to be an employee because of death or disability, all options will vest and any unexercised option may be exercised for twelve months following the date of his or her death or disability. If an optionee's employment terminates by reason of retirement under SEEC's normal retirement policy, all vested and unexercised options may be exercised for three months following such termination in the case of an incentive stock option or twelve months in the case of a nonqualified stock option. If an optionee's employment terminates for any other reason, any portion of an option then unexercisable will be forfeited and the then-exercisable portion of any unexercised option may be exercised for 30 days following such termination. The Committee has the discretion to extend such post-termination exercisability.

     Company's Right to Purchase Shares. The Stock Option Plan provides SEEC with certain rights to repurchase shares acquired through the exercise of stock options granted under the Stock Option Plan and a right of first refusal with respect to shares acquired through exercise of stock options granted under the Stock Option Plan. Such rights will terminate upon the closing of this Offering.

     Amendments. The Stock Option Plan may be amended by the Board of Directors without shareholder approval except as may be required to permit incentive stock options to continue to be issued under the Stock Option Plan.

     As of January 1, 1997, SEEC had granted options to purchase an aggregate of 89,157 shares of Common Stock under the Stock Option Plan, of which 85,763 remained outstanding and unexercised.

                              CERTAIN TRANSACTIONS

     The following is a summary of certain transactions to which SEEC was or is a party and in which certain executive officers, directors or shareholders of SEEC had or have a direct or indirect material interest, all of which were made on terms no less favorable to the Company than those available from unaffiliated parties.

ERA RELATIONSHIP


     SEEC has certain relationships and has engaged in certain transactions with ERA, an Indian software development company. SEEC owns approximately 9%, Ravindra Koka, the President, a director and a principal shareholder of SEEC, approximately 14% and Shankar Krish, an employee of SEEC, approximately 8% of the outstanding capital stock of ERA. Mr. Koka and Mr. Krish are also directors of ERA. In addition, ERA owns 226,305 shares of Common Stock of SEEC and the ERA Foundation for the Administration of the SEEC, Inc. Stock Option Plan (the "ERA Foundation") owns 271,566 shares of Common Stock of SEEC. Of the shares held by the ERA Foundation, 226,305 shares are held for the benefit of ERA and will be distributed to ERA or to ERA's shareholders (other than Mr. Koka) upon termination of the ERA Foundation, which will occur upon the consummation of this Offering. The other 45,261 shares of Common Stock held by the ERA Foundation are held in trust for the employees of ERA. The trustees of the ERA Foundation, one of whom is Mr. Koka, may grant ERA employees options to purchase some or all of the 45,261 shares. SEEC issued the 271,566 shares of Common Stock to the ERA Foundation in 1992 in consideration for shares of stock of ERA representing a 10% interest in ERA and cash in the amount of $1,000.


     Since SEEC's inception in 1988, ERA has provided certain research and development services to SEEC. SEEC's initial development of its COBOL maintenance products was funded in part by a grant from ICICI pursuant to the Project Financing Agreement among ICICI, SEEC and ERA. The Project Financing Agreement provided that SEEC and ERA would each have an ownership interest in all products developed with funds provided thereunder. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Notes 5 and 6 to Financial Statements.

     In March 1996, SEEC and ERA entered into the Product Purchase Agreement, pursuant to which ERA transferred to SEEC its 35% ownership interest in jointly-owned products and technologies, including COBOL Analyst, COBOL Slicer, Object Designer, Date Analyzer and related derivative and add-on products, all products developed pursuant to the Project Financing Agreement and all products covered by the VIASOFT Agreement. In consideration of ERA's transfer of its ownership interest in the products and technology, SEEC issued 226,305 shares of Common Stock to ERA. The transaction was assigned a nominal value of $2,263 (the par value of the shares issued) as reflected in the Statements of Changes in Shareholders' Deficit in the accompanying Financial Statements. The assigned value reflects the predecessor basis of ERA in the products, consistent with the Company's accounting policy of expensing all research and development costs.

     ERA also agreed to assist SEEC in developing new products and technologies. Pursuant to the Product Purchase Agreement, ERA has the non-exclusive right to perform design and development work with respect to SEEC's products pursuant to specified development schedules. In addition, ERA has agreed to maintain in India the necessary infrastructure and personnel to support such design and development work. ERA has also agreed to transfer to SEEC the necessary manpower for product support and to maintain a team of personnel in India for maintenance of SEEC's products.

     In consideration of ERA's developmental obligations under the Product Purchase Agreement, SEEC agreed to pay ERA certain research and development fees. SEEC is obligated to pay ERA, through December 31, 1996, a research and development fee equal to 10% of its gross receipts from the products so developed by ERA prior to the date of the Product Purchase Agreement, but not less than $12,000 per quarter, and thereafter on mutually agreed terms. SEEC also agreed to pay to ICICI on behalf of ERA 5% of its gross receipts from products and services derived from COBOL redevelopment, and from all data-base reengineering and reverse engineering products and services. As of September 30, 1996, the balance of the maximum royalty payable to ICICI on behalf of ERA was $158,940. In addition, during the first three years of the Product Purchase Agreement, SEEC has agreed to pay ERA a maintenance fee at a flat rate of $5,000 per month, and, in the next three years, $6,000 per month as long as the Product Purchase Agreement remains in effect. Each party has the right to terminate the Product Purchase Agreement upon certain events of default, upon the change of control of the other party or upon 12 months notice. SEEC incurred a total of $100,000, $87,000, $79,000 and $56,000 in royalties and fees due to ERA during fiscal 1994, 1995 and 1996 and the six months ended September 30, 1996, respectively. See "Business--Research and Development" and Notes 5 and 6 to Financial Statements.

     Pursuant to the Product Purchase Agreement, upon a change of control of ERA, SEEC has the right to repurchase some or all of the shares of Common Stock owned by ERA. SEEC also has the right to purchase ERA's research and development facilities upon the occurrence of certain events including a change of control of ERA, a termination of the Product Purchase Agreement by ERA upon 12 months notice, certain defaults by ERA, an initial public offering by ERA or the failure by the parties to agree upon maintenance fees after the first six years of the Product Purchase Agreement. In the event SEEC does not purchase ERA's facilities, ERA has agreed to maintain those facilities at a minimum of the same size and quality as prior to the change of control. In the event of a change of control of SEEC, ERA has the right to request a renegotiation of any or all of the research and development provisions of the Product Purchase Agreement.

     Pursuant to a Marketing Agreement dated March 1, 1996, SEEC granted ERA the non-exclusive right to distribute SEEC's products in India only. Under such agreement, ERA pays SEEC a royalty of 50% (40% during the first six months of the agreement) of SEEC's suggested international list price for all products distributed by ERA. During fiscal 1996 and the first six months of fiscal 1997, ERA paid $11,500 and $39,820, respectively, in royalties to SEEC. The agreement is for a term of three years. SEEC may terminate the agreement (i) for cause;
(ii) at any time after the first 12 months by paying ERA an amount equal to 150% of ERA's gross revenues for the previous 12 months from sales of SEEC's products; (iii) at any time after the first 18 months upon failure of the parties to agree upon minimum sales by ERA or upon a business plan for ERA's marketing of the products; or (iv) upon failure of ERA to achieve the agreed upon minimum sales of SEEC's products.

     SEEC, ERA and certain of the shareholders of SEEC have entered into a Shareholders Agreement dated March 31, 1996. The agreement prohibits ERA from transferring any of its shares of Common Stock without the prior written consent of SEEC. Further, SEEC and the other parties to the Agreement have the right to purchase the shares of Common Stock held by ERA in the event ERA wishes to sell such shares. The Shareholders Agreement will terminate upon consummation of this Offering.

     SEEC anticipates that in the future decisions must be made with respect to various categories of transactions between SEEC and ERA, such as the terms and conditions under which ERA may provide research and development for SEEC following December 31, 1996, whether SEEC will acquire ERA's research and development facilities and whether SEEC and ERA will enter into a business combination. All future transactions between SEEC and its officers, directors and principal shareholders and their affiliates, including future transactions between SEEC and ERA outside the ordinary course, will be approved by a majority of the Board of Directors, including a majority of the disinterested directors, and will be on terms no less favorable to SEEC than could be obtained from unaffiliated third parties.

STOCK PURCHASES

     In March 1996, Dr. Reddy, Chairman of the Board of SEEC, and Mr. Koka and Mr. Godfrey, each an officer and director of SEEC, purchased from SEEC 33,945, 34,643 and 22,886 shares of Common Stock, respectively, at a price of $0.02 per share, pursuant to the exercise of warrants issued to them in April 1993.

     In July 1996, Dr. Reddy purchased from SEEC 30,184 shares of Common Stock at a price of $3.31 per share by converting $75,000 in advances, plus accrued interest, made by Dr. Reddy to SEEC from August 1990 to September 1992. The advances were deemed to have accrued interest at a rate of 7% per annum.

     In July 1996, Mr. Koka and Mr. Godfrey purchased from SEEC 31,909 and 20,918 shares of Common Stock, respectively, at a price of $3.31 per share. Mr. Koka and Mr. Godfrey paid for their shares by converting demand notes issued to them by SEEC in March 1992 to evidence deferred salaries owed to them. The demand notes bore interest at a rate of 7% per annum and were in the respective principal amounts of $76,541 and $50,565.

     In July 1996, Stanley Young, a director of SEEC, purchased from SEEC 30,571 shares of Common Stock at a price of $3.31 per share by converting two demand notes issued to him by SEEC in August 1990 and June 1991 in connection with two $25,000 loans by Mr. Young to SEEC, and by converting the principal and accrued interest of a $25,000 10% Subordinated Note purchased by Mr. Young in September 1992.

     In July 1996, Amar Foundation, a shareholder of SEEC, purchased from SEEC 38,888 shares of Common Stock at a price of $3.31 per share by converting a demand note issued by SEEC in June 1991 in connection with a $95,000 loan by Amar Foundation to SEEC. The note bore interest at a rate of 7% per annum.

     In July 1996, Abraham Ostrovsky, who will become a director of SEEC following the closing of the Offering, purchased from SEEC 2,660 shares of Common Stock at a price of $3.31 per share by converting a $6,250 10% Subordinated Note purchased by Mr. Ostrovsky in April 1992.

     In September 1996, Radha R. Basu, a director of the Company, purchased 4,139 shares of Common Stock at a price of $3.62 per share.

     In September 1996, Shyamala Reddy and Geetha Reddy, each of whom is a daughter of Dr. Raj Reddy, purchased 32,588 and 10,862 shares of Common Stock, respectively, at a price of $3.62 per share.

REGISTRATION RIGHTS AGREEMENT

     SEEC has entered into a Registration Rights Agreement, dated as of August 15, 1996 (the "Registration Rights Agreement"), with certain holders of its Common Stock. The Registration Rights Agreement provides that each of the parties will have the right, commencing on the date which is 270 days following the date of this Prospectus, to demand registration of some or all of their shares under the Securities Act in connection with the offering thereof on a firm commitment underwritten basis, subject to the demand being made by the holders of at least a majority of the securities registerable thereunder. As of the date of this Prospectus, the aggregate number of shares of Common Stock outstanding as to which such demand registration rights may be exercised is 448,450. The Registration Rights Agreement also provides that each of the parties has the right, whenever SEEC proposes to register any of its securities, to require that SEEC include in such registration some or all of each of the parties' shares. The expenses of such registrations (other than underwriting discounts and commissions) will be borne by SEEC. SEEC has agreed to indemnify the parties to the Registration Rights Agreement for losses caused by (i) any untrue or alleged untrue statement or omission of material fact in any registration statement and (ii) with certain exceptions, any violation by SEEC of the Securities Act or any rule or regulation thereunder in connection with a registration.

               PRINCIPAL SHAREHOLDERS AND HOLDINGS OF MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of SEEC's Common Stock at January 1, 1997, by each person known by SEEC to be the beneficial owner of more than 5% of the outstanding Common Stock, by each director and director-elect of SEEC, by the Chief Executive Officer of SEEC and by all directors, director nominees and executive officers of SEEC as a group.


                                                    SHARES OF           PERCENT OF SHARES      PERCENT OF SHARES
                                                  COMMON STOCK             OUTSTANDING            OUTSTANDING
   NAME AND ADDRESS OF BENEFICIAL OWNER       BENEFICIALLY OWNED(1)    PRIOR TO OFFERING(2)    AFTER OFFERING(3)
-------------------------------------------   ---------------------    --------------------    -----------------
Ravindra Koka (4)..........................           796,160                 28.3%                  17.3%
Raj Reddy (5)..............................           516,741                  18.4                   11.2
Adam D. Young (6)..........................           456,006                  16.3                    9.9
Amar Foundation (7)........................           308,191                  10.8                    6.6
ERA Foundation for the Administration of
  the SEEC, Inc. Stock Option Plan (8).....           271,566                   9.7                    5.9
John D. Godfrey (9)........................           229,735                   8.2                    5.0
ERA Software Systems Private Limited
  (10).....................................           226,305                   8.1                    4.9
Adam D. Young Qualified Annuity Trust
  (11).....................................           150,870                   5.4                    3.3
Ravindra Koka Retained Annuity Trust
  (12).....................................           150,190                   5.4                    3.3
Stanley A. Young (13)......................            64,516                   2.3                    1.4
Radha R. Basu (14).........................             4,139                    .2                     .1
Abraham Ostrovsky (15).....................             5,488                    .2                     .1
All directors, directors-elect and
  executive officers as a group (7 persons)
  (16).....................................         1,616,779                  56.7                   34.7


---------

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of Common Stock subject to options or warrants exercisable within 60 days are deemed outstanding for computing the percentage of the person or group holding such options or warrants, but are not outstanding for computing the percentage of any other person. Except as noted, each shareholder has sole voting power and sole investment power with respect to all shares beneficially owned by such shareholder.

 (2) Based upon 2,806,373 shares outstanding prior to the Offering.


 (3) Based upon 4,606,373 shares outstanding after the Offering. Does not reflect shares, if any, to be purchased by any such individual in the Offering.


 (4) Includes 5,431 shares of Common Stock issuable upon the exercise of outstanding options and 150,190 shares of Common Stock owned by Ravindra Koka Retained Annuity Trust of which Mr. Koka is trustee. Also includes 271,566 shares of Common Stock owned by ERA Foundation, of which Mr. Koka is a co-Trustee, with respect to which Mr. Koka disclaims any financial interest. Does not include 226,305 shares of Common Stock owned by ERA, of which Mr. Koka is a director and stockholder, with respect to which Mr. Koka disclaims any beneficial interest. Mr. Koka's address is in care of SEEC, Inc., 5001 Baum Boulevard, Pittsburgh, Pennsylvania 15213.

 (5) Mr. Reddy's address is in care of SEEC, Inc., 5001 Baum Boulevard, Pittsburgh, Pennsylvania 15213.

 (6) Includes 150,870 shares of Common Stock owned by Adam D. Young Qualified Annuity Trust, of which Mr. Young's wife is trustee. Adam D. Young's address is 10 Riverside Drive, Marblehead, Massachusetts 01945.

 (7) Includes 42,998 shares of Common Stock issuable upon the exercise of outstanding warrants. Amar Foundation's address is 630 Los Trancos Road, Portola Valley, California 94025.

 (8) ERA Foundation's address is in care of Ravindra Koka, Trustee, SEEC, Inc. 5001 Baum Boulevard, Pittsburgh, Pennsylvania 15213.

 (9) Includes 4,888 shares of Common Stock issuable upon the exercise of outstanding options. Mr. Godfrey's address is in care of SEEC, Inc., 5001 Baum Boulevard, Pittsburgh, Pennsylvania 15213.

(10) ERA's address is 4 Motilal Nehru Nagar, 1st Floor, Begumpet Road, Hyderabad 500 016 India. Dr. Kishore Buddhiraju, as the Managing Director of ERA, has voting and investment control over the shares held by ERA.

(11) The address of Adam D. Young Qualified Annuity Trust is in care of Dana Young, Trustee, 10 Riverside Drive, Marblehead, Massachusetts 01945.

(12) The address of Ravindra Koka Retained Annuity Trust is in care of Ravindra Koka, Trustee, SEEC, Inc., 5001 Baum Boulevard, Pittsburgh, Pennsylvania 15213.

(13) Includes 33,945 shares of Common Stock issuable upon the exercise of outstanding warrants. Stanley Young's address is in care of Young Management Group, Inc., 24 New England Executive Park, Burlington, Massachusetts 01803.

(14) Ms. Basu's address is c/o Hewlett Packard Company, International Software Operation, 1266 Kifer Road, Sunnyvale, California 94086.

(15) Includes 2,828 shares issuable upon the exercise of outstanding warrants. Mr. Ostrovsky's address is in care of Cable-Sat Systems, Inc., 2105 Hamilton Avenue, Suite 140, San Jose, California 95125.

(16) Includes 10,319 shares issuable upon exercise of outstanding options and 36,773 shares issuable upon exercise of outstanding warrants.

                          DESCRIPTION OF CAPITAL STOCK
GENERAL

     The authorized capital stock of SEEC consists of (i) 20,000,000 shares of Common Stock, par value $.01 per share and (ii) 10,000,000 shares of Preferred Stock, without par value (the "Preferred Stock"). The following description of the capital stock of SEEC does not purport to be complete or to give full effect to the provisions of statutory or common law and is subject in all respects to the provisions of SEEC's Articles of Incorporation (the "Articles") as in effect from time to time.

COMMON STOCK

     As of January 1, 1997, SEEC had issued and outstanding 2,806,373 shares of Common Stock. All outstanding shares of Common Stock are, and the shares offered hereby will be, fully paid and nonassessable. The holders of Common Stock are entitled to one vote for each share held of record on all matters voted upon by shareholders and may not cumulate votes for the election of directors. Thus, the owners of a majority of the shares of Common Stock outstanding may elect all of the directors, if they choose to do so, and the owners of the balance of such shares would not be able to elect any directors. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, each share of outstanding Common Stock is entitled to participate equally in any distribution of net assets made to the shareholders upon liquidation, dissolution or winding up of SEEC and is entitled to participate equally in dividends as and when declared by SEEC's Board of Directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of Common Stock. All shares of Common Stock have equal rights and preferences.

PREFERRED STOCK

     SEEC's Board of Directors is authorized by the Articles to fix or alter the rights, preferences, privileges and restrictions of any series of Preferred Stock, including the dividend rights, original issue price, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms thereof, and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of such series subsequent to the issuance of shares of such series (but not below the number of shares then outstanding). As the terms of the Preferred Stock can be fixed by the Board of Directors without shareholder action, the Board may issue Preferred Stock with terms calculated to defeat a proposed takeover of SEEC or to make the removal of management more difficult. The Board of Directors, without shareholder approval, could issue Preferred Stock with dividend, voting, conversion and other rights which could adversely affect the rights of the holders of Common Stock. SEEC's Board of Directors currently has no plans to issue shares of Preferred Stock.

WARRANTS AND CONVERSION RIGHTS

     Stanley A. Young, a director of SEEC, and Amar Foundation, a shareholder of SEEC, hold warrants to purchase 33,945 and 42,998 shares of Common Stock, respectively, at an exercise price of $.02 per share. The warrants were issued in April 1993 in connection with loans to SEEC made by Mr. Young and Amar Foundation in the amounts of $50,000 and $95,000, respectively, and in connection with Mr. Young's purchase of a $25,000 10% Subordinated Note. The warrants are currently exercisable, and expire on December 31, 1999.

     Certain other purchasers of SEEC's 10% Subordinated Notes, all of which were converted into shares of Common Stock in August 1996, hold warrants to purchase an aggregate of 90,515 shares of Common Stock at an exercise price of $.02 per share. The warrants were issued in April, September and October 1992 in connection with the holders' purchases of SEEC's 10% Subordinated Notes, are exercisable upon the effectiveness of the Offering, and expire on April 1, 1997 (45,258 shares) and September 28, 1997 (45,257 shares). Abraham Ostrovsky, who will become a director of SEEC upon consummation of the Offering, is a holder of warrants to purchase 2,828 shares of Common Stock which will expire on April 1, 1997. See "Certain Transactions."

     SEEC will also issue the Representatives' Warrants to the Representatives upon consummation of the Offering. See "Underwriting."

     SEEC's loan agreement with ICICI provides that upon a default by SEEC under such agreement, ICICI has the right to convert the unpaid principal and interest of such loan into shares of Common Stock at fair value as determined by an independent evaluator. In 1996, the Company was in default of certain payment and other obligations under the ICICI Loan Agreement, but as of September 30, 1996 brought such payment obligations current and received a written waiver from ICICI of all existing and prior defaults. See "Risk Factors--Prior Defaults" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

REGISTRATION RIGHTS

     SEEC has granted registration rights to certain shareholders of SEEC. See "Certain Transactions-- Registration Rights Agreement." SEEC also has granted certain registration rights to the Representatives in connection with the issuance of the Representatives' Warrants. See "Underwriting".

TRANSFER AGENT

     The transfer agent for the Common Stock will be American Stock Transfer & Trust Company.

CERTAIN ANTI-TAKEOVER CONSIDERATIONS

     SEEC's Articles will authorize the Board of Directors to issue, from time to time, without any further action on the part of SEEC's shareholders, up to 10,000,000 shares of Preferred Stock in one or more series, with such preferences, limitations and relative rights as are determined by the Board of Directors at the time of issuance. The issuance of shares of Preferred Stock could be used by SEEC to discourage or make more difficult a merger, tender offer or similar transaction involving SEEC and may encourage any party seeking to acquire control of SEEC to negotiate the transaction, in advance, with the Board of Directors and to present any proposed transaction to all of the shareholders. The Board of Directors believes that an arms'-length negotiation of the terms of any takeover of control of SEEC is likely to result in more favorable terms for all shareholders than the terms of a takeover that is initiated without advance negotiations with the Board of Directors.

     SEEC has elected not to be governed by certain "anti-takeover" provisions that had been added to the Pennsylvania Business Corporation Law (the "BCL"), including provisions that (i) strip voting rights from "control shares," (ii) require disgorgement of short-term profits upon disposition of stock by certain controlling persons and (iii) require severance payments and protection of collective bargaining agreements following certain control share acquisitions.

     SEEC's Bylaws divide the Board of Directors into three classes, each class to be as nearly equal in number of directors as possible. At each annual meeting of shareholders, directors in each class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. Abraham Ostrovsky and Stanley A. Young are Class I directors whose terms of office will expire in 1997. Radha R. Basu and John D. Godfrey are Class II directors whose terms will expire in 1998. Ravindra Koka and Raj Reddy are Class III directors whose terms will expire in 1999. This provision could, under certain circumstances, operate to delay, defer or prevent a change in control of SEEC.

     The VIASOFT Agreement provides that, if SEEC (or its principals) receives an unsolicited offer to enter into a transaction or series of transactions involving the sale of substantially all of its business or product line, whether through the sale or exchange of capital stock, merger, consolidation, or sale or other transfer of assets, or a transaction or series of transactions that would result in a change in control of SEEC (any of the foregoing being a "significant transaction"), VIASOFT will have an exclusive right for a period of seven days to negotiate with SEEC with respect to accomplishing a mutually acceptable significant transaction. During the exclusive period, the Company is obligated to negotiate in good faith exclusively with VIASOFT and not negotiate with or solicit any offers or discussions from any third party with respect to a significant transaction. The VIASOFT Agreement, and therefore the rights and obligations of VIASOFT and SEEC described above, will terminate effective June 4, 1997. See "Business--Sales, Marketing and Distribution."

LIMITATION OF DIRECTORS' LIABILITY

     Section 1713 of the BCL provides that, if a bylaw adopted by the shareholders of a Pennsylvania business corporation so provides, a director of such corporation will not be personally liable for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office under the BCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Section 1713 provides that its provisions do not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. As permitted by the provisions of the BCL, SEEC'S Bylaws limit the personal liability of directors of SEEC for monetary damages for actions taken as a director, except to the extent that the director has breached or failed to perform his or her duties to SEEC and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The Company does not believe that its Bylaws would affect any liabilities of the Company's directors under the federal securities laws.

INDEMNIFICATION

     As permitted by the BCL, SEEC's Bylaws require SEEC to indemnify all directors and officers of SEEC. Under such provisions, any director or officer who, in his or her capacity as such, is made or threatened to be made a party to any suit or proceeding must be indemnified if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of SEEC. The Bylaws and the BCL further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Articles, any agreement, insurance policies, vote of shareholders or disinterested directors or otherwise. SEEC has not purchased directors' and officers' insurance.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering and assuming no exercise of outstanding warrants and options, SEEC will have outstanding 4,606,373 shares of Common Stock. Of such shares, the 1,800,000 shares sold in this Offering, and any of the 270,000 shares which may be sold upon exercise of the Underwriters' over-allotment option, will be freely tradable by persons other than "affiliates" of SEEC, as that term is defined in Rule 144 under the Securities Act. The remaining 2,806,373 shares of Common Stock are "restricted securities" within the meaning of Rule 144 (the "Restricted Shares"). The Restricted Shares may not be sold unless they are registered under the Securities Act or sold pursuant to an applicable exemption from registration, including an exemption pursuant to Rule 144 under the Securities Act. Holders of approximately 448,450 Restricted Shares have certain registration rights pursuant to the Registration Rights Agreement. See "Certain Transactions--Registration Rights Agreement."


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, including persons who may be deemed to be "affiliates" of SEEC, as that term is defined under Rule 144, may sell within any three-month period a number of Restricted Shares that does not exceed the greater of one percent of the then outstanding shares of the Common Stock (estimated to be 46,064 shares after completion of this Offering, or 48,764 shares if the Underwriters' over-allotment option is exercised in full) or the average weekly trading volume of the Common Stock on the open market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale limitations, notice requirements, and the availability of current public information about SEEC. Pursuant to Rule 144(k), a person (or persons whose shares are aggregated) who is deemed not to have been an "affiliate" of SEEC at any time during the three months preceding a sale, and who has beneficially owned Restricted Shares for at least three years, would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner-of-sale provisions or notice requirements. Restricted Shares properly sold in reliance upon Rule 144 are thereafter freely tradable without restrictions or registration under the Securities Act, unless thereafter held by an "affiliate" of SEEC.


     An employee, officer or director of or consultant to SEEC who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits affiliates and non-affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the effectiveness of the Offering (the "Effective Date"). In addition, non-affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.


     Beginning 270 days after the Effective Date, upon the expiration of the lock-up agreements described below, or earlier in the discretion of the Representatives, approximately 2,040,144 Restricted Shares will become eligible for sale in the public market in reliance upon Rule 144. In addition, outstanding options and warrants to purchase approximately 34,593 and 167,458 shares of Common Stock, respectively, will be fully vested as of the Effective Date, and 10,319 of such options and all such warrants are subject to the 270-day lock-up agreements described below.



     The Company, each of its directors and officers, and certain other existing shareholders, who hold in the aggregate approximately 2,534,807 shares of Common Stock, options to purchase approximately 51,053 shares of Common Stock, and warrants to purchase approximately 167,458 shares of Common Stock have agreed with the Representatives, that they will not, without the prior written consent of the Representatives, sell or otherwise dispose of any shares of Common Stock or options to acquire shares of Common Stock during the 270-day period following the Effective Date.


     The Company's directors and executive officers and certain of the Company's principal shareholders have agreed, pursuant to the requirements of certain state securities laws, to place a portion of their shares of Common Stock, stock options and warrants into escrow. Such securities will be released from escrow upon the earlier to occur of (i) the Common Stock being listed on a reliable public securities market, including the Nasdaq National Market System, after at least one year from the date of this Prospectus, (ii) the Company achieving annual net earnings per share of at least 5% of the public offering price of the Common Stock for two consecutive fiscal years after the date of this Prospectus or (iii) the Company having average annual net earnings per share of at least 5% of the public offering price of the Common Stock for any five consecutive fiscal years after the date of the Prospectus. If such events do not occur, 25% of the securities will be released from escrow on each of the sixth, seventh, eighth and ninth anniversaries of the date of this Prospectus.

     Prior to this Offering there has been no market for the Common Stock, and no prediction can be made as to the effect, if any, that sales of Restricted Shares, or the availability of Restricted Shares for sale, by existing shareholders in reliance upon Rule 144, pursuant to registration or otherwise will have on the market price of Common Stock. The sale by SEEC or the shareholders referred to above of a substantial number of shares of Common Stock after this Offering could adversely affect the market price for the Common Stock.

                                  UNDERWRITING

     Under the terms and subject to the conditions of the Underwriting Agreement (the "Underwriting Agreement"), each of the Underwriters has severally agreed to purchase from SEEC, and SEEC has agreed to sell to the Underwriters, the number of shares of Common Stock set forth opposite its name below:


                                                                                    NUMBER OF
                                  UNDERWRITERS                                       SHARES
---------------------------------------------------------------------------------   ---------
H.C. Wainwright & Co., Inc. .....................................................     600,000
Cruttenden Roth Incorporated.....................................................     600,000
Montgomery Securities............................................................     120,000
Janney Montgomery Scott Inc. ....................................................      80,000
Wessels, Arnold & Henderson L.L.C. ..............................................      80,000
Wheat First Butcher Singer.......................................................      80,000
Hampshire Securities Corp. ......................................................      60,000
Hanifen, Imhoff Inc. ............................................................      60,000
Janco Partners Inc. .............................................................      60,000
Van Kasper & Company.............................................................      60,000
                                                                                    ---------
     Total.......................................................................   1,800,000
                                                                                    =========


     The Underwriting Agreement provides that the several Underwriters, subject to the terms and conditions set forth therein, will purchase all of the shares of Common Stock offered hereby if any of the shares are purchased. In the event of a default by an Underwriter, the Underwriting Agreement provides that, under certain circumstances, the purchase commitment of each nondefaulting Underwriter may be increased or the Underwriting Agreement may be terminated. The Underwriting Agreement provides that the obligations of the Underwriters thereunder are subject to the approval of certain legal matters by counsel and various other conditions.


     The Underwriters, for whom H.C. Wainwright & Co., Inc. and Cruttenden Roth Incorporated are acting as the representatives (the "Representatives"), have advised the Company that they propose to offer the shares of Common Stock, other than some or all of the Reserved Shares (as defined below), to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at that price less a concession not in excess of $.31 per share. The Underwriters may allow, and the dealers may reallow, a discount not in excess of $.10 per share on sales to other dealers. After the initial public offering, the offering price, concession and reallowance may be changed by the Underwriters.


     At the request of SEEC, the Underwriters have reserved up to approximately 75,000 shares (the "Reserved Shares") of Common Stock for sale to certain directors, officers, employees and friends of SEEC, and certain relatives of such directors, officers, employees and friends of SEEC, who have expressed an interest in purchasing shares of Common Stock in this Offering. The Reserved Shares will be sold to such persons through brokerage accounts opened specifically for such purpose through H.C. Wainwright & Co., Inc. The price for such Reserved Shares will be the public offering price. The number of shares available to the general public will be reduced to the extent such persons purchase the Reserved Shares. Any Reserved Shares that are not so purchased by such persons at the initial closing of this Offering will be sold by the Underwriters to the general public on the same terms as the other shares of Common Stock offered hereby.


     SEEC has granted an option to the Underwriters, exercisable within 30 days after the date of this Prospectus, to purchase up to 270,000 additional shares of Common Stock at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with the sale of shares of Common Stock.

     The Underwriters do not intend to sell any of the Company's securities to accounts for which they exercise discretionary authority.

     SEEC has agreed to pay the Representatives a non-accountable expense allowance of two and one-half percent (2.5%) of the gross proceeds of the Offering, which will include proceeds from the over-allotment option, if exercised. The Representatives' expenses in excess of the non-accountable expense allowance, including their legal expenses, will be borne by the Representatives.

     In the Underwriting Agreement, SEEC has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.


     SEEC has agreed to sell to the Representatives, for nominal consideration, a warrant to purchase from SEEC up to 180,000 shares of Common Stock (207,000 shares if the Underwriters' overallotment option is exercised in full) at an exercise price per share of $8.70 (the "Representatives' Warrants"). The Representatives' Warrants are exercisable for a period of four years beginning one year from the date of this Prospectus, and are not transferable for a period of one year except to officers of the Representatives or to any successor to the Representatives. SEEC has granted certain registration rights to the holders of the Representatives' Warrants. The Representatives' Warrants contain anti-dilution provisions providing for appropriate adjustment upon the occurrence of certain events.


     SEEC and its directors, executive officers, and certain other employees and the holders of substantially all of the Common Stock and options and warrants to purchase Common Stock outstanding prior to the offering have agreed that they will not offer, contract, sell or otherwise dispose of directly or indirectly any shares of Common Stock for a period of 270 days following the date of this Prospectus, without the prior written consent of the Representatives except, in the case of SEEC, for the shares of Common Stock offered hereby and the issuance of shares of Common Stock upon the exercise of stock options granted under the Stock Option Plan and, in the case of the shareholders, for gifts of the Common Stock provided the donee agrees in writing to be bound by the same restrictions.


     Prior to this Offering, there has been no public market for the Common Stock. Accordingly, the public offering price has been determined by negotiation between SEEC and the Representatives. Among the factors considered in determining the public offering price were the preliminary demand for the Common Stock, prevailing market and economic conditions, SEEC's revenues and earnings, estimates of the business potential and prospects of SEEC, the present state of SEEC's business operations, an assessment of SEEC's management, and the consideration of these factors in relation to the market valuation of comparable companies in related businesses and the current condition of the markets in which SEEC operates.


     The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each agreement which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

                                 LEGAL MATTERS

     Certain legal matters in connection with the shares of Common Stock offered herein will be passed upon for SEEC by Cohen & Grigsby, P.C., Pittsburgh, Pennsylvania and for the Underwriters by Morse, Barnes-Brown & Pendleton, P.C., Waltham, Massachusetts.

                                    EXPERTS

     The financial statements and schedule included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     SEEC has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to SEEC and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Such information may be reviewed at, or obtained by mail at prescribed rates from, the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such information may also be reviewed at the regional offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, New York, New York 10007. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Statements made in this Prospectus concerning the provisions of such documents are summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

     Prior to this Offering, SEEC has not been required to file reports under the Exchange Act. However, following the completion of this Offering, SEEC will be required to file reports and other information with the Commission pursuant to the Exchange Act. Such reports and other information may be inspected at, and copies thereof obtained from, the offices of the Commission as set forth in the preceding paragraph.

     SEEC intends to furnish its shareholders with annual reports containing audited financial statements reported on by independent public accountants following the end of each fiscal year, and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year following the end of each such fiscal quarter.

                                   SEEC, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                      PAGE
                                                                                    ---------
Report of Independent Certified Public Accountants...............................      F-2
Balance Sheets...................................................................      F-3
Statements of Operations.........................................................      F-4
Statements of Changes in Shareholders' Deficit...................................      F-5
Statements of Cash Flows.........................................................      F-6
Notes to Financial Statements....................................................      F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Shareholders and

 Board of Directors
SEEC, Inc.
Pittsburgh, Pennsylvania

     We have audited the accompanying balance sheets of SEEC, Inc. as of March 31, 1995 and 1996, and the related statements of operations, changes in shareholders' deficit, and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SEEC, Inc. as of March 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1996, in conformity with generally accepted accounting principles.

                                          BDO Seidman, LLP

August 30, 1996, except for Notes 15
 and 16(d), (e) and (f), as to which
 the date is October 1, 1996, and the
 recapitalization described in Note 1,
 as to which the date is January 15, 1997

Boston, Massachusetts

                                   SEEC, INC.

                                 BALANCE SHEETS

                                                               MARCH 31                SEPTEMBER
                                                      ---------------------------         30,
                                                         1995            1996            1996
                                                      -----------     -----------     -----------
                                                                                      (UNAUDITED)
                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................  $   327,718     $   110,841     $   821,934
  Accounts receivable:
     Trade--less allowance for doubtful accounts of
       $3,935 and $7,776 at March 31, 1995 and 1996,
       respectively and $7,776 at September 30, 1996
       (Notes 3 and 9)..............................      189,276         244,679         467,437
     Affiliate--ERA (Notes 5 and 6).................       16,734             992              --
  Prepaid expenses (Note 2).........................       18,693          39,734         153,024
                                                      -----------     -----------     -----------
       Total current assets.........................      552,421         396,246       1,442,395
EQUIPMENT, NET (NOTES 4 AND 9)......................       26,009          27,693          37,742
INVESTMENT IN AFFILIATE (Note 5)....................        5,000           5,000           5,000
                                                      -----------     -----------     -----------
                                                      $   583,430     $   428,939     $ 1,485,137
                                                      ===========     ===========     ===========
              LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable:
     Trade..........................................  $    46,938     $    66,930     $   273,645
     Affiliate--ERA (Notes 5 and 6).................           --              --          81,050
  Current portion of notes payable to related
     parties (Note 8)...............................      125,650              --              --
  Accrued payroll, related taxes and withholdings...       34,800          45,660          53,570
  Accrued interest payable (Note 9).................       13,075          20,250           8,000
  Deferred maintenance revenue......................       52,841          54,103          62,802
  Customer advance..................................       31,645          21,330              --
  Current maturities of long-term debt (Note 9).....       60,000          60,000         120,000
                                                      -----------     -----------     -----------
       Total current liabilities....................      364,949         268,273         599,067
Due to officers/shareholders (Notes 10 and 11)......      163,580         172,477              --
Notes payable to related parties, less current
  portion (Notes 8 and 10)..........................      436,837         599,638              --
Long-term debt, less current maturities (Note 9)....      240,000         240,000         180,000
Advance royalty (Note 6)............................      697,656         796,479         784,733
Accrued royalties (Note 6)..........................       17,452          29,040          33,314
                                                      -----------     -----------     -----------
       Total liabilities............................    1,920,474       2,105,907       1,597,114
                                                      -----------     -----------     -----------
COMMITMENTS AND CONTINGENCIES (NOTES 2, 5, 6, 7, 10,
  12, 13, 15 AND 16)
SHAREHOLDERS' DEFICIT
  (NOTES 2, 5, 7, 8, 9, 10, 11 AND 16):
  Preferred stock--no par value; 10,000,000 shares
     authorized; none outstanding
  Common stock--$.01 par value; 20,000,000 shares
     authorized; 2,040,144, 2,357,923 and 2,806,373
     shares issued and outstanding at March 31, 1995
     and 1996, and September 30, 1996,
     respectively...................................       20,402          23,580          28,064
  Additional paid-in capital........................       31,969          30,812       1,559,303
  Accumulated deficit...............................   (1,389,415)     (1,731,360)     (1,699,344)
                                                      -----------     -----------     -----------
       Total shareholders' deficit..................   (1,337,044)     (1,676,968)       (111,977)
                                                      -----------     -----------     -----------
                                                      $   583,430     $   428,939     $ 1,485,137
                                                      ===========     ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                                   SEEC, INC.

                            STATEMENTS OF OPERATIONS


                                           YEARS ENDED MARCH 31                  SIX MONTHS ENDED
                                  --------------------------------------           SEPTEMBER 30
                                     1994          1995          1996        ------------------------
                                  ----------    ----------    ----------        1995          1996
                                                                             ----------    ----------
                                                                             (UNAUDITED)   (UNAUDITED)
REVENUE (Note 3):
  Software license fees
     (Notes 5 and 6)............  $  396,338    $  287,011    $  269,589     $  104,151    $  375,215
  Software maintenance fees.....      63,808       105,399       101,868         57,644        75,906
  Professional services--product
     related....................      40,735        42,355       181,395         32,207       266,391
  Professional services--other
     (Note 5)...................     362,975       349,898       476,413        218,209       371,999
                                  ----------    ----------    ----------     ----------    ----------
     Total revenues.............     863,856       784,663     1,029,265        412,211     1,089,511
                                  ----------    ----------    ----------     ----------    ----------
OPERATING EXPENSES:
  Cost of software license and
     maintenance fees
     (Notes 5 and 6)............      91,162        91,468       101,991         43,844        94,086
  Professional services--product
     related....................       9,853        13,952        58,542         13,398       135,427
  Professional services--other
     (Note 5)...................     254,826       242,921       439,545        182,379       302,708
  General and administrative
     (Note 12)..................     148,981       132,358       142,058         75,401        86,989
  Sales and marketing...........     215,087       235,977       236,788        107,570       276,221
  Research and development (Note
     5).........................     317,471       407,231       336,954        177,766       137,810
                                  ----------    ----------    ----------     ----------    ----------
     Total operating expenses...   1,037,380     1,123,907     1,315,878        600,358     1,033,241
                                  ----------    ----------    ----------     ----------    ----------
INCOME (LOSS) FROM OPERATIONS...    (173,524)     (339,244)     (286,613)      (188,147)       56,270
                                  ----------    ----------    ----------     ----------    ----------
OTHER EXPENSE, NET:
  Interest expense
     (Notes 6, 8, 9 and 11).....     (50,066)      (62,866)      (74,712)       (37,969)      (31,438)
  Other income..................       1,105         5,818        19,380         13,652         7,184
                                  ----------    ----------    ----------     ----------    ----------
     Total other expense, net...     (48,961)      (57,048)      (55,332)       (24,317)      (24,254)
                                  ----------    ----------    ----------     ----------    ----------
NET INCOME (LOSS) (Note 13).....  $ (222,485)   $ (396,292)   $ (341,945)    $ (212,464)   $   32,016
                                  ==========    ==========    ==========     ==========    ==========
Net income (loss) per common
  share.........................  $     (.08)   $     (.15)   $     (.13)    $     (.08)   $      .01
                                  ==========    ==========    ==========     ==========    ==========
Weighted average number of
  common and common equivalent
  shares outstanding............   2,623,147     2,623,826     2,630,050      2,626,542     2,912,217
                                  ==========    ==========    ==========     ==========    ==========


   The accompanying notes are an integral part of these financial statements.

                                   SEEC, INC.

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT

                   YEARS ENDED MARCH 31, 1994, 1995 AND 1996
            AND THE SIX MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)

                                    COMMON STOCK
                                ---------------------     ADDITIONAL                        TOTAL
                                NUMBER OF                  PAID-IN       ACCUMULATED     SHAREHOLDERS'
                                 SHARES       AMOUNT       CAPITAL         DEFICIT         DEFICIT
                                ---------     -------     ----------     -----------     -----------
Balance--April 1, 1993
  (Note 1)....................  2,036,750     $20,368     $   30,353     $  (770,638)    $  (719,917)
Net loss for year.............         --          --             --        (222,485)       (222,485)
                                ---------     -------     ----------     -----------     -----------
Balance--March 31, 1994.......  2,036,750      20,368         30,353        (993,123)       (942,402)
Exercise of stock options.....      3,394          34          1,616              --           1,650
Net loss for year.............         --          --             --        (396,292)       (396,292)
                                ---------     -------     ----------     -----------     -----------
Balance--March 31, 1995.......  2,040,144      20,402         31,969      (1,389,415)     (1,337,044)
Exercise of warrants (Note
  10).........................     91,474         915          1,106              --           2,021
Acquisition of software rights
  from affiliate (Note 5).....    226,305       2,263         (2,263)             --              --
Net loss for year.............         --          --             --        (341,945)       (341,945)
                                ---------     -------     ----------     -----------     -----------
Balance--March 31, 1996.......  2,357,923      23,580         30,812      (1,731,360)     (1,676,968)
Issuance of common stock for:
  Conversion of notes and
     other long-term
     liabilities payable to
     related parties (Notes 8
     and 11)..................    237,025       2,370        783,165              --         785,535
  Cash (Note 16)..............    211,425       2,114        745,326              --         747,440
Net income--six months ended
  September 30, 1996
  (Unaudited).................         --          --             --          32,016          32,016
                                ---------     -------     ----------     -----------     -----------
Balance--September 30, 1996
  (Unaudited).................  2,806,373     $28,064     $1,559,303     $(1,699,344)    $  (111,977)
                                =========     =======     ==========     ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                                   SEEC, INC.

                            STATEMENTS OF CASH FLOWS

                                                        YEARS ENDED MARCH 31                  SIX MONTHS ENDED
                                                -------------------------------------           SEPTEMBER 30
                                                  1994          1995          1996         ----------------------
                                                ---------     ---------     ---------        1995          1996
                                                                                           ---------     --------
                                                                                           (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..........................   $(222,485)    $(396,292)    $(341,945)     $(212,464)    $ 32,016
  Adjustments to reconcile net income (loss)
    to net cash provided (used) by operating
    activities:
    Depreciation.............................       7,941        13,389        14,351          5,787        5,800
    Provision for doubtful accounts..........          --            --         6,836          4,000           --
    Proceeds from advance royalty............     160,000       620,000       120,000        120,000           --
    Accrued non-current interest.............      46,048        46,046        46,048         23,025       13,420
    Accrued non-current royalty..............       6,667        10,785        11,588          6,688        4,274
    Changes in operating assets and
       liabilities:
       Accounts receivable...................     (93,339)      (26,262)      (62,239)        62,311     (222,758)
       Accounts receivable--affiliate........          --       (16,734)       15,742         16,734          992
       Prepaid expenses......................       8,521       (17,260)      (21,041)       (93,486)    (113,290)
       Accounts payable......................     (11,345)      (48,942)       19,992        (10,330)     206,715
       Accounts payable--affiliate...........      43,923       (43,923)           --         24,083       81,050
       Accrued payroll, related taxes and
         withholdings........................      30,812       (27,794)       10,860          1,294        7,910
       Accrued interest payable..............          --        13,075         7,175            425      (12,250)
       Deferred maintenance revenue..........      29,721        (2,174)        1,262         (9,564)       8,699
       Advance royalty.......................      (1,120)      (81,225)      (21,177)       (10,136)     (11,746)
       Customer advance......................      32,671       (43,355)      (10,315)        (4,530)     (21,330)
                                                ---------     ---------     ---------      ---------     --------
Net cash provided (used) by operating
  activities.................................      38,015          (666)     (202,863)       (76,163)     (20,498)
                                                ---------     ---------     ---------      ---------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of equipment......................     (19,033)      (18,564)      (16,035)        (1,781)     (15,849)
  Purchase of certificate of deposit.........          --            --            --       (103,662)          --
                                                ---------     ---------     ---------      ---------     --------
Net cash used by investing activities........     (19,033)      (18,564)      (16,035)      (105,443)     (15,849)
                                                ---------     ---------     ---------      ---------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt...............          --       300,000            --             --           --
  Proceeds from sale of common stock.........          --            --            --             --      747,440
  Exercise of common stock warrants and
    options..................................          --         1,650         2,021             --           --
                                                ---------     ---------     ---------      ---------     --------
Net cash provided by financing activities....          --       301,650         2,021             --      747,440
                                                ---------     ---------     ---------      ---------     --------
Net increase (decrease) in cash and cash
  equivalents................................      18,982       282,420      (216,877)      (181,606)     711,093
CASH AND CASH EQUIVALENTS:
  Beginning of year..........................      26,316        45,298       327,718        327,718      110,841
                                                ---------     ---------     ---------      ---------     --------
  End of year................................   $  45,298     $ 327,718     $ 110,841      $ 146,112     $821,934
                                                =========     =========     =========      =========     ========
Supplemental cash flow information:
  Cash paid during the period for interest...   $      --     $      --     $  19,825      $  13,075     $ 29,250
                                                =========     =========     =========      =========     ========
  Purchase of software rights from affiliate
    (Note 5).................................   $      --     $      --     $   2,263      $      --     $     --
                                                =========     =========     =========      =========     ========
  Conversion of debt to common stock (Notes 8
    and 11)..................................   $      --     $      --     $      --      $      --     $785,535
                                                =========     =========     =========      =========     ========

   The accompanying notes are an integral part of these financial statements.

                                   SEEC, INC.

                         NOTES TO FINANCIAL STATEMENTS
           (Information for September 30, 1995 and 1996 is Unaudited)

NOTE 1--BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Business. SEEC, Inc. (the Company) provides a suite of software products and related services to assist primarily Fortune 1000 companies and similarly-sized business and governmental organizations in the maintenance and redevelopment of existing legacy COBOL software applications and related databases for large mainframe systems. The Company also provides solutions for the system redevelopment required for year 2000 compliance and to support the migration of existing COBOL applications from a mainframe to a client/server environment.

     The Company's PC-Windows-based products for COBOL application maintenance and redevelopment are designed to be alternatives to existing mainframe-based tools. Marketing efforts are conducted through the Company's direct sales force, product distributors, and relationships with third-party service providers under non-exclusive marketing licenses. The Company sells and supports its products and services from its Pittsburgh, Pennsylvania headquarters.

     The Company has a strategic software research and development alliance with ERA Software Systems Private, Limited (ERA), a software consulting and development group based in India. The Company and ERA are affiliated through common ownership (see Notes 5 and 6).

     Recapitalization. On January 15, 1997, the Board of Directors effected a 1-for-2.2094 reverse stock split in connection with a proposed public offering of the Company's common stock. All shares, options, warrants and per share amounts in the accompanying financial statements have been adjusted to reflect the effects of this recapitalization.

     Basis of Presentation. The accompanying balance sheet as of September 30, 1996, the related statements of operations, changes in shareholders' deficit, and cash flows for the six months ended September 30, 1996, and the statements of operations and cash flows for the six months ended September 30, 1995, have not been audited. However, in the opinion of management, they include all adjustments necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. The results of operations for the six months ended September 30, 1996 are not necessarily indicative of results to be realized for any other interim period or for the full year.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash, Cash Equivalents and Concentrations of Credit Risk. The statements of cash flows classify changes in cash and cash equivalents (short-term, highly-liquid investments readily convertible into cash with an original maturity of three months or less) according to operating, investing or financing activities. Financial instruments which potentially expose the Company to concentrations of credit risk consist principally of cash, temporary cash investments and accounts receivable.

     The Company places its cash and temporary cash investments with a financial institution which management considers to be of high quality; however, at times such deposits may be in excess of the Federal Deposit Insurance Corporation insurance limit.

     Concentrations of credit risk with respect to accounts receivable result from a significant portion of revenues being derived from a small number of entities (see Notes 3 and 6); however, the Company's customer base is dispersed across many different industries and geographic areas. The Company generally extends credit to its customers without requiring collateral; however, it closely monitors extensions of credit and has not experienced significant credit losses.

                                   SEEC, INC.

           (Information for September 30, 1995 and 1996 is Unaudited)

NOTE 1--BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Revenue Recognition. Revenues are derived from the license of software products, customer support and maintenance contracts, and COBOL maintenance and redevelopment contracts. Revenue from product sales is recognized upon shipment. Customer support and maintenance contract revenue is recognized ratably over the term of the related agreement. The Company provides programming and reengineering services under time and materials and fixed price contracts. Revenues from time and materials contracts are recognized as the services are provided. Revenues from fixed price contracts, which are all less than six months in duration, are recognized on achievement of specified performance milestones negotiated with customers. This method, which recognizes revenues on substantially the same basis as the percentage-of-completion method, is used because management considers milestones to be the best available measure of progress on these contracts. Provision for estimated losses on uncompleted contracts is made in the period in which such losses are determinable (see Note
6).

     Equipment. Equipment is stated at cost. Maintenance and repairs which are not considered to extend the useful life of assets are charged to operations as incurred.

     Depreciation of equipment is calculated using the declining balance method. Estimated useful lives of assets are as follows: computer equipment-3 to 5 years; software and other equipment-5 years; and, furniture and fixtures-5 to 7 years.

     Investment in Affiliate. The Company's investment in ERA, which represents an ownership interest of less than 10%, is accounted for at cost. Management does not believe that the common ownership interests of the Company and ERA are sufficient to enable either of them to exert significant influence necessary to require the Company's investment in ERA to be accounted for under the equity method of accounting. Further, in management's opinion, the use of the equity method of accounting would not have a significant effect on the Company's financial position or results of operations.

     Research and Development Costs. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" (FAS 86), establishes criteria for capitalization of software development costs beginning upon the establishment of product technological feasibility and concluding when the product is available for general release to customers.

     Management believes that in applying the above criteria capitalizable costs must be carefully evaluated in conjunction with certain factors including, among other things, costs reimbursed by the ICICI grant (see Notes 5 and 6), anticipated future revenues, estimated economic product life, amortization methodologies, and frequency of changes in software and hardware technologies. After carefully evaluating these factors, management concluded that the amounts which should have been capitalized pursuant to FAS 86, specifically costs incurred after technological feasibility is established and prior to general release of the software to customers, were immaterial and therefore no software development costs have been capitalized to date.

     Advertising Costs. The Company expenses advertising costs as incurred.

     Stock-Based Compensation. The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS No. 123), which establishes financial accounting and reporting standards for stock-based employee compensation plans. The Company intends to adopt this statement during its year ending March 31, 1997. Other than additional disclosures regarding stock options granted pursuant to the Company's 1994 Stock Option Plan, this statement will not have an effect on the Company's financial statements. The Company does not intend to adopt the expense recognition provision of FAS No. 123.

     Income Taxes. Deferred federal and state income taxes arise from temporary differences and are accounted for using the asset and liability method to recognize their tax consequences by applying enacted

                                   SEEC, INC.

           (Information for September 30, 1995 and 1996 is Unaudited)

NOTE 1--BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in the period that includes the enactment date (see Note 13).

     Net Income (Loss) per Common Share. Net income (loss) per common and common equivalent share, using the weighted average number of common and common equivalent shares outstanding, was computed in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83 (SAB 83) by applying the treasury stock method. Pursuant to SAB 83, common and common equivalent shares issued by the Company during the 12 months immediately preceding a proposed public offering at prices substantially below the initial public offering price together with common share equivalents which result from the grant of common stock options having exercise prices substantially below the initial public offering price during the same period have been included in the calculation of the shares used in computing net income (loss) per share as if they were outstanding for all periods prior to the initial public offering.

     Common equivalent shares, consisting of warrants and stock options, issued 12 months prior to the Company's proposed initial filing date of its registration statement (October 11, 1996) have not been included in the computation of net loss per common share because their effect was antidilutive for the years ended March 31, 1994 and 1995 and the six months ended September 30, 1995.

NOTE 2--LIQUIDITY AND CAPITAL RESOURCES

     Since its inception the Company has been dependent upon external sources of financing and has not generated sufficient revenue to finance continuing operations. Management recognizes that continuation of the Company is dependent upon its ability to generate sufficient revenues, and/or obtain additional financing to support continuance of operations and satisfy obligations. Management has taken positive actions to reduce debt and increase working capital.

     During July 1996 long-term liabilities to officers/shareholders totaling $172,477 (see Note 11) and notes payable to related parties totaling $599,638 (see Note 8) were converted to common stock. Further, since July 1, 1996 and through September 30, 1996, 211,425 shares of common stock have been sold through private placements to raise additional cash of $747,440 (see Note 16).

     The Company is also planning an initial public offering of its common stock which is expected to close in January 1997. The Company intends to use the proceeds of the offering to expand sales and marketing, hire new personnel, increase capital expenditures and for working capital and other general corporate purposes. Although the Company believes that the proceeds from its proposed offering will be adequate to meet its working capital needs, there can be no assurance that the Company will not continue to experience liquidity problems because of adverse market conditions or other unfavorable events.

     Through September 30, 1996, the Company has deferred certain costs associated with the initial public offering totaling $132,865 which will be charged against the proceeds of the planned offering. In the event the initial public offering does not occur, these costs will be charged to operations.

NOTE 3--MAJOR CUSTOMERS

     VIASOFT has been a significant customer of the Company as described in Note
6. During the years ended March 31, 1994, 1995 and 1996, a significant percentage of the Company's revenues was derived from a few other customers. Sales to Complete Business Solutions, Inc. (CBSI) represented approximately 21%, 41% and 32% of revenues, respectively, for such periods. Additionally, sales to WI State Materials Center represented 16% of revenues in 1994, and sales to ASD International (ASD) and Wheeling Pittsburgh

                                   SEEC, INC.

           (Information for September 30, 1995 and 1996 is Unaudited)

NOTE 3--MAJOR CUSTOMERS--CONTINUED
Corporation (WP) represented 14% and 10%, respectively, of revenues in 1996. Accounts receivable from such customers aggregated $86,741 and $89,486 at March 31, 1995 and 1996, respectively.

     During the six months ended September 30, 1995 and 1996, CBSI accounted for 28% and 24% of revenues, respectively. Also, during the six months ended September 30, 1995, ASD and WP accounted for 15% and 12% of revenues, respectively. Accounts receivable from CBSI at September 30, 1996 totaled $101,164.

NOTE 4--EQUIPMENT

     Equipment consists of the following:

                                                            MARCH 31             SEPTEMBER 30
                                                      --------------------       ------------
                                                        1995        1996             1996
                                                      --------    --------       ------------
     Computer equipment............................   $ 43,708    $ 52,393         $ 66,805
     Software and other equipment..................      8,707       8,707            8,707
     Furniture and fixtures........................      6,113      10,427           11,864
                                                      --------    --------         --------
     Total equipment...............................     58,528      71,527           87,376
     Accumulated depreciation......................    (32,519)    (43,834)         (49,634)
                                                      --------    --------         --------
     Equipment, net................................   $ 26,009    $ 27,693         $ 37,742
                                                      ========    ========         ========

NOTE 5--TRANSACTIONS WITH AFFILIATE

     The Company and ERA developed certain COBOL analysis software products (the Products) through their cooperative research and development efforts which were funded in part through grants from the Industrial Credit and Investment Corporation of India, Ltd. (ICICI), an investment bank that administers an agreement between the governments of the United States of America and the Republic of India. The ongoing process of development of the Products commenced in 1990 and has been undertaken pursuant to the terms of various agreements among the Company, ERA, and ICICI, which have been amended from time to time to reflect their evolving relationships.

     Until March 31, 1996, the Company had a 65% ownership interest in the Products and paid a royalty to ICICI (see Note 6), a 10% royalty to ERA based on revenues from sales or licensing of Products and a monthly research and development fee of $5,000 to ERA.

     Pursuant to a product purchase agreement (the Product Purchase Agreement) dated March 31, 1996, the Company acquired ERA's 35% interest in the Products in exchange for 226,305 shares of the Company's common stock. The transaction was assigned a nominal value of $2,263 to reflect the predecessor basis of ERA in the Products by applying the Company's accounting policy of expensing all research and development costs.

     Pursuant to the Product Purchase Agreement, the Company has agreed to pay the following to:

     - ERA--a research and development fee equal to 10% of gross Product revenues (in no event will quarterly payments be less than $12,000) through December 31, 1996, and thereafter on terms to be mutually determined;

     - ICICI on behalf of ERA--5% of gross Product revenues until such aggregate payments (see Note 6) satisfy ERA's obligation to ICICI (the ERA Obligation) after which such payments shall cease; and,

                                   SEEC, INC.

           (Information for September 30, 1995 and 1996 is Unaudited)

NOTE 5--TRANSACTIONS WITH AFFILIATE--CONTINUED
     - ERA--a monthly maintenance fee of $5,000 for the first three years, $6,000 for the next three years, and thereafter in amounts to be mutually determined.

     Upon a change in control in ERA, as defined in the Product Purchase Agreement, the Company has the right to repurchase some or all of its common stock owned by ERA. In the event of a change in control in the Company, as defined, ERA has the right to request a renegotiation of any or all of the research and development provisions of the Product Purchase Agreement. Further, under certain circumstances, the Company has the right to purchase ERA's research and development facilities at which time the Company will assume responsibility for repayment of any unpaid ERA Obligation under the June 1, 1990 ICICI Agreement (see Note 6).

     The Product Purchase Agreement will continue in effect until terminated by either party and places certain restrictions on ERA's ability to design or develop similar products for itself or any third party for a period of two years subsequent to termination. The agreement also provides that all work performed subsequent to March 31, 1996 by ERA will be done on a work for hire basis; any products developed will be owned by the Company and will not result in any ownership rights to ERA.

     The Company also has an informal arrangement with ERA to administer the billing and related collection function for a contract (to provide consulting services to a corporation operating in the United States) for which the Company retains 10% of the collected revenues.

     Effective March 1, 1996, the Company formalized its marketing arrangements with ERA by entering into a marketing agreement to distribute the Company's products on a non-exclusive basis in India. The agreement, which can be terminated by either party after eighteen months, provides for royalties to be paid by ERA to the Company based on 40% of revenues (using the suggested international list prices established by the Company) from customers in India through September 1, 1996, and 50% thereafter. Royalties received under the terms of the marketing agreement for the year ended March 31, 1996 and the six months ended September 30, 1996, amounted to $11,500 and $39,820, respectively.

     The Company incurred the following expenses in connection with its activities with ERA during the periods presented below.

                                                                                SIX MONTHS ENDED
                                                YEARS ENDED MARCH 31              SEPTEMBER 30
                                            -----------------------------      ------------------
                                             1994       1995       1996         1995       1996
                                            -------    -------    -------      -------    -------
    Royalty expense......................   $39,633    $26,552    $18,941      $ 6,702    $17,152
                                            =======    =======    =======      =======    =======
    Research and development fees........   $60,000    $60,000    $60,000      $30,000    $39,000
                                            =======    =======    =======      =======    =======
    Fees applicable to professional
      services provided by ERA
      employees..........................   $25,250    $ 5,636    $72,429      $29,107    $45,872
                                            =======    =======    =======      =======    =======

NOTE 6--ROYALTY AGREEMENTS

     VIASOFT, Inc.--Effective December 1, 1993, the Company entered into a five-year license agreement (the License Agreement) with VIASOFT, Inc. (the Licensee) which generally grants to Licensee a worldwide license to use and market certain of the Company's products on a private label basis. The License Agreement provides, among other things, for royalties of up to 30% of any license or maintenance fees related to licensed products and minimum advance royalty payments totaling $900,000 during the 18-month exclusivity period which expired on May 31, 1995.

                                   SEEC, INC.

           (Information for September 30, 1995 and 1996 is Unaudited)

NOTE 6--ROYALTY AGREEMENTS--CONTINUED
     The Company may terminate the License Agreement after December 1, 1996 or 1997, if the Licensee does not make annual minimum royalty payments of $1,000,000 during the twelve-month period preceding the respective anniversary date. The termination will become effective six months following the Company's written notice to the Licensee. The License Agreement may be renewed for five successive one-year periods after the end of the five-year initial term, if the Licensee continues to meet the $1,000,000 annual minimum royalty target.

     To date, the Company has not received any royalty payments beyond the minimum advance royalty of $900,000, which is being recognized as income as copies of the licensed products are delivered to VIASOFT for resale, and, to a lesser extent, as royalties on the related maintenance revenues are reported to the Company by VIASOFT. Software license fees as presented in the accompanying statements of operations includes VIASOFT royalty income of $1,120, $81,225 and $21,177 for the years ended March 31, 1994, 1995 and 1996, and $10,136 and
$11,746 for the six months ended September 30, 1995 and 1996, respectively.

     Total revenues from VIASOFT, including income from the advance royalty, represented less than 1%, 13% and 8% of the Company's total revenues for the years ended March 31, 1994, 1995 and 1996, and 2% and 3% for the six months ended September 30, 1995 and 1996, respectively.

     The $784,733 balance of the advance royalty at September 30, 1996 will be recognized as income subsequent to September 30, 1996 as the Company fulfills requests from VIASOFT to manufacture and deliver copies of the licensed products to VIASOFT for resale. Upon termination of the agreement, the Company is obligated to deliver to VIASOFT that number copies of the licensed products equal to the then balance of the advance royalty divided by the applicable product royalty amounts.

     The License Agreement also requires the Company to pay a royalty of 5% of sales of its products which contain or use a COBOL parser, up to $1,000,000, but in no event less than $100,000, over five-years. Any unpaid royalties will be paid in twelve monthly installments following the conclusion of the license term.

     ICICI--Pursuant to the terms of the June 1, 1990 ICICI agreement, as amended (the ICICI Agreement), the Company received a $255,000 grant to partially fund research and development costs to develop the Products in association with ERA. The grant program administered by ICICI was designed to accelerate the pace and quality of technological innovation through the promotion and financing of Indo-U.S. cooperative technology development ventures (see Note 5). ERA received a grant of Indian Rs. 4,000,000 ($116,448 at March 31, 1996) under the ICICI Agreement for similar purposes.

     The ICICI Agreement requires the Company and ERA to make royalty payments based on Product revenues up to a maximum of $525,000 and Indian Rs. 8,000,000 ($232,897 at March 31, 1996), respectively. Both the Company and ERA are jointly and severally obligated for payment of the royalties. However, subsequent to March 31, 1993, ICICI agreed to accept from the Company total royalties of 10% of Product revenues and 5% of revenues from Product maintenance and Product related services in satisfaction of future royalties due from the Company and ERA. Total royalty expense under the ICICI Agreement for the years ended March 31, 1994, 1995 and 1996, amounted to $44,861, $33,940 and $34,006, and totaled
$12,799 and $45,842 for the six months ended September 30, 1995 and 1996, respectively.

     At March 31 and September 30, 1996, the balance of the maximum royalty obligation to be paid by the Company pursuant to the ICICI Agreement, after deducting accrued royalties at such dates, was $443,830 and $410,741, and the amount of the ERA Obligation (see Note 5) was Indian Rs. 6,174,138 ($179,742) and Rs. 5,666,211 ($158,940), respectively.

     As of March 31, 1996 the Company was in default of certain payment obligations and covenants of the ICICI Agreement and term loan agreement described in Note 9. As of September 30, 1996 the Company

                                   SEEC, INC.

           (Information for September 30, 1995 and 1996 is Unaudited)

NOTE 6--ROYALTY AGREEMENTS--CONTINUED
brought such payment obligations current and received written waivers from ICICI of all existing and prior defaults.

NOTE 7--STOCK OPTION PLAN

     On September 12, 1994, the Company's shareholders approved the SEEC, Inc. 1994 Stock Option Plan (the Plan) under which a maximum of 226,305 common shares, subject to anti-dilution adjustments, may be awarded during the Plan's 10-year term. The purpose of the Plan is to promote the interests of the Company and its shareholders by providing key employees with additional incentives to continue the success of the Company.

     Under the Plan, options are awarded by a committee designated by the Company's Board of Directors or, if no committee is designated, the full Board. Incentive stock options and non-qualifying stock options may be granted to purchase a specified number of shares of common stock at a price not less than the fair market value on the date of grant and for a term not to exceed 10 years. Options become exercisable at such times and in such installments as determined at the date of grant subject to continued employment and certain other conditions including a limited ability to sell or otherwise transfer shares issued pursuant to the Plan.

     The following table summarizes the activity in stock options since the Plan's inception:

                                                                                EXERCISE PRICE
                                                                    SHARES        PER SHARE
                                                                    ------      --------------
    September 12, 1994--Inception................................       --       $          --
      Granted....................................................   31,092          .44 -  .49
      Exercised..................................................   (3,394)                .49
      Cancelled, expired or terminated...........................       --                  --
                                                                    ------       =============
    Balance--March 31, 1995......................................   27,698       $  .44 -  .49
                                                                                 =============
      Granted....................................................   21,858       $         .44
      Exercised..................................................       --                  --
      Cancelled, expired or terminated...........................       --                  --
                                                                    ------       =============
    Balance--March 31, 1996......................................   49,556       $  .44 -  .49
                                                                                 =============
      Granted....................................................    4,525       $        3.31
      Exercised..................................................       --                  --
      Cancelled, expired or terminated...........................       --                  --
                                                                    ------       =============
    Balance--September 30, 1996..................................   54,081       $  .44 - 3.31
                                                                    ======       =============

     At March 31 and September 30, 1996, options totaling 21,318 and 27,744 shares, respectively, were exercisable at prices of $.44 to $.49 per share (see
Note 16).

                                   SEEC, INC.

           (Information for September 30, 1995 and 1996 is Unaudited)

NOTE 8--NOTES PAYABLE TO RELATED PARTIES

     Notes payable to related parties consisted of the following:

                                                              MARCH 31            SEPTEMBER 30
                                                        --------------------      ------------
                                                          1995        1996            1996
                                                        --------    --------      ------------
    Unsecured note payable to a director with
      interest at 7% due June 1996...................   $ 50,000    $ 50,000         $   --
    Unsecured note payable to shareholder with
      interest at 7% due June 1996...................     95,000      95,000             --
    Unsecured advance from shareholder with imputed
      interest at 7%.................................     75,000      75,000             --
    10% subordinated notes due April 1997--Series
      I..............................................    100,000     100,000             --
    10% subordinated notes due September 1997--Series
      II (including $25,000 to a director)...........    125,000     125,000             --
    Accrued interest.................................    117,487     154,638             --
                                                        --------    --------         ------
                                                         562,487     599,638             --
    Less current maturities of principal and
      interest.......................................    125,650          --             --
                                                        --------    --------         ------
                                                        $436,837    $599,638         $   --
                                                        ========    ========         ======

     In connection with negotiating the terms of the notes and advances payable, the Company issued warrants, on the basis of one warrant (pre-split) for each dollar of the loan principal, to purchase 201,403 shares of common stock at $.02 per share (see Note 10).

     The Series I and II notes are subordinate to all of the Company's borrowings and are subject to prepayment upon the closing of any venture funding of as least $1,000,000 or a public offering under the Securities Act of 1933.

     Interest on the Series I and II notes is due quarterly; however, pursuant to the note terms, all payments have been deferred until the Company has positive cash flow, at which time scheduled quarterly payments of interest shall commence. Interest previously deferred is payable at maturity.

     Interest charged to expense on the notes payable to related parties for the years ended March 31, 1994, 1995 and 1996 totaled $37,152, $37,150 and $37,152, respectively, and $18,950 and $11,054 for the six months ended September 30, 1995 and 1996, respectively.

     Effective July 1996, all of the outstanding principal and accrued interest due to the related parties was converted into 184,198 shares of the Company's common stock at a value of $3.31 per share. Accordingly, the entire balance of notes and advance payable has been classified as long-term at March 31, 1996.

NOTE 9--LONG-TERM DEBT

     The Company is a party to a term loan agreement with ICICI pursuant to which ICICI made a loan of $300,000 to the Company. The loan bears interest at the prime rate plus 2.5% (limited to a floor of 6% and ceiling of 9%) and requires quarterly principal payments of $30,000 commencing December 1996. The loan is secured by the Company's trade accounts receivable and equipment. Upon any event of default, the Company may not declare dividends and ICICI has the option to convert the then outstanding principal balance and accrued interest into shares of the Company's common stock at a fair value to be determined by an independent appraiser.

                                   SEEC, INC.

           (Information for September 30, 1995 and 1996 is Unaudited)

NOTE 9--LONG-TERM DEBT--CONTINUED
     Principal payments were originally scheduled to commence December 15, 1995. On July 23, 1996, the ICICI term loan agreement was amended to defer principal payments until December 15, 1996.

     At March 31, 1996, the aggregate maturities of notes payable to related parties (see Note 8) and long-term debt for each of the next three fiscal years are presented below:

                                                          NOTES
                                                       PAYABLE TO
YEARS ENDING                                             RELATED
  MARCH 31                                               PARTIES       TERM LOAN      TOTAL
------------                                           -----------     ---------     --------
    1997............................................    $      --      $ 60,000      $ 60,000
    1998............................................      599,638       120,000       719,638
    1999............................................           --       120,000       120,000
                                                       ----------      --------      --------
                                                        $ 599,638      $300,000      $899,638
                                                        =========      ========      ========

     As of March 31, 1996, the Company was in default of certain payment obligations and covenants of the ICICI term loan agreement and the ICICI Agreement described in Note 6. As of September 30, 1996 the Company brought such payment obligations current and received written waivers from ICICI of all existing and prior defaults.

NOTE 10--COMMON STOCK WARRANTS

     At March 31, 1994, 1995 and 1996, the Company had outstanding warrants to purchase 258,932, 258,932 and 167,458 shares of the Company's common stock, respectively, at $.02 per share (see Notes 8 and 11). Warrants for 91,474 shares were exercised as of March 18, 1996. At March 31, 1996, warrants for 76,943 shares are exercisable. In addition, outstanding warrants for 90,515 shares become exercisable upon the earlier to occur of the closing of the sale of the Company's Common Shares in a public offering registered under the Securities Act of 1933 or various dates from April 1997 through December 1999. All outstanding warrants expire on various dates from April 1997 through December 1999. At March 31, 1994, 1995 and 1996 and September 30, 1996, 258,932, 258,932, 167,458 and
167,458 shares of common stock, respectively, were reserved for issuance upon the exercise of outstanding warrants.

NOTE 11--DUE TO OFFICERS/SHAREHOLDERS

     A portion of the annual salary of two officers and shareholders, aggregating $127,106, was deferred. Interest at 7% has also been accrued on the deferred salaries. The Company also issued warrants, on the basis of one warrant (pre-split) for each dollar of deferred salary, to purchase 57,529 shares of common stock at a value of $.02 per share (see Note 10). Interest of $8,896 was charged to expense during each of the years ended March 31, 1994, 1995 and 1996, and $4,449 and $2,595 for the six months ended September 30, 1995 and 1996, respectively. Effective July 1996, the entire balance of principal and accrued interest was converted into 52,827 shares of the Company's common stock at a value of $3.31 per share.

NOTE 12--OPERATING LEASES

     The Company's headquarters are occupied under an operating lease agreement which expires July 31, 1997. The Company also rents two apartments in Pittsburgh, Pennsylvania under terms of operating leases which have remaining terms of twelve months or less. Management intends to renew or replace these leases during the normal course of business. Total rent expense incurred for all leases during the years ended March 31, 1994, 1995, and 1996 amounted to $11,832, $20,350 and $23,710, and was $10,736 and $18,364 for the six months ended September 30, 1995 and 1996, respectively.

                                   SEEC, INC.

           (Information for September 30, 1995 and 1996 is Unaudited)

NOTE 12--OPERATING LEASES--CONTINUED
     Future minimum rental payments required under non-cancelable leases with terms of one year or more, as of March 31, 1996 are as follows:

YEARS ENDING
  MARCH 31                                                   AMOUNT
------------                                                 -------
    1997..................................................   $38,576
    1998..................................................    12,592
                                                             -------
                                                             $51,168
                                                             =======

NOTE 13--INCOME TAXES

     No provision for income taxes was recorded for the years ended March 31, 1994, 1995 and 1996, due to the Company's significant net operating loss position. As presented below, the Company has calculated a deferred tax benefit; however, a corresponding valuation allowance has been recorded to offset the deferred benefit of net operating loss carryforwards and reversing temporary differences since management could not determine that it is more likely than not that the benefit can be realized in the foreseeable future.

     The components of the net deferred tax asset are as follows:

                                                           MARCH 31
                                                    ----------------------       SEPTEMBER 30,
                                                      1995         1996              1996
                                                    --------     ---------       -------------
    Net deferred tax asset resulting from using
      the cash method of accounting for tax
      reporting, attributable to:
         Accounts payable........................   $ 18,757     $  27,571         $ 144,804
         Deferred maintenance revenue and advance
           royalty...............................    309,655       350,950           349,693
         Accrued interest payable................     68,919        90,879             3,301
         Accrued royalties.......................      7,201        11,982            13,745
         Deferred compensation...................     52,444        52,444                --
         Accounts receivable, net................    (85,000)     (100,533)         (192,864)
         Other, net..............................     55,900        42,190           (43,532)
                                                    --------     ---------         ---------
                                                     427,876       475,483           275,147
    Tax effect of federal and state net operating
      loss carryforwards.........................    174,097       263,301           450,427
                                                    --------     ---------         ---------
    Net deferred tax asset.......................    601,973       738,784           725,574
    Valuation allowance..........................    601,973       738,784           725,574
                                                    --------     ---------         ---------
    Deferred tax asset, net......................   $     --     $      --         $      --
                                                    ========     =========         =========

                                   SEEC, INC.

           (Information for September 30, 1995 and 1996 is Unaudited)

NOTE 13--INCOME TAXES--CONTINUED
     The Company has available at March 31, 1996, unused net operating loss carryforwards that may be applied to reduce future taxable income and expire as follows:

                                                            NET OPERATING LOSS
EXPIRES DURING                                                CARRYFORWARDS
 YEAR ENDING                                              ----------------------
   MARCH 31                                               FEDERAL        STATE
--------------                                            --------      --------
     1998..............................................   $     --      $600,584
     2006..............................................     65,955            --
     2007..............................................     70,111            --
     2008..............................................    230,949            --
     2010..............................................     53,743            --
     2011..............................................    225,416            --
                                                          --------      --------
                                                          $646,174      $600,584
                                                          ========      ========

     Changes in the Company's ownership, if considered substantial, may result in an annual limitation on the amount of carryforwards that could be utilized.

     The expected statutory tax benefit of the Company's financial accounting losses for the years ended March 31, 1994, 1995, 1996 and the six months ended September 30, 1995, have not been recorded due to the uncertainty of their ultimate realization. During the six months ended September 30, 1996, an overall decrease in the temporary differences comprising the net deferred tax asset eliminated taxable income.

NOTE 14--FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Values of Financial Instruments", requires disclosure of the following information about the fair value of certain financial instruments for which it is practicable to estimate that fair value. The amounts disclosed represent management's best estimates of fair value.

     The carrying value of financial instruments (none of which are held or issued for trading purposes) including cash and cash equivalents, accounts receivable, accounts payable, and notes payable to related parties approximated fair value as of March 31, 1995 and 1996, and at September 30, 1996, because of the relatively short maturity of these instruments.

     The Company has not estimated the fair value of the loan described in Note 9, or the amount due to officers/shareholders described in Note 11 (for which quoted market prices are not available) because it has not yet obtained or developed the valuation model necessary to make the estimate, and the cost of obtaining an independent valuation appears excessive considering the materiality of the instruments to the Company.

NOTE 15--COMMITMENTS AND CONTINGENCIES

     The Company has entered into employment/severance (change in control) agreements with three executive officers, effective October 1, 1996, and has employment agreements with certain key employees which provide for minimum annual salaries and automatic annual renewal at the end of the initial two year term. The agreements generally contain, among other things, confidentiality agreements, assignment to the Company of inventions made during employment (and under certain circumstances for two years following termination of employment) and non-competition agreements for the term of the agreements plus two years.

                                   SEEC, INC.

           (Information for September 30, 1995 and 1996 is Unaudited)

NOTE 15--COMMITMENTS AND CONTINGENCIES--CONTINUED
     The executive employment/severance agreements provide for payments of up to one year's compensation if there is a change of control in the Company, as defined, and a termination of employment. The maximum contingent liability under these agreements was approximately $228,000 at October 1, 1996.

NOTE 16--ADDITIONAL CAPITAL TRANSACTIONS

     (a) On July 5, 1996 the Company's board of directors approved an increase in the number of authorized shares of common stock to 20,000,000 shares.

     (b) In July 1996 the Company sold, to an unrelated investor, 60,348 shares of common stock at a purchase price of $3.31 per share, for an aggregate purchase price of $200,000.

     (c) Pursuant to a private placement stock purchase agreement dated August 15, 1996, the Company sold, to unrelated investors, 103,488 shares of common stock at a value of $3.62 per share, for an aggregate purchase price of $375,000.

     (d) During September 1996, the Company sold 4,139 shares of common stock to a director, and 43,450 shares to family members of a director at a value of $3.62 per share, for an aggregate purchase price of $172,440.

     (e) On September 30, 1996, the Board of Directors authorized the following:

     - Preparation of a registration statement on Form S-1 with respect to the Company's common stock for filing with the Securities and Exchange Commission (SEC) under the Securities Act of 1933;

     - The amendment of the Company's Articles of Incorporation, subject to shareholder approval, to authorize the issuance of 10,000,000 shares of preferred stock without par value, which are issuable in series, from time to time by the Board of Directors; and,

     - A reverse split of the Company's common stock, to be effective prior to the time at which the registration statement is declared effective by the SEC. See Note 1.

     (f) On October 1, 1996, the Company granted a newly hired executive officer an option to purchase 31,682 shares of common stock at an exercise price of $3.62 per share.

================================================================================

     NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.
                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary...................      3
Risk Factors.........................      6
The Company..........................     13
Use of Proceeds......................     13
Dividend Policy......................     13
Dilution.............................     14
Capitalization.......................     15
Selected Financial Data..............     16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................     17
Business.............................     24
Management...........................     36
Certain Transactions.................     42
Principal Shareholders and Holdings
  of Management......................     45
Description of Capital Stock.........     46
Shares Eligible for Future Sale......     48
Underwriting.........................     50
Legal Matters........................     51
Experts..............................     51
Additional Information...............     52
Index to Financial Statements........    F-1


     UNTIL FEBRUARY 16, 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


================================================================================


================================================================================

                                1,800,000 SHARES


                                      LOGO

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                          H.C. WAINWRIGHT & CO., INC.

                                CRUTTENDEN ROTH
                                  INCORPORATED

                                JANUARY 22, 1997

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses which will be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All fees and expenses are estimated other than the Securities and Exchange Commission registration fee, NASD filing fee and Nasdaq filing fee.


                                                                                  AMOUNT
                                                                                 --------
    Securities and Exchange Commission registration fee.......................   $  4,705
    NASD filing fee...........................................................      2,455
    Transfer agent fees.......................................................      5,000
    Nasdaq filing fee.........................................................     10,000
    Blue Sky fees and expenses................................................     30,000
    Printing and engraving expenses...........................................     85,000
    Legal fees and expenses...................................................    125,000
    Accounting fees and expenses..............................................    175,000
    Nonaccountable expense allowance..........................................    326,250
    Miscellaneous expenses....................................................     16,590
                                                                                 --------
      Total...................................................................   $780,000
                                                                                 ========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988 (the "BCL") contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

     Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Under Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding if the appropriate standards of conduct are met.

     Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

     Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made (i) by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

     Section 1745 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

     Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.

     Section 1747 also grants to a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him or her in his or her capacity as officer or director, whether or not the corporation would have the power to indemnify him or her against the liability under Subchapter 17D of the BCL.

     Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

     Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D of the BCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

     Reference is made to Article VII of the Company's Amended and Restated Bylaws, which provide in general for the indemnification of the Company's officers and directors to the fullest extent authorized by law.

     Section 1713 of Subchapter B, Chapter 17, of the BCL permits a corporation to provide in its bylaws that, subject to certain exceptions, a director shall not be personally liable, as such, for monetary damages for any action taken, unless the director has breached or failed to perform the duties of his office under Subchapter B and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Article 7 of the Company's Amended and Restated Articles of Incorporation and Section 3.10 of the Company's Amended and Restated Bylaws provide in general that to the fullest extent that the laws of the Commonwealth of Pennsylvania, as amended, permit elimination or limitation of the liability of directors, a director of the Company shall not be personally liable for monetary damages for any action taken or for failure to take any action as a director.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following sets forth information as of October 1, 1996 regarding all sales of unregistered securities of the Registrant during the past three years. All such sales were deemed exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 4(2) or 3(b) of the Securities Act. In connection with each of these transactions, the securities were sold to a limited number of persons, such persons were provided access to all relevant information regarding the Registrant and/or represented to the Registrant that they were "accredited" investors, and such persons represented to the Registrant that the securities were purchased for investment purposes only and not with a view toward distribution.

     (a) In January 1995, the Registrant sold 3,394 shares of Common Stock for $.49 per share to one individual who was an existing shareholder and employee of the Company, pursuant to the exercise of an incentive stock option issued under the Stock Option Plan.

     (b) In March 1996, the Registrant sold an aggregate of 91,474 shares of its Common Stock upon exercise of outstanding warrants at a price of $.02 per share to three individuals, each of whom was an existing shareholder of the Registrant and a director and/or officer of the Registrant.

     (c) In March, 1996, the Registrant issued 226,305 shares of Common Stock to ERA Software Systems Private Limited ("ERA"), an Indian company, in consideration at ERA's transfer to the Registrant of its ownership interest in certain jointly-owned products and technologies.

     (d) In July 1996, the Registrant issued 30,184 shares of Common Stock to its Chairman upon conversion of the principal and accrued interest on an aggregate of $75,000 of loans made to the Registrant from August 1990 to September 1992.

     (e) In July 1996, the Registrant issued an aggregate of 206,841 shares of its Common Stock for $3.31 per share to a total of 17 accredited investors, upon the conversion of demand notes and 10% Subordinated Notes, previously issued by the Company, and deferred salaries payable to two officers.

     (f) In July 1996, the Registrant sold 60,348 shares of Common Stock to one individual who is an accredited investor at a price of $3.31 per share.

     (g) In August and September 1996, the Registrant sold 151,077 shares of Common Stock to a total of 14 individuals, all of whom are accredited investors, at a price of $3.62 per share.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


EXHIBIT NO.                               DESCRIPTION OF EXHIBIT
------------ ---------------------------------------------------------------------------------
   1.1       Revised Form of Underwriting Agreement*
   3.1       The Registrant's Articles of Incorporation*
   3.2       The Registrant's Bylaws*
   3.3       Form of the Registrant's Amended and Restated Articles of Incorporation*
   3.4       Form of the Registrant's Amended and Restated Bylaws.*
   4.1       Specimen Certificate for Common Stock of the Registrant*
   4.2       Form of Representative's Warrant*
   5.1       Opinion of Cohen & Grigsby, P.C. (including the consent of such firm) regarding the legality of the shares of Common Stock being registered
  10.1       SEEC, Inc. 1994 Stock Option Plan*
  10.2       Cooperation and Project Financing Agreement dated June 1, 1990, as supplemented and amended, among the Industrial Credit and Investment Corporation of India,
             Limited, ("ICICI"), ERA and the Registrant*
  10.3       Loan Agreement dated June 20, 1994 between ICICI and the Registrant, as amended*
  10.4       International Software Marketing and License Agreement dated November 29, 1993 between VIASOFT, Inc. and the Registrant, as amended*
  10.5       Product Purchase Agreement dated as of March 31, 1996 between the Registrant and
             ERA*
  10.6       Marketing Agreement dated as of March 1, 1996 between the Registrant and ERA*
  10.7       Stock Purchase Agreement dated as of July 15, 1996 among the Registrant, Glen
             Chatfield and certain former noteholders of the Registrant*
  10.8       Stock Purchase Agreement dated as of August 15, 1996 among the Registrant and certain purchasers of its Common Stock*
  10.9       Registration Rights Agreement dated as of August 15, 1996 among the Registrant
             and
             certain of its shareholders*
  10.10      Employment Agreement dated October 1, 1996 between the Registrant and Ravindra
             Koka*
  10.11      Employment Agreement dated October 1, 1996 between the Registrant and John D.
             Godfrey*

EXHIBIT NO.                               DESCRIPTION OF EXHIBIT
------------ ---------------------------------------------------------------------------------
  10.12      Employment Agreement dated October 1, 1996 between the Registrant and Richard J.
             Goldbach*
  10.13      Agreement dated July 16, 1996 between the Registrant and Raj Reddy*
  10.14      Trust Agreement dated August 4, 1992 among the Registrant, Ravindra Koka and
             Dr. K. Buddhiraju*
  11.1       Statement re computation of pro forma earnings per share
  23.1       Consent of Cohen & Grigsby, P.C. (included in legal opinion filed as Exhibit 5.1)
  23.2       Consent of independent certified public accountants
  23.3       Consent of Abraham Ostrovsky
  24.1       Power of Attorney*


---------

 * Previously filed

     (b) Schedules

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON SCHEDULE

SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the BCL, the Articles of Incorporation and Bylaws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling, precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on January 21, 1997.


                                          SEEC, INC.

                                             /s/ RAVINDRA KOKA
                                          By

                                             Ravindra Koka
                                             President and Chief Executive
                                             Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                          TITLE
-------------------------   -----------------------------------

                            Chairman and Director
-------------------------
Raj Reddy

                            President, Chief Executive Officer
-------------------------   and Director (Principal Executive
Ravindra Koka               Officer)

                            Chief Financial Officer (Principal
-------------------------   Financial and Accounting Officer)
Richard Goldbach
                            Vice President and Director
-------------------------
John D. Godfrey

                            Director
-------------------------
Stanley A. Young

                            Director
-------------------------
Radha Ramaswami Basu

                                                        /s/ RAVINDRA KOKA
                                                     By
                                                        Ravindra Koka
                                                        as Attorney-in-Fact
                                                        January 21, 1997

       REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON SCHEDULE II

     The audit referred to in our report to SEEC, Inc., dated August 30, 1996, except for Notes 15 and 16(d), (e) and (f), as to which the date is October 1, 1996, and the recapitalization described in Note 1, as to which the date is January 15, 1997, which is contained in the Prospectus constituting part of this Registration Statement included the audit of the schedule listed under Item 16(b) for each of the three years in the period ended March 31, 1996. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based upon our audit.

     In our opinion, such schedule presents fairly, in all material respects, the information set forth therein.

                                            BDO Seidman, LLP

Boston, Massachusetts

August 30, 1996

                                   SEEC, INC.

                 VALUATION AND QUALIFYING ACCOUNTS--SCHEDULE II

                   YEARS ENDED MARCH 31, 1994, 1995 AND 1996


COLUMN A                                         COLUMN B      COLUMN C       COLUMN D     COLUMN E
--------                                         --------      --------       --------     --------
                                                               ADDITIONS     DEDUCTIONS
                                                BALANCE AT    CHARGED TO    CREDITED TO     BALANCE
                                                 BEGINNING     COSTS AND       ACCOUNTS      AT END
DESCRIPTION                                        OF YEAR      EXPENSES     RECEIVABLE     OF YEAR
---------------------------------------------   ----------    ----------    -----------    --------
MARCH 31, 1994
  Allowance deducted from related balance
  sheet account--Accounts receivable.........    $  6,760       $   --        $   998       $5,762
                                                 ========       ======        =======       ======
MARCH 31, 1995
  Allowance deducted from related balance
  sheet account--Accounts receivable.........    $  5,762       $   --        $ 1,827       $3,935
                                                 ========       ======        =======       ======
MARCH 31, 1996
  Allowance deducted from related balance
  sheet account--Accounts receivable.........    $  3,935       $6,836        $ 2,995       $7,776
                                                 ========       ======        =======       ======

                                 EXHIBIT INDEX


EXHIBIT NO.                               DESCRIPTION OF EXHIBIT
------------ ---------------------------------------------------------------------------------
   1.1       Revised Form of Underwriting Agreement*
   3.1       The Registrant's Articles of Incorporation*
   3.2       The Registrant's Bylaws*
   3.3       Form of the Registrant's Amended and Restated Articles of Incorporation*
   3.4       Form of the Registrant's Amended and Restated Bylaws*
   4.1       Specimen Certificate for Common Stock of the Registrant*
   4.2       Form of Representative's Warrant*
   5.1       Opinion of Cohen & Grigsby, P.C. (including the consent of such firm) regarding the legality of the shares of Common Stock being registered
  10.1       SEEC, Inc. 1994 Stock Option Plan*
  10.2       Cooperation and Project Financing Agreement dated June 1, 1990, as supplemented and amended, among the Industrial Credit and Investment Corporation of India,
             Limited, ("ICICI"), Era Software Systems Private Limited ("ERA") and the
             Registrant*
  10.3       Loan Agreement dated June 20, 1994 between ICICI and the Registrant, as amended*
  10.4       International Software Marketing and License Agreement dated November 29, 1993 between VIASOFT, Inc. and the Registrant, as amended*
  10.5       Product Purchase Agreement dated as of March 31, 1996 between the Registrant and
             ERA*
  10.6       Marketing Agreement dated as of March 1, 1996 between the Registrant and ERA*
  10.7       Stock Purchase Agreement dated as of July 15, 1996 among the Registrant, Glen
             Chatfield and certain former noteholders of the Registrant*
  10.8       Stock Purchase Agreement dated as of August 15, 1996 among the Registrant and certain purchasers of its Common Stock*
  10.9       Registration Rights Agreement dated as of August 15, 1996 among the Registrant
             and
             certain of its shareholders*
  10.10      Employment Agreement dated October 1, 1996 between the Registrant and Ravindra
             Koka*
  10.11      Employment Agreement dated October 1, 1996 between the Registrant and John D.
             Godfrey*
  10.12      Employment Agreement dated October 1, 1996 between the Registrant and Richard J.
             Goldbach*
  10.13      Agreement dated July 16, 1996 between the Registrant and Raj Reddy*
  10.14      Trust Agreement dated August 4, 1992 among the Registrant, Ravindra Koka and
             Dr. K. Buddhiraju*
  11.1       Statement re computation of pro forma earnings per share
  23.1       Consent of Cohen & Grigsby, P.C. (included in legal opinion filed as Exhibit 5.1)
  23.2       Consent of independent certified public accountants
  23.3       Consent of Abraham Ostrovsky
  24.1       Power of Attorney*


---------

 * Previously filed